As filed with the Securities and Exchange Commission on August 15, 2006.

File Number 333-133579

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Catcher Holdings, Inc.

(Name of small business issuer in our charter)

Delaware	7373	62-0201385
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Catcher Holdings, Inc.

39526 Charlestown Pike

Hamilton, VA 20158-3322

(540) 882-3087

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Mr. Charles Sander

Catcher Holdings, Inc.

39526 Charlestown Pike

Hamilton, VA 20158-3322

(540) 882-3087

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Jeremy D. Glaser, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130-2040

(858) 720-5100

Approximate date of commencement of proposed sale to the public. From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion

Dated August 15, 2006

PRELIMINARY PROSPECTUS

8,338,292 Shares

Catcher Holdings, Inc.

Common Stock

This prospectus relates to the resale of up to 5,464,157 shares of common stock and 2,874,135 shares of common stock underlying warrants of Catcher Holdings, Inc. by certain selling stockholders identified in this prospectus. All of the shares, when sold will be sold by these selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by selling stockholders, if exercised. We expect that sales of shares by the selling stockholders pursuant to this offering will cease upon the earlier of (i) the sale of all shares registered on the registration statement relating to this offering and (ii) the date upon which all shares registered on the registration statement relating to this offering may be sold under Rule 144(k) under the Securities Act of 1933, as amended.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “CTHH.” On August 14, 2006 the last sale price for our common stock on the OTC Bulletin Board was $2.10.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commission. Selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2006.

i

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. Unless context indicates otherwise, the terms “the Company”, “we”, “us”, or “our” in this prospectus refer to Catcher Holdings, Inc. and our wholly-owned subsidiary, Catcher, Inc., a Delaware corporation.

Overview

We are developing the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our initial product, the CATCHER™ device, is in the final stages of development, with the initial prototype having been completed in August 2005 and units developed for evaluation and testing in June 2006. Pursuant to the declaration of conformity procedure required under the rules of the Federal Communications Commission (“FCC”), we successfully completed testing of the prototype and initial production units in October 2005 and July 2006, respectively, and therefore are permitted under the FCC’s rules to commence commercial sales of those units. We also successfully completed the European Union’s CE testing in November 2005. We also plan to have the CATCHER™ device tested under the procedures set forth in Military Standard 810F during the second half of 2006, although compliance with these procedures is not required for us to commence sales of the CATCHER™ device.

We have secured initial purchase orders for the evaluation and testing units and plan to commence commercial production during the third quarter of 2006, versus the second quarter as previously reported, due to additional development and testing requirements. We have not commenced commercial sales of the CATCHER™ device and may be required to complete additional testing prior to offering for sale any future versions of the production units that are not electronically identical to those units previously tested and authorized under the FCC’s declaration of conformity procedure.

The CATCHER™ device is a patent pending product built and marketed to pass the applicable “ruggedized” testing procedures set forth in Military Standard 810F. This testing standard is approved by all Departments and Agencies of the Department of Defense (DoD).

The ruggedized portable computer integrates features of several individual devices, including a personal computer utilizing Microsoft® XP Pro with Tablet PC capabilities as its operating system, two digital cameras with patent pending digital watermarking technology, wireless and wired communications, global positioning satellite receiver, video conferencing, and a biometric finger print reader. The CATCHER™ device utilizes an Intel Pentium M processor. The prototype unit, which was completed in August 2005, weighs only 3.5 lbs., is 10 inches in width, 7.25 inches in height, 2.25 inches in depth, and has a daylight-viewable 6.4 inch diagonal VGA backlit touch screen.

The CATCHER™ product enables multiple video/audio streams to be operated from a portable unit; it also introduces watermarking technology for digitally recorded video/digital stills and audio tied to GPS. The CATCHER™ product was designed for non-computer literate users, is light weight, and built to withstand common abuse. It is designed to be used in a broad temperature range of -30 to +55C, 100% humidity, and in highly dusty environments. We plan to develop accessories to support use of the CATCHER™ device. Possible accessories may include extra batteries, a docking port, a vehicle install kit, and a “holster” to allow easy transportability of the CATCHER™ device. We expect to ship the extra batteries in the second half of 2006 and will develop other accessories, based on customer demand; however, no specific development timetable has been determined for such other accessories.

Our History

We were originally incorporated in the state of Delaware on August 25, 1998 under the name U.S. Telesis, Inc. On May 20, 1999, we merged with and into Woodland Communications Group, Inc. and on June 3, 1999, we

changed our name to U.S. Telesis Holdings, Inc. On March 1, 2001, the State of Delaware revoked our charter for failure to pay franchise taxes. On May 29, 2003, we filed a Form 10-SB under the Securities Exchange Act of 1934, as amended, to become a reporting company and subsequently amended the Form 10-SB in July 2003. On March 31, 2005 the state of Delaware reinstated our charter upon payment of the overdue franchise taxes, including interest and penalties. On May 4, 2005, we acquired Catcher, Inc., a Delaware corporation (“Catcher”), pursuant to three simultaneous stock purchase agreements with the holders of the issued and outstanding stock of Catcher (the “Acquisition”), as a result of which Catcher, a development stage operating company, become our wholly-owned subsidiary and our sole operating company. For financial reporting purposes, we have treated the Acquisition as a reverse merger. As a result of the foregoing as well as the fact that the Acquisition is treated as a reverse merger of Catcher, the historical financial statements of Catcher became our historical financial statements after the Acquisition. On May 4, 2005, Catcher entered into an agreement with LCM Technologies, Inc. a Delaware corporation (“LCM”), which was a development stage operating company developing the CATCHER™ device. Under the agreement, Catcher purchased substantially all of the assets and liabilities of LCM. The transaction was accounted for as a reverse merger. Accordingly, the historical financial statements of LCM will be Catcher’s financial statement for reporting purposes.

Since the Acquisition of Catcher Inc., we have accomplished the following:

•	Named our independent Directors and established a compensation, audit, and nominating and corporate governance committees;

•	Completed the prototype development of the CATCHER™ device;

•	Successfully completed testing of the prototype and initial production units in compliance with applicable FCC equipment authorization requirements;

•	Obtained certification to post the “CE” mark required of all electrical and mechanically operated equipment of non-European Community origin to be legally operated and sold within the European Union;

•	Entered into an outsourcing contract manufacturing agreement with KeyTronic Corporation for production of the device and commenced efforts required to begin initial low rate production;

•	Engaged the market by entering into Value Added Reseller (“VAR”) and manufacturing services representative agreements, and have been named as a certified supplier to Unisys Corp.;

•	Received initial low volume purchase orders from sources including Unisys Corp., L3 Communications, Inc., Engineering and Professional Services, Inc., Alion Sciences and Technical, CGI Communications Services, Inc., ImageWare Systems, Inc. and Battelle Memorial Institute on behalf of an agency of the US government. The purchasers intend to use the units for testing, evaluation and demonstration purposes;

•	Commenced “initial” production and delivery of the CATCHER™ device.

Strategy

Since inception we have focused our efforts on research and development of the CATCHER™ device, and have recently commenced the transition to commercialization. We have commenced initial sales efforts and initial production of the CATCHER™ device.

We intend to market the CATCHER™ device directly through strategic relationships with VARs, established distributors, integrators and Original Equipment Manufactures (OEMs), who market their products and services to their customer base comprised of governmental agencies such as the Departments of Defense, Homeland Security and Justice, security agencies and first responder organizations, as well as law enforcement, municipalities, general aviation facilities, border and port facilities, and other security agencies. We also believe that the CATCHER™ device will have commercial applicability in the field service utilities/communications, home repair, IT/office automation, industrial/transportation equipment repair and medical delivery markets, as well as various other applications.

We are in various stages of contract negotiations with numerous VARs, which will generally include pricing and volume commitment terms. In addition, we have also started the process of becoming an “approved vendor” to government integrators who are not under a VAR agreement, enabling us to supply products to these relationships as demand is created. Within the defense and first responder markets, we have entered into VAR agreements with Engineering and Professional Services, Inc. (“EPS”), L-3 Communications Government Services, Inc. (“L-3 GSI”), a subsidiary of L-3 Communications, Inc., and ImageWare Systems, Inc. EPS has over 20 years experience providing equipment, services and turnkey solutions to the U.S. Government. L-3 GSI is a nationally recognized management and services company with more than 26 years of experience in information technology services; security systems, solutions, and services; and engineering, analysis, and program services for the Departments of Defense and Homeland Security, the U.S. intelligence community, and a selection of civilian federal, state, and local agencies. ImageWare Systems is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. We have also been named as a certified supplier to Unisys Corp., and have received an initial order from Unisys which they will use to complete their evaluation process. Unisys will also place the CATCHER™ device in their center of excellence, a showcase for their various products and services.

The channel of VARs, distributors, integrators and OEMs will be supported by our technical support staff, and independent manufacturing sales representatives. This approach will enable us to reduce marketing and sales force costs and expedite time to market, and leverage the depth and breadth of the channel relationships to provide front line support to the channel’s customer base.

On November 22, 2005, we entered into a manufacturing agreement with KeyTronic EMS, a division of KeyTronic Corporation. Under the agreement, KeyTronic will manufacture the CATCHER™ device, at fixed unit prices dependent on monthly purchase volumes. The initial term of the agreement expires on December 31, 2009 and the agreement may be renewed for additional two-year terms. KeyTronic, with headquarters in Spokane, Washington, is a $200 million contract manufacturing company with more than 30 years experience and worldwide manufacturing capacity including the US, Mexico, and China.

Address, Phone Number and Website

Our principal executive offices are located at 39526 Charlestown Pike, Hamilton, VA 20158-3322 and our telephone number is (540) 882-3087. We maintain a website at www.catcherinc.com which contains a description of our technology, but such website is not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.

THE OFFERING

Common stock offered by selling stockholders	8,338,292(1)

Common stock outstanding	17,139,718(2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock, but we will receive funds from the exercise of warrants by selling stockholders.

OTC Bulletin Board Quote	CTHH

(1)	Represents 5,464,157 shares of common stock that were issued to selling stockholders and 2,874,135 shares of common stock underlying warrants that were issued to selling stockholders.
(2)	Represents the number of shares of common stock outstanding as of July 31, 2006, and excludes:

•	1,548,000 shares of common stock issuable upon exercise of outstanding stock options;

•	1,589,000 shares of common stock reserved for future issuance under our 2005 stock incentive plan; and

•	6,230,226 shares of common stock issuable upon exercise of outstanding warrants.

Unless the context otherwise requires, “common stock” refers to the common stock, par value $0.001 per share, of Catcher Holdings, Inc.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated statement of operations data for the year ended December 31, 2005, the period from Inception (March 31, 2004) to December 31, 2004 which have been derived from our audited consolidated financial statements included elsewhere in this prospectus; and for the three and six months ended June 30, 2006 and 2005 and the period from Inception (March 31, 2004) to June 30, 2006 which have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data at December 31, 2005 and 2004 is derived from our audited consolidated financial statements and the related notes. The selected balance sheet data at June 30, 2006 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected unaudited consolidated statement of operations data for the three and six months ended June 30, 2006 and 2005, and the unaudited consolidated selected balance sheet data at June 30, 2006, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Three Months Ended		Six Months Ended		Year Ended December 31, 2005	Period from Inception (March 31, 2004) to December 31, 2004	Period from Inception (March 31, 2004) to June 30, 2006
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Unaudited)	(Unaudited) As Restated	(Unaudited)	(Unaudited) As Restated	As Restated		(Unaudited)
Net revenue	$—	$—	$—	$—	$—	$—	$—
Total Operating expenses:	(1,666,070)	(4,702,323)	(3,223,010)	(4,783,930)	(8,132,390)	(748,366)	(12,104,266)
Operating loss	(1,666,070)	(4,702,323)	(3,223,010)	(4,783,930)	(8,132,390)	(748,366)	(12,104,266)
Other (expense) income	39,127	(34,747)	(1,021,511)	(34,747)	(16,697)	—	(1,038,208)
Net loss	$(1,626,943)	$(4,737,070)	$(4,244,521)	$(4,818,677)	$(8,149,587)	$(748,366)	$(13,142,474)
Net loss per share:
Basic & Diluted	$(0.09)	$(0.70)	$(0.27)	$(1.07)	$(0.93)	$(0.34)	$(1.62)
Weighted-average number of shares outstanding—Basic and Diluted:	17,139,718	6,764,746	15,804,350	4,498,540	8,726,518	2,232,333	8,108,967

Consolidated Balance Sheet Data:

	June 30, 2006	December 31, 2005	December 31, 2004
	(unaudited)	As Restated
Cash and cash equivalents	$2,934,662	$913,182	$364
Working Capital	4,018,926	368,680	(748,366)
Total Assets	5,319,322	1,805,572	364
Total Liabilities	439,806	1,111,173	748,730
Total Shareholders’ Equity (Deficit)	4,879,516	694,399	(748,366)

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risk factors described below and the other information in this Prospectus and our other SEC filings before you decide whether to buy our common stock. We have included in this section a discussion of all risks that we consider material. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. The occurrence of any of these risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Specific to Us

We are in the early stages of our life cycle and have limited operating history. Therefore, there is limited historical or current operating information upon which an investor can base its investment decision.

We have limited operating history on which to base an evaluation of our business and prospects. To date, we have engaged primarily in research and development, securing rights to essential technology, product testing, engaging markets and distribution sources, and making other arrangements necessary to begin operations. To date, we have entered into agreements with a limited number of VARs establishing distribution terms and conditions. We have also initiated preliminary discussions with prospective customers or strategic business partners, as well as preliminary discussions with potential VARs and distributors. Our prospects must be considered in light of the risks frequently encountered by a start-up technology company formed to engage in a relatively new, potentially highly competitive industry.

Moreover, as an early stage company, we have no prior experience in implementing and managing our planned business in an operational setting. Accordingly, there can be no assurance that we will be able to successfully implement our business plans or strategies.

We cannot provide any assurance that we will be successful in addressing the risks which we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may never generate revenues or achieve profitability, which failure would adversely impact the price of our common stock.

While we believe that our CATCHER™ device is a highly distinctive concept, its distinctiveness adds to the speculative nature of our business because we are not aware of any comparable products that we can look to in order to assess the marketability and demand for our product. We can provide no assurance that we will ever achieve any revenues or profitable operations from our planned operations.

If we are unable to obtain and maintain patent and other intellectual property ownership rights relating to the CATCHER™ device, then we may not be able to sell the CATCHER™ device, which would have a material adverse impact on our results of operations and the price of our common stock.

We own all of the right, title and interest in and to the patent application on the CATCHER™ device, Patent Application No. 10/885,515 (Portable Handheld Security Device) (the “Patent”). If the Patent issues it will be presumed valid, but there is no assurance that it will not be successfully challenged or circumvented by competitors or others. We have no assurance that the United States Patent and Trademark Office will issue the Patent or that the scope of any claims granted in an issued patent will provide broad protection or a competitive advantage to us. If the Patent fails to issue in sufficient scope or at all, or if the patent issues but we fail to maintain and enforce our rights in the issued patent, or if we fail to maintain and protect our rights in our other intellectual property, including our know-how, trade secrets and trademarks, such failures, individually and in the aggregate, could have a material adverse effect upon our business prospects, financial condition and results of operations. In addition, we have and we intend from time-to-time, to file additional patent applications directed to enhancements to the CATCHER™ technology. Such applications may include new applications, continuations and continuations in part of existing applications, and foreign applications corresponding to any or all of these. If such patents issue, they will be presumed valid, but there is no assurance that they will not be successfully challenged or circumvented by competitors or others.

Moreover, although we are not aware of any existing impediments, we can give no assurance that we will be able to operate without infringing upon the proprietary rights of third parties.

We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights or other intellectual property rights of third parties, any of which could result in a material adverse effect upon our financial condition, results of operations and future prospects.

In particular, we have become aware of a continuing patent application (U.S. Patent Publication No. 2005/0060739) in the name of Tony Verna of Scanz Communications, Inc. (the “Verna Application”). The Verna Application was filed on January 10, 2004, published in due course on March 17, 2005 and includes various prospective claims. The application is awaiting examination by the U.S. Patent and Trademark Office. If the Verna Application issues as a patent, the claims may cover one or more aspects of the CATCHER™ device. We cannot predict whether the Verna Application will ever issue as a patent, and if so, the scope and content of any such patent.

We also rely upon trade secrets and other unpatented proprietary technology. No assurance can be given that we can meaningfully protect our rights with regard to such unpatented proprietary technology or that competitors will not duplicate or independently develop substantially equivalent technology.

We might experience delays in completing testing procedures, which could have an adverse effect on our financial condition, results of operations and business.

Pursuant to the declaration of conformity procedure required under the rules of the FCC, we successfully completed testing of the prototype and initial production units of the CATCHER™ device in October 2005 and July 2006, respectively, and are therefore permitted under the FCC’s rules to commence commercial sales of those units. We may be required to complete additional testing prior to offering for sale any future production units that are not electronically identical to those units previously tested and authorized under the FCC’s declaration of conformity procedure. We believe each additional testing under the FCC’s declaration of conformity procedure will take approximately two weeks to complete with an estimated total cost of $15,000.

In addition, although compliance with applicable Military Standard 810F procedures is not required for us to commence sales of the CATCHER™ device, we believe that compliance with, and satisfaction of, applicable Military Standard 810F procedures is important to our ability to market and sell the CATCHER™ device. We expect to have the CATCHER™ device tested for compliance with applicable Military Standard 810F procedures in the second half of 2006. Once initiated, we expect such testing to take approximately two weeks and cost approximately $20,000.

Any delays in completing such additional testing and/or satisfying applicable procedures could delay commencement of sales of the CATCHER™ device or hinder our ability to market and sell the CATCHER™ device, which would have an adverse effect on our financial condition, results of operations and business.

We may be subject to potential litigation relating to ownership of the Patent, which could have a material adverse effect on our business and the price of our common stock.

Messrs. Ira Tabankin and Charles Sander were former employees of Scanz Communications, Inc. (“Scanz”), and Mr. Tabankin also served as a consultant to Scanz, during which time Scanz had under development a handheld portable device that might be used for security purposes as well as in a sports-event setting, which was Scanz’ principal business focus and the principal focus of its product development. The Scanz employment agreements with Messrs. Tabankin and Sander provided that Scanz would own intellectual property conceived or first reduced to practice during employment. The consultancy agreement between Mr. Tabankin and Scanz provided that intellectual property rights that may be claimed by Scanz in connection with a development by Mr. Tabankin during or before the consultancy would be the property of Scanz. Scanz or its licensees may claim that the CATCHER™ device was conceived or first reduced to practice during the employment of Messrs. Tabankin and/or Sander or that the intellectual property comprising the CATCHER™ device could be claimed by Scanz. If Scanz or its licensee made any such claims, we believe that, as we were the assignee of the intellectual property rights in the CATCHER™ device, we would have strong defenses to any such claims for numerous reasons, including that the intellectual property constituting the CATCHER™ device is distinguishable from the developments made during the aforesaid employments and consultancy. However, if Scanz or its licensee were to prevail in such a claim, such event could have a material adverse effect upon our financial condition, results of operations and future prospects. Furthermore, even if we were to prevail, litigation could result in substantial costs and divert management’s attention and resources from our business.

We may be unable to adapt to technology trends or evolving industry standards which would impede our ability to successfully develop and sell new products.

We will need to adapt to competitively significant changes in component technology in these industries as well as to advanced technology used by our competitors. New products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We may not be successful in using new technologies effectively, developing new product iterations or enhancing existing products in a timely manner. If we are unable to adapt to technology trends and evolving industry standards, our financial condition, results of operations and future prospects will be materially adversely affected.

Our future is entirely dependent on our successful development of our technology, products and services. As we complete the initial development of the CATCHER™ device and transition from the development stage to commercialization, there is no assurance that the CATCHER™ device will perform as expected or be accepted by our target market.

We rely on third party manufacturers, which may have a material adverse effect on our ability to manufacture and sell our products.

We do not intend to create facilities to manufacture the CATCHER™ device and therefore we have entered into an agreement with a third party contract manufacturer, KeyTronic Corporation, and will be dependent on them, or others as may be determined, for the manufacture of our products. This dependency could negatively impact our sales and marketing efforts if the sources of such supply prove to be unreliable or unavailable. If the contracted manufacturing source is unreliable or unavailable, we may not be able to replace such manufacturer and could not go forward and our entire business plan could fail. In addition, agreements with such third parties may not be at the most cost effective terms and therefore we may incur high costs.

We might experience delays in the supply chain for our product which would result in insufficient quantities of particular components to complete the manufacturing of our product, which could have an adverse effect on our financial condition, results of operations and business.

We generally place orders with the contract manufacturer in advance of the scheduled delivery of the finished product to our customer. In some instances, due to the length of component lead times, we might need to place manufacturing orders on the basis of our or our customer’s forecasts of the quantity and timing of the customer’s expected purchases from us. Consequently, if we inaccurately anticipate customer demand for our products, we might be unable to obtain adequate quantities of components to manufacture products sufficient to meet our customer delivery requirements, or alternatively, we might accumulate excess inventory of components. Any failure to manage our inventory levels or respond to unexpected shifts in customer demand could have a material adverse effect on our financial condition, results of operations and future prospects.

If we are unable to retain key personnel, consultants and industry partners, we may be unable to achieve our goals and our business could be adversely impacted.

Our success is heavily dependent on the continued active participation of our current executive officers, consultants and strategic partners. The loss of the services of one or more of these managers, consultants or strategic partners could have a material adverse effect upon our business, financial condition and results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies with products in the security market, and those that are potential entrants to the security market, is intense, and the loss of any such persons, or an inability to attract, retain and motivate additional highly skilled employees, technical and managerial personnel and consultants and advisors required for the development and expansion of our activities, could have a materially adverse effect on our financial condition, results of operations and future prospects.

We have entered into agreements with our executive officers containing non-disclosure and non-competition provisions. The non-competition agreements are limited in duration and are not effective under certain circumstances, such as the improper termination of the executive or the termination by the executive for good cause. Regardless of the non-competition agreements executed with executives, there can be no assurance that executives will remain associated with us or that they will not compete, directly or indirectly, with us. Moreover, the enforceability and scope of non-competition agreements are often litigated and there is no assurance that such provisions will be enforceable as written.

Our management team has limited experience in operating a business and there is no assurance that they will be able to successfully operate a business.

None of our current management team has had substantial operational experience running a business such as contemplated by our plans and there is no assurance that they will be able to do so.

We are controlled by our officers, directors and principal stockholders, which could delay, defer or prevent us from taking an action which our stockholders may otherwise view favorably and which may decrease the price of our common stock.

Our directors and executive officers and their affiliates beneficially own or control the rights to approximately 27% of the issued and outstanding shares of our capital stock and approximately 18% of the fully- diluted outstanding shares of our capital stock. In the normal course, our executive officers and directors and their affiliates, viewed as a group, would likely have the ability to substantially influence all matters submitted to stockholders for approval, including: (1) election of our board of directors; (2) removal of any director; and (3) amendment of our certificate of incorporation or bylaws. Furthermore, until June 2009, our Chairman and Chief Technology Officer, Ira Tabankin, will hold one share of our Series A Preferred Stock giving him the right to appoint one member of our board of directors. Mr. Tabankin may appoint himself or another person. Moreover, together, the management stockholders will have substantial influence over our management and affairs. Our other stockholders will likely have no practical ability to remove our management or affect our operations or business.

We did not report in any required filing with the SEC that our charter was revoked by the state of Delaware for failing to file annual reports and pay annual state franchise taxes and we may face penalties or be subject to an enforcement action by the SEC which could have an adverse effect on the price of our common stock.

On March 1, 2001, the State of Delaware revoked our charter for failure to file our annual report with the State of Delaware for the years 1999 and 2000 and failure to pay our franchise tax for those years. On May 29, 2003, we filed a Form 10-SB with the SEC to become a reporting company. We amended the Form 10-SB in July 2003. Our charter in the State of Delaware was revived on March 31, 2005 after payment of franchise taxes due with penalties and interest in an amount equal to $592.40. During the period since becoming a reporting company until we filed our amended 8-K on July 15, 2005 (the “Omission Period”), we had not reported the fact of such revocation on any report or Form that we have filed or are required to file with the SEC, including quarterly and annual reports (including the annual report that was filed by us on March 31, 2005) and the Form S-8 filed by us in connection with our registration of certain of our shares on May 6, 2004. We may be subject to potential liability to stockholders who purchased securities from us during the Omission Period. The omission may also subject us to possible liability for violation of the regulations of the SEC under the Securities Act and the Securities Exchange Act. While we have obtained written waivers of liability from our stockholders who purchased our securities during the Omission Period, we offer no opinion on the effect of such waivers or whether or not the SEC would exercise its enforcement discretion and if it did, what action, if any, it would take.

We may be subject to liability for failure to comply with Rule 419 under the Securities Act.

The SEC may bring an enforcement action or commence litigation against us for failure to comply with Rule 419 under the Securities Act. Rule 419 requires a blank check company to comply with certain escrow, disclosure, notice and other requirements when registering securities under the Securities Act. Prior to the Acquisition of Catcher Inc., we filed three registration statements on Form S-8 that did not comply with the requirements under Rule 419. These registration statements and the related offerings may have been subject to Rule 419. Accordingly, we may be required to pay fines or be subject to other penalties for failure to comply with Rule 419. We may also be subject to potential rescission liability to stockholders who purchased securities pursuant to these registration statements on Form S-8. However, we believe the statute of limitations has run on any claim for rescission, and thus there are no longer any rescission rights available to the purchasers under these registration statements on Form S-8. Moreover, even if rescission rights were held to be available, we believe the potential liability for any rescission claims to individuals who purchased the securities from us would be immaterial to our financial condition.

In addition, although it is not clear that there is a private right of action under Rule 419, purchasers in the offerings registered under the three registration statements may sue us for failure to comply with Rule 419. Any litigation could be costly to defend and ultimately we may be required to make damages payments or settlement payments that could have a material adverse effect on our business prospects, financial condition, results of operations and the price of our common stock.

We have incurred losses since inception and expect to continue to incur losses for the foreseeable future. We will require additional capital financing in connection with our planned expansion of operations and may have difficulty obtaining such additional capital on acceptable terms or at all. If adequate funds are not available, we may be required to curtail our operations, or obtain funds on unfavorable terms. These factors create a substantial doubt about our ability to continue as a going concern.

We do not believe that our available resources may be sufficient alone, without additional sources of financing, to adequately scale production of the product, and expect to incur operating losses for the foreseeable future. If revenues from operations are insufficient to support our planned expansion of operations, we will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects.

We have issued and outstanding warrants to purchase our common stock, some of which contain call provisions under certain circumstances. There can be no assurance that our right to call the warrants will be triggered or that the holders of such warrants will exercise the warrants.

Risks related to our industry.

The ruggedized portable computing market is highly competitive and we may be unable to compete effectively.

The ruggedized portable computer market is diverse and highly competitive and is characterized by relatively low entry barriers. Moreover, it is subject to constant technological change and intense marketing by providers who may be capable in a short period of time to introduce products similar to the CATCHER™ device. We expect that new competitors are likely to enter this market, potentially using the same market entry strategy employed by us. The potential competitors may be significantly larger and have substantially greater market presence, greater financial, technical, operational, sales, marketing and other resources and experience, including more established relationships with vendors, distributors and partners, than we have. In the event that such a competitor expends significant sales and marketing resources in one or more of the security market segments where we compete, we may not be able to continue to compete successfully in such markets. We believe that there will be significant competition in the market for products having functionality similar to the CATCHER™ device. Such competition will exert downward pressure on prices. In addition, the pace of technological change could make it impossible for us to keep pace with such competitors in such an environment. If our competitors were to provide better product at better prices, our financial condition, results of operations and future prospects will be materially adversely affected.

Competition from companies with greater resources than us could adversely affect our business and the price of our common stock.

Many of the aspects of our business are currently and potentially highly competitive. We will compete with numerous other companies in different segments of the security market with the financial and technological ability to compete with us. Moreover, it is possible that the Patent, if it issues, will not provide us with adequate protection from companies capable of circumventing it. In addition, the Patent is not based on technological innovation in any particular function of the CATCHER™ device, but rather on its total functional concept. This concept could be copied or improved upon by competitors quickly. Many of these potential competitors have substantially greater capital and other resources than we do and many are better situated to attract experienced technical and other personnel. Our current competitive edge in large part depends upon the extensive knowledge of our management team in creating and thus far developing the CATCHER™ device and in our relationships with our strategic partners and potential customer base. While we believe that this is a significant competitive advantage, it is not one that depends upon any resource that is unique to us. If we were to lose this competitive advantage, such loss would have a material adverse effect on our business prospects, financial condition and results from operations.

Risks Related to the Securities Markets and Investments in our common stock

The price of our common stock may be volatile, which may limit our ability to raise capital in the future or cause investment losses for our stockholders.

The trading price of our common stock may fluctuate substantially for many reasons, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our stock;

•	departures of key personnel;

•	events affecting any strategic partners or collaborators;

•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;

•	regulatory developments in the United States and other countries;

•	failure of our common stock to be quoted on the OTC Bulletin Board or listed on the Nasdaq Capital Market, American Stock Exchange, or other national securities market or exchange;

•	changes in accounting principles; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our common stock is considered to be “penny stock,” which may make it more difficult for investors to resell their shares to third parties.

Our common stock may be deemed to be “penny stock” as that term is defined in Rule 3a51-1, promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a “penny stock” for the investor’s account. We urge potential investors to obtain and read this disclosure carefully before purchasing any shares that are deemed to be “penny stock.”

Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any “penny stock” to that investor. This procedure requires the broker-dealer to:

•	obtain from the investor information about his or her financial situation, investment experience and investment objectives;

•	reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of “penny stock” transactions;

•	provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

•	receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors who understand that such investment is long-term and illiquid, and are capable of and prepared to bear the risk of holding the investment for an indefinite period of time.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters which may cause us to reallocate our resources, which could adversely affect our business.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC and by the Nasdaq Stock Market, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

A limited public trading market may cause volatility in the price of our common stock.

Our common stock is currently quoted on the OTC Bulletin Board. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded, which could subject our stockholders to significant restrictions and costs.

Because our common stock is not approved for trading on the Nasdaq National Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

We are able to issue shares of preferred stock with rights superior to those of holders of our common stock which may adversely affect our common stock.

Our Certificate of Incorporation provides for the authorization of 999,999 shares of “blank check” preferred stock. Pursuant to our Certificate of Incorporation, our board of directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of holders of our common stock. The issuance of such preferred stock may adversely impact the rights of holders of our common stock.

If we issue additional shares of stock, such issuances can dilute the tangible net book value of shares of our outstanding stock.

We may issue shares of stock at a purchase price that is substantially lower than the market price of shares of our common stock, without stockholder approval. If we issue such shares of stock, then the tangible net book value of shares of our outstanding stock will be diluted.

Additional authorized shares of common stock available for issuance may adversely affect the market for our common stock and dilute the interests of our stockholders.

We are authorized to issue 50,000,000 shares of our common stock. As of July 31, 2006, we had approximately 17,140,000 shares of our common stock issued and outstanding, excluding shares issuable upon exercise of our outstanding warrants and options. If shares of common stock are issued, options and warrants are exercised, holders of our common stock will experience dilution. In addition, in the event of any future financing of equity securities or securities convertible into or exchangeable for, common stock, holders of our common stock may experience dilution. Additionally, sales of substantial amounts of the common stock in the public market by these holders or perceptions that such sales may take place may lower the common stock market price.

Shares eligible for future sale may adversely affect the price of our common stock.

In connection with a private placement of securities we closed in March 2006, Charles Sander, Ira Tabankin and Jeff Gilford entered into contractual lock-up agreements with the participants in the private placement pursuant to which they agreed that they would not sell any shares of our common stock until the first to occur of the following: (a) the ninetieth (90th) day following the date on which the registration statement registering the shares of Common Stock issued in connection with the March 2006 private placement is declared effective by the SEC; and (b) the one year anniversary of the initial closing of the March 2006 private placement. After the lock-up agreements expire, the shares held by these individuals will be eligible for sale in the public market, subject to applicable volume limitations under Rule 144 (“Rule 144”) promulgated under the Securities Act.

In addition, from time to time certain of our stockholders not subject to the lock-up agreements described above may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

Securities Issued during “Blank Check Company” Period

Certain securities we issued while we were a “blank check company” (as defined in the rules and regulations of the Securities and Exchange Commission) are subject to the letter dated January 21, 2000 from the Securities and Exchange Commission’s Division of Corporation Finance to NASD Regulation, Inc. (the “Worm Letter”). As stated in the Worm Letter, it is the position of the Securities and Exchange Commission’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144 under the Securities Act. As a result, these securities may not be transferred under Rule 144. All securities that we believe were issued while we were a “blank check company” are being registered for sale under the registration statement relating to this offering.

It is uncertain whether we will ever pay dividends or ever provide an opportunity for any return on investment. Our securities should not be purchased by persons who cannot afford the loss of their entire investment.

It is uncertain whether we will ever pay dividends on our common stock. Moreover, under Delaware General Corporation Law, dividends can only be paid from surplus or, if no surplus, out of net profits for the then current or next preceding fiscal year and there is no assurance that any such surplus or profit will be generated. Our securities should not be purchased by persons who cannot afford the loss of their entire investment.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenue, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this report, including information relating to our relative position in the ruggedized portable computing industry, is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, but we will receive funds from the exercise of warrants held by selling stockholders. These proceeds, if any, will be used for general corporate purposes and working capital.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol “CTHH” since June 24, 2005. On July 29, 2003, our common stock began quotation on the OTC Bulletin Board under the symbol “FHON.” The following table sets forth the high and low bid price for our common stock for each quarter for the fiscal years ended December 31, 2004 and 2005, as well as the fiscal quarters ended March 31, 2006 and June 30, 2006, as quoted on the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	2004		2005		2006
Period	High	Low	High	Low	High	Low
First Quarter	$0.818	$0.720	$0.936	$0.756	$4.400	$2.750
Second Quarter	0.504	0.456	6.120	4.229	3.950	2.000
Third Quarter	0.288	0.288	5.250	3.250	—	—
Fourth Quarter	0.720	0.508	5.400	2.250	—	—

As of the July 31, 2006, there were approximately 210 record holders of our common stock.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND PLAN OF OPERATION

The following discussion and analysis of our financial condition and plan of operation contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by the forward-looking information. Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this prospectus under the heading “Risk Factors”. This discussion and analysis of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

The accompanying management’s discussion and analysis of financial condition and results of operations and plan of operation gives effect to the restatement of our consolidated financial statements for the year ended December 31, 2005. See Note 1B to our condensed consolidated financial statements.

OVERVIEW

Our Acquisition of Catcher, Inc.

We were incorporated under the laws of the state of Delaware on August 25, 1998. On May 20, 1999, we merged with Woodland Communications Group, Inc. On June 3, 1999, Woodland Communications Group, Inc. changed its name to U.S. Telesis Holdings, Inc. (“UST”). On May 4, 2005, we acquired all of the outstanding capital stock of Catcher, Inc. (“Catcher”) and Catcher became our wholly-owned subsidiary. On June 23, 2005, we changed our name to Catcher Holdings, Inc. Our principal business became the ownership of Catcher, which acts as our operating subsidiary.

Catcher was originally formed during April 2005, principally to operate the business of developing, manufacturing and distributing the CATCHER™ device, a portable, ruggedized, wireless handheld computing and communications device. Pursuant to an asset purchase agreement between Catcher and LCM Technologies, Inc. (“LCM”), Catcher purchased certain assets and assumed certain liabilities of LCM and its founder, Ira Tabankin, relating to the CATCHER™ device and the business of LCM (the “Acquisition”). For financial reporting purposes, the Acquisition was treated as a reverse merger whereby, LCM was treated as the accounting acquirer.

Organizational History of UST

UST was originally organized to provide diverse telecommunications products and services to the small and medium business community in the southeastern United States and to develop a niche market strategy of reselling long distance services to the electrical cooperative community. As a result of the dramatic decline in the telecommunications industry, UST abandoned its business objective to provide such telecommunications products and services.

On March 1, 2001, the State of Delaware revoked UST’s charter for failure to file its annual report with the State of Delaware for the years 1999 and 2000 and to pay its franchise tax for those years. On May 29, 2003, UST filed a Form 10-SB with the SEC to become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). UST amended the Form 10-SB in July, 2003. UST’s charter in the State of Delaware was revived on March 31, 2005 and franchise taxes due were paid with penalties and interest in an amount equal to $592.40.

UST’s plan was to identify and complete a merger or acquisition primarily in consideration of the issuance of shares of its capital stock with a private entity whose business presented an opportunity for UST’s stockholders. Consistent with that plan, UST acquired Catcher on May 4, 2005, as described above.

Plan of Operation

From inception to date, we have been primarily involved in organizational activity, negotiating vendor contracts, making arrangements for the commercial use and deployment of the CATCHER™ device, engaging and developing our initial customer base, and recruiting and managing staff.

We expect to negotiate agreements with VARs, distributors, integrators and OEMs. Our VARs, distributors and OEMs will purchase or license the CATCHER™ devices directly from us, and then in return sell devices to end-users. We have developed standard VAR agreements (one agreement for U.S. government sales and the other agreement for private sector and governmental sales other than U.S. government sales) for use in the ordinary course of our business. These standard VAR agreements provide that (i) the VAR’s appointment and the related licenses are non-exclusive; (ii) we are free to accept or reject orders placed by the VAR, and acceptances must be in writing; (iii) the pricing and payment terms will be as set forth in our price list, which we may change unilaterally with 30 days’ notice; (iv) the initial term is for two years, and the agreement will not continue unless the parties affirmatively agree to renew the agreement; and (v) we may terminate the agreement immediately in several situations, including an uncured material breach by the VAR. To date, we have entered into standard VAR agreements with EPS, L-3 GSI, ImageWare Systems, Inc., and CGI Communications, Inc. Additionally we have received initial purchase orders for testing and evaluation units from these VAR’s.

We are in the early stage of transitioning from development stage into an operational stage. Accordingly, at the current stage of our operations, we do not believe that period to period comparisons of our results of operations are meaningful and have elected not to provide a description of the comparisons between our financial position at June 30, 2006 and June 30, 2005 or at December 31, 2005 and December 31, 2004 and for the periods then ended. The relationships between revenue, cost of revenue and operating expenses reflected in the financial information included herein do not represent future expected financial results.

Our costs associated with production of units of the CATCHER™ device will be variable based on the units that we decide to have manufactured. Management currently does not anticipate that we will operate our own production facilities, and instead will outsource production to a third party manufacturer.

On November 22, 2005, we entered into a manufacturing agreement with KeyTronic pursuant to which KeyTronic will manufacture the CATCHER™ device for us, at unit prices depending on monthly purchase volumes. Prices are subject to change if parts and material costs change or process or test procedures change. The initial term of the agreement expires on December 31, 2009 and the agreement may be renewed for additional two-year terms upon the mutual written agreement of the parties. Either party may terminate the agreement immediately upon written notice if the other party fails to comply with any material term or condition of the agreement, becomes insolvent or has a bankruptcy petition filed by or against it and such petition is not dismissed within 60 days of the filing date. Neither party may terminate the agreement during the initial term or any renewal term other than for cause. We are not obligated under the agreement to purchase any particular number of units from KeyTronic. However, if our average monthly purchases fall below 2,000 units at any time during the initial term of the agreement, then we must immediately pay to KeyTronic $58,000 to reimburse KeyTronic for non-recurring engineering costs.

We expect our operating expenses will increase as we increase our transaction volumes, research and development activities, and sales and marketing activities. We anticipate developing new product versions with improved functionality or additional features which will require retesting and recertification, although no specific schedule exists or has been presently committed to for future development versions. However, we anticipate over the next 12 months that our operating expenses will increase at a slower rate relative to the rate of increase in our revenues during this same period.

We expect our principal activities over the next 12 months to include unit production, research and development, sales and marketing, and general and administration. In addition to costs associated with production of units of the CATCHER™ device, which will vary based on the number of units that we decide to have manufactured, we anticipate that our most significant costs related to the activities described above will include the following items:

•	Research and development expenses, including salaries and associated employee benefits and travel, engineering and design services, and testing and certification for FCC Type and Military Standard 810F, which are currently anticipated to total approximately $5.5 million;

•	Sales and marketing expenses, which consist primarily of salaries, associated employee benefits, travel expenses of sales and marketing personnel, promotional expenses and the costs of programs aimed at increasing revenue such as advertising, trade shows, public relations and other market development programs, which are currently anticipated to total approximately $2.3 million; and

•	General and administrative expenses, which consist of salaries of our management, finance and administrative staff, and associated employee benefits and travel; facilities costs; information systems costs; legal, accounting and other professional fees; and other corporate costs, which are currently anticipated to total approximately $3.3 million.

We anticipate funding for the activities described above will come principally from some or all of the following sources: working capital generated from unit sales, customer deposits, vendor credit terms, sales of additional securities, proceeds from the exercise of some or all of our outstanding warrants and debt financing. We do not currently have any financing arrangements or lines of credit with lenders.

Our initial product, the CATCHER™ device, is in the final stages of development, with the initial prototype having been completed in August 2005 and units developed for evaluation and testing in June 2006. Pursuant to the equipment authorization requirements of the FCC, we obtained declarations of conformity for the prototype and initial production units in October 2005 and July 2006, respectively. We also successfully completed the European Union’s CE testing in November 2005. We have secured initial purchase orders for the evaluation and testing units and plan to commence commercial production during the third quarter of 2006, versus the second quarter as previously reported, due to additional development and testing requirements. We may be required to obtain additional declarations of conformity prior to offering for sale future production units that are not electrically identical to those authorized under our existing declarations of conformity.

RESULTS OF OPERATIONS

The following condensed financial information includes Catcher Holdings, Inc. plus the results of operations of all companies acquired from their respective dates of acquisition.

	Three Months Ended		Six Months Ended		Year ended December 31, 2005 As Restated	For the period from inception (March 31, 2004 through December 31,) 2004
	June 30, 2006 (Unaudited)	June 30, 2005 As Restated (Unaudited)	June 30, 2006 (Unaudited)	June 30, 2005 As Restated (Unaudited)
Net Revenue	$—	$—	$—	$—	$—	$—
Operating expenses:
Research and development expenses	727,525	650,096	1,343,242	675,861	2,211,133	647,472
Selling, general and administrative expenses	807,238	529,096	1,519,966	584,938	2,282,263	100,894
Stock-based compensation and consulting expense	131,307	3,523,131	359,802	3,523,131	3,639,494	—

Operating loss	(1,666,070)	(4,702,323)	(3,223,010)	(4,783,930)	(8,132,890)	(748,366)
Financing costs	—	—	(1,073,462)	—	—	—
Interest income (expense)	39,127	(34,747)	51,951	(34,747)	(16,697)	—

Loss from operations and net loss	$(1,626,943)	$(4,737,070)	$(4,244,521)	$(4,818,677)	$(8,149,587)	$(748,366)

Six Months Ended June 30, 2006 (unaudited)

Revenue

We have not generated any revenue since inception. We completed the initial prototype of the CATCHER™ device during August 2005, completed development and began production on evaluation units in the first quarter of 2006, received a declaration of conformity from the FCC during July 2006, and expect to begin initial production during the second half of 2006 versus the second quarter of 2006 as previously reported due to additional development and testing requirements. We have received orders for the first production units which will be used for evaluation by our customers. We delivered our first shipments of a portion of these orders during the second quarter of 2006 and will recognize revenue when the evaluation and testing has been substantially completed. We believe the units will have a suggested base retail unit list price of at least $7,000. The unit price charged to VAR’s will depend on volume commitments. At volume production levels, we expect the gross margin, at volume production levels, to be approximately 40%. We also expect to begin shipping units and recognize revenue from these sales during the second half of 2006.

Cost of Sales

Cost of sales will consist primarily of direct costs of the manufactured units, wages of operational employees and cost of training. Many factors are anticipated to affect our gross margin including, but not limited to, market conditions, competition, production order volumes and supplier pricing. Our management currently does not anticipate that we will operate our own production facilities, but instead will outsource production to a third party manufacturer. We expect to incur cost of sales as we begin to sell units during 2006.

Research and Development

Research and development expenses incurred in the design, development and testing of our product include compensation and benefits for management and staff, engineering and consulting services, electronic parts, testing, and other miscellaneous expenses.

Research and development expense represented 44% of total operating expenses during the three-months ended June 30, 2006 and 42% during the six-months ended June 30, 2006. In the future, the rate of research and development spending related to the CATCHER™ device is likely to increase as we begin development of product accessories, add headcount for research programs, translate the product interface for use in other countries and begin development on the next version of the CATCHER™ device.

Selling, General and Administrative

Selling, general and administrative expenses include all corporate and administrative functions that serve to support our current and future operations and provide an infrastructure to support future growth. Major items in this category include compensation and benefits for management and staff, travel related expenses and professional services. Approximately $218,000 and $374,000 of the $807,000 and $1,520,000 expense during the three and six months ended June 30, 2006, respectively, was for sales and marketing efforts. In the future, the rate of spending on selling and marketing is expected to increase significantly as we add headcount for sales and marketing management, expand our marketing campaign for the CATCHER™ device and participate in industry and trade shows.

General and administrative expense was approximately $589,000 or 35% of total operating expenses for the three months ended June 30, 2006 and $1,146,000 or 36% for the six months ended June 30, 2006. We expect that total spending on general and administrative expenses will increase in the future due to increased headcount, expansion of corporate facilities and related equipment offset by reduced spending on professional services. However, we expect that spending on general and administrative items as a percentage of total operating expenditures will decrease relative to other operating activities including sales and marketing and research and development.

Stock-based Compensation and Consulting Expense

We recorded approximately $131,000 and $360,000 in stock-based compensation and consulting expense during the three and six months ended June 30, 2006 related to the vested stock options and restricted stock issued to members of our board of directors and our Chief Financial Officer. We recorded approximately $3,523,000 in stock-based compensation and consulting expense during the three and six months ended June 30, 2005 related to shares issued to employees and consultants of Catcher, Inc. These stock-based compensation charges can fluctuate substantially from period to period based on the fair value of our stock and the number of awards granted during each period.

Interest Income (Expense)

Interest income increased in the three and six months ended June 30, 2006 due to interest earned in short term investments of the cash balances that we have remaining from the March 2006 Private Placement and Series A Warrant exercise.

Financing Costs

Financing costs increased in the six months ended June 30, 2006 due to the issuance of Series C Warrants as an inducement to exercise the Series A Warrants in February 2006, which resulted in a charge of approximately $1,074,000. There were no financing costs recorded during the three months ended June 30, 2006.

Income Tax Expense

Since inception, we have incurred operating losses and accordingly have not recorded a provision for income taxes for any of the periods presented. As of June 30, 2006, we had net operating loss carry forwards for federal and state income tax purposes of approximately $6.8 million. We also had federal and state research and development tax credits each of approximately $200,000. If not utilized, the net operating losses and credits will expire in varying amounts through 2026. Utilization of net operating losses and credits are subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation could result in the expiration of our net operating losses and credit carryforwards before they can be used.

Year Ended December 31, 2005

We have not generated any revenue since inception. We completed the initial prototype of the CATCHER™ device during August 2005, completed development and began production on evaluation units in the first quarter of 2006, received a declaration of conformity from the FCC during July 2006, and expect to begin initial production during the second half of 2006 versus the second quarter of 2006 as previously reported due to additional development and testing requirements. We have received orders for the first production units which will be used for evaluation by our customers. We delivered our first shipments of a portion of these orders during the second quarter of 2006 and will recognize revenue when the evaluation and testing has been substantially completed. We believe the units will have a suggested base retail unit list price of at least $7,000. The unit price charged to VAR’s will depend on volume commitments. At volume production levels, we expect the gross margin, at volume production levels, to be approximately 40%. We also expect to begin shipping units and recognize revenue from these sales during the second half of 2006.

Cost of Sales

Cost of sales will consist primarily of direct costs of the manufactured units, wages of operational employees and cost of training. Many factors are anticipated to affect our gross margin including, but not limited to, market conditions, competition, production order volumes and supplier pricing. Our management currently does not anticipate that we will operate our own production facilities, but instead will outsource production to a third party contract manufacturer. We have not sold any products through December 31, 2005. We expect to incur cost of sales as we begin to sell units during 2006.

Research and Development

Research and development expenses incurred in the design, development and testing of our product include compensation and benefits for management and staff, engineering and consulting services, electronic parts, testing, and other miscellaneous expenses.

Research and development expense includes $45,000 of purchased software. We have expensed this item, but we expect that costs of this nature will be capitalized on an on-going basis once the product reaches technological feasibility.

Research and development expense represented 27.1% of total expenditures in 2005. In the future, the rate of research and development spending related to the CATCHER™ device is likely to increase as we begin development of product accessories, add headcount for research programs, translate the product interface for use in other countries and begin development on the next version of the product.

Selling, General and Administrative

Selling, general and administrative expenses include all corporate and administrative functions that serve to support Catcher’s current and future operations and provide an infrastructure to support future growth. Major items in this category include compensation and benefits for management and staff, travel related expenses and professional services. Approximately $186,000 of the $2,282,263 expense was for sales and marketing. In the future, the rate of spending on selling and marketing is expected to increase significantly as we add headcount for sales and marketing management, as we expand our marketing campaign for the CATCHER™ device and participate in industry and trade shows.

General and administrative expense was approximately $2,096,000 or 25.7% of total expenditures for the year ended December 31, 2005. We expect that total spending on general and administrative expenses will increase in the future due to increased headcount, expansion of corporate facilities and related equipment offset by reduced spending on professional services. However, we expect that the spending for general and administrative items as a percentage of total expenditures will decrease related to other operating activities including sales and marketing and research and development.

Stock-Based Compensation and Consulting Expense

Approximately $3,523,000 compensation and consulting expense resulted from 3,987,398 shares of common stock that we issued to employees and consultants for $0.001 per share. Since the shares were issued in consideration for employment agreements with members of management and to consultants for services rendered, the difference between the fair value of the shares of $0.89 and the price paid was recognized as stock based compensation and consulting expense during the year ended December 31, 2005. In addition, we recorded approximately $116,000 in non-cash compensation expense related to the vested stock options issued to our Chief Financial Officer in October 2005. These stock based compensation charges can fluctuate substantially from period to period based on the fair value of our stock and the number of options granted during each period.

Interest Income (Expense)

Interest expense consisted of $41,345 related to shares issued to certain promissory note holders as consideration for the release of all claims to certain intellectual property of LCM that collateralized certain defaulted loans to LCM. This amount was offset by $24,738 of interest income resulting from short term investment of the cash balances that we have remaining from the private placement in May 2005 and the subsequent warrant exercise in October 2005.

Income Tax Expense

Since inception, we have incurred operating losses and accordingly have not recorded a provision for income taxes for any of the periods presented. As of December 31, 2005, we had net operating loss carry forwards for federal and state income tax purposes of approximately $4.1 million. We also had federal and state research and development tax credits each of approximately $100,000. If not utilized, the net operating losses and credits will expire in the years 2006 through 2025. Utilization of net operating losses and credits are subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation could result in the expiration of our net operating losses and credit carryforwards before they can be used.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, cash used in operations primarily consists of the loss from operation offset by non-cash charges related to stock based compensation and acquired research and development. As of July 31, 2006, we had a cash balance of approximately $2.5 million.

Since inception, we have incurred approximately $852,000 in capital asset expenditures. Future requirements will include computers, office equipment, software and similar equipment. We do not anticipate significant capital expenditure spending in the future for capital equipment or machinery. In addition to capital expenditures we have paid our contract manufacturer, under the manufacturing agreement, $1,343,000 for units which have been released to production. These amounts are classified as a prepaid expense until title is transferred to us. In the future, costs incurred resulting from manufacturing is expected to increase significantly.

Our primary source of liquidity has been proceeds generated from the private offering of shares of common stock and warrants to acquire shares of common stock. The principal uses of cash have been for product development and general and administrative expenses. In May 2005, we received $4.5 million in proceeds from the sale of shares of our common stock and Series A and Series B Warrants. In October 2005, $1.66 million in proceeds was generated when 22 of the May 2005 investors voluntarily exercised Series A Warrants resulting in the issuance of 1,108,027 shares of our common stock. In February 2006, an additional $854,000 in proceeds was generated when 28 of the May 2005 investors exercised all remaining portions of their original Series A Warrants. As part of the February 2006 Series A Warrant exercise, we issued 1,677,285 new Series C Warrants as an inducement to exercise the Series A Warrants. In March 2006, we completed a private placement whereby we sold 2,682,000 shares of our common stock (the “Shares”) and issued warrants to purchase another 1,341,000 shares of our common stock (the “Warrant Shares”), resulting in net proceeds of approximately $6,111,000. In conjunction with the private placement, we issued a warrant to the placement agent to purchase 101,280 private placement units, with each unit consisting of two shares of our common stock and one Series D warrant, at $5.00 per unit.

We currently have outstanding Series A, Series B, Series C and Series D Warrants to purchase an aggregate of 5,841,386 shares of our common stock (the “Warrants”). There are 572,908 Series A Warrants outstanding. Each Series A Warrant entitles the holder to purchase one share of our common stock at $1.50 per share (the “Series A Exercise Price”), exercisable for a period of five years. Once the resale of the common stock issuable upon exercise of the Series A Warrants is registered with the SEC, we may call the Series A Warrants upon notice to the warrant holder from time to time at any time that the common stock closes at or above $2.50 per share for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period, provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series A Warrants, all or a part (but not less than 25%) of the Series A Warrants held at the Series A Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series A Warrants then held for a purchase price of $0.01 per Series A Warrant unless and to the extent that the Series A Warrant holder first exercises the Series A Warrants at the Series A Exercise Price.

There are 2,250,193 Series B Warrants outstanding. Each Series B Warrant entitles the holder to purchase one share of common stock at $2.00 per share (the “Series B Exercise Price”), exercisable for a period of five years. Once the resale of the common stock issuable upon exercise of the Series B Warrants is registered with the SEC, we may call the Series B Warrants upon notice to the warrant holder from time to time at any time that the common stock closes at or above $3.33 per share, for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period; provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series B Warrants, all or a part (but not less than 25%) of the Series B Warrants held at the Series B Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series B Warrants then held for a purchase price of $0.01 per Series B Warrant unless and to the extent that the Series B Warrant holder first exercises the Series B Warrants at the Series B Exercise Price.

There are 1,677,285 Series C Warrants outstanding. Each Series C Warrant entitles the holder to purchase one share of common stock at $2.50 per share (the “Series C Exercise Price”), exercisable for a period of five years. The Series C Warrants are non-callable.

There are 1,341,000 Series D Warrants outstanding. Each Series D Warrant entitles the holder to purchase one share of common stock at $3.50 per share (the “Series D Exercise Price”), exercisable for a period of five years. The Series D Warrants are non-callable.

We have issued outstanding warrants to purchase 101,280 units. Each warrant entitles the holder to purchase one unit at $5.00 per unit. The units are identical to the units sold in the March 2006 private placement and consist of two shares of common stock and one Series D warrant. These warrants are non-callable.

We also have outstanding a warrant to purchase 65,000 shares of our common stock issued to Jeff Gilford, our Chief Financial Officer, for an exercise price of $3.74 per share and a warrant to purchase 20,000 shares of our common stock issued to Stanley Blackburn, who is unaffiliated with us, for an exercise price of $3.74 per share, each of which was issued in connection with accounting and advisory services rendered by Blackford Partners.

The maximum potential amount of funds that we may receive from the exercise of all of the outstanding warrants is approximately $15.4 million, in addition to the approximately $2.52 million already received upon partial exercise of the Series A Warrants.

Based on expectations under our current operating plan, we anticipate that we will require, in addition to the $6.1 million raised in March 2006, a minimum of $10 million of additional capital during 2006. Should our actual results exceed these expectations, our capital requirements could increase significantly. Our most significant anticipated costs during the next 12 months are described above under “Plan of Operation.” These factors create a substantial doubt about our ability to continue as a going concern.

In light of the limited stockholders’ equity as well as our lack of operating history, there can be no assurance that we will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all, to fund the capital that may be required for the development of our business. In any of such events, the growth of our business and prospects would be materially and adversely affected. As a result of any such capital financing, if available, the holders of the common stock may experience substantial dilution.

Since inception, we have not generated revenue and there can be no assurance that we will generate revenue in the future. We have experienced losses since inception and our cumulative loss as of June 30, 2006 was ($13,142,474). In addition, we have not generated cash from operations and our cumulative cash used in operations as of June 30, 2006 was ($9,121,468).

CONTRACTUAL OBLIGATIONS

Below is a table setting forth contractual obligations (including interest payments as applicable) as of June 30, 2006:

	Less than 1 year	1-3 years	4-5 years	Total
Operating Leases	$56,064	$230,486	$11,358	$297,908
Minimum Royalties	131,250	131,250	—	262,500

Total	$187,314	$361,736	$11,358	$560,408

OFF BALANCE SHEET FINANCING ARRANGEMENTS

We do not have any off balance sheet financing arrangements.

CRITICAL ACCOUNTING POLICIES AND MANAGEMENT JUDGMENT

Below is a brief description of key accounting principles which we have adopted in determining our recognition of revenues and expenses.

Revenue Recognition

We intend to recognize revenue in accordance with the SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements as updated by SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are recognized upon acceptance. We are in our development phase and have no existing customers or revenue. To date, we have delivered units to customers for evaluation and testing purposes. Any units under purchase orders will be invoiced and revenue recognized as each of these customers have substantially completed their evaluation and testing requirements. We continue to operate in the development stage and have not recognized any revenue to date.

Stock Based Compensation

Awards under our stock option plans are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R (SFAS 123R) Share Based Payment, and SAB No. 107. Accordingly, compensation is measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. Compensation is equal to the fair value of the award which we determine using a binomial option-pricing model. The valuation of compensation expense involves significant estimates which are judgmentally determined. The binomial model requires estimates of volatility, expected life and other assumptions. As a result of our thinly traded stock, these estimates, which are based partly on the historical pricing of our stock, may not be indicative of fair value; but we believe that they provide a reasonable basis for our conclusions.

Income Taxes

We account for income taxes using the asset and liability method, as provided by SFAS 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of different tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided since we have incurred losses from our inception. Due to the uncertainty of future taxable income, no future tax benefits have been recognized.

RECENTLY ISSUED ACCOUNTING STANDARDS

Effective February 3, 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder’s election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee’s control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). An entity that adopted Statement 123(R) prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. We do not anticipate that this new FSP will have any material impact upon our financial condition or results of operations.

The adoption of the following recent accounting pronouncements did not have a material impact on our results of operations and financial condition:

Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets—an amendment of APB opinion No. 29 (SFAS 153). SFAS 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20, and FASB Statement No. 3.” (SFAS 154) SFAS 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005.

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB’s interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 will be effective as of the beginning of our 2007 fiscal year. We are currently evaluating the impact of FIN 48.

In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” that provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for the lease. We will adopt this staff position on January 1, 2007.

In July 2006, the Emerging Issues Task Force Reached Consensus on Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation),” that provides guidance on how sales tax collected from customers should be presented in the income statement. We will adopt this statement immediately, and will disclose the caption in which sales tax is recorded in accordance with the consensus reached in this issue when sales tax has been collected.

BUSINESS

Company Overview

We have developed the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our initial product, the CATCHER™ device, is in the final stages of development, with the initial prototype having been completed in August 2005 and units developed for evaluation and testing in June 2006. Pursuant to the declaration of conformity procedure required under the rules of the FCC, we successfully completed testing of the prototype and initial production units in October 2005 and July 2006, respectively, and therefore are permitted under the FCC’s rules to commence commercial sales of those units.

We have secured initial purchase orders for evaluation and testing, but have not yet commenced commercial sales of the CATCHER™ device and may be required to complete additional testing prior to offering for sale any future production units that are not electrically identical to those units previously tested and authorized under the recent FCC’s declaration of conformity procedure. Any delays in completing additional testing under the FCC’s declaration of conformity procedure could delay commencement of sales of those units. We believe each additional testing under the FCC’s declaration of conformity procedure will take approximately two weeks to complete, with an estimated total cost of $15,000.

The CATCHER™ device is a patent pending product built to pass the testing as set forth in Military Standard 810F. It is a ruggedized portable personal computer that integrates features of several individual devices, including a personal computer utilizing Microsoft® XP Pro with Tablet PC capabilities as its operating system, two digital cameras with patent pending digital watermarking technology, wireless and wired communications, global positioning satellite receiver, video conferencing, and a biometric finger print reader. The CATCHER™ device utilizes an Intel Pentium M processor. The prototype unit, which was completed in August 2005, weighs only 3.5 lbs., is 10 inches in width, 7.25 inches in height, 2.25 inches in depth, and has a daylight-viewable 6.4 inch diagonal VGA backlit touch screen.

The CATCHER™ product enables multiple video/audio streams to be operated from a portable unit; it also introduces watermarking technology for digitally recorded video/digital stills and audio tied to GPS. The CATCHER™ product was designed for non-computer literate users, is light weight, and built to withstand common abuse. It is designed to be used in a broad temperature range of -30 to +55C, 100% humidity, and in highly dusty environments. We are developing a series of accessories to support the product, which will include extra batteries, a docking port, a vehicle install kit, and a “holster” to allow easy transportability of the CATCHER™.

Our History

We were originally incorporated in the state of Delaware on August 25, 1998 under the name U.S. Telesis, Inc. On May 20, 1999, we merged with and into Woodland Communications Group, Inc. and on June 3, 1999, we changed our name to U.S. Telesis Holdings, Inc. On March 1, 2001, the State of Delaware revoked our charter for failure to pay franchise taxes. On May 29, 2003, we filed a Form 10-SB under the Securities Exchange Act of 1934, as amended, to become a reporting company and subsequently amended the Form 10-SB in July 2003. On March 31, 2005 the state of Delaware reinstated our charter upon payment of the overdue franchise taxes, including interest and penalties. On May 4, 2005, we acquired Catcher, Inc., a Delaware corporation (“Catcher”), pursuant to three simultaneous stock purchase agreements with the holders of the issued and outstanding stock of

Catcher (the “Acquisition”), as a result of which Catcher, a development stage operating company, become our wholly-owned subsidiary and our sole operating company. For financial reporting purposes, we have treated the Acquisition as a reverse merger. As a result of the foregoing as well as the fact that the Acquisition is treated as a reverse merger of Catcher, the historical financial statements of Catcher became our historical financial statements after the Acquisition. On April 21, 2005, Catcher entered into an agreement with LCM Technologies, Inc. a Delaware corporation (“LCM”), which was a development stage operating company developing the CATCHER™ device. Under the agreement, Catcher purchased substantially all of the assets and liabilities of LCM. The transaction was accounted for as a reverse merger. Accordingly, the historical financial statements of LCM will be Catcher’s financial statement for reporting purposes.

Since the Acquisition of Catcher Inc., we have accomplished the following:

•	Named our independent Directors and established a compensation, audit, and nominating and corporate governance committees;

•	Completed the prototype development of the CATCHER™ device;

•	Successfully completed testing of the prototype and initial production units in compliance with applicable FCC equipment authorization requirements;

•	Obtained certification to post the “CE” mark required of all electrical and mechanically operated equipment of non-European Community origin to be legally operated and sold within the European Union;

•	Entered into an outsourcing contract manufacturing agreement with KeyTronic Corporation for production of the device and commenced efforts required to begin initial low rate production;

•	Engaged the market by entering into Value Added Reseller (“VAR”) and manufacturing services representative agreements, and have been named as a certified supplier to Unisys Corp.;

•	Received initial low volume purchase orders from sources including Unisys Corp., L3 Communications Government Services, Inc., Engineering and Professional Services, Inc., Alion Sciences and Technical, CGI Communications Services, Inc., ImageWare Systems, Inc., and Battelle Memorial Institute on behalf of an agency of the US government. The purchasers intend to use the units for testing, evaluation and demonstration purposes;

•	Commenced “initial” production and delivery of the CATCHER™ device.

Strategy

Since inception we have focused our efforts on research and development of the CATCHER™ device, and have recently commenced the transition to commercialization. We have commenced initial sales efforts and initial production of the CATCHER™ device.

We intend to market the CATCHER™ device directly through strategic relationships with VARs, established distributors, integrators and Original Equipment Manufactures (OEMs), who market their products and services to their customer base comprised of governmental agencies such as the Departments of Defense, Homeland Security and Justice, security agencies and first responder organizations, as well as law enforcement, municipalities, general aviation facilities, border and port facilities, and other security agencies. We also believe that the CATCHER™ device will have commercial applicability in the field service utilities/communications, home repair, IT/office automation, industrial/transportation equipment repair and medical delivery markets, as well as various other applications.

To date, we have entered into VAR agreements with EPS, L-3 GSI and ImageWare Systems, Inc. EPS has over 20 years experience providing equipment, services and turnkey solutions to the U.S. Government. L-3 GSI is a nationally recognized management and services company with more than 26 years of experience in information technology services; security systems, solutions, and services; and engineering, analysis, and program services for the Departments of Defense and Homeland Security, the U.S. intelligence community, and a selection of civilian federal, state, and local agencies. ImageWare Systems, Inc. is a leading provider of secure credential, biometric, law enforcement and digital imaging solutions in the U.S. and across the globe.

We have also been named as a certified supplier to Unisys Corp., and have received an initial order from Unisys which they will use to complete their evaluation process. Unisys will also place the CATCHER™ device in their center of excellence, a showcase for their various products and services.

The channel of VARs, distributors, integrators and OEMs will be supported by our technical support staff, and independent manufacturing sales representatives. This approach will enable us to reduce marketing and sales force costs and expedite time to market, and leverage the depth and breadth of the channel relationships to provide front line support to the channel’s customer base.

On November 22, 2005, we entered into a manufacturing agreement with KeyTronic EMS, a division of KeyTronic Corporation. Under the agreement, KeyTronic will manufacture the CATCHER™ device, at fixed unit prices dependent on monthly purchase volumes. The initial term of the agreement expires on December 31, 2009 and the agreement may be renewed for additional two-year terms. KeyTronic, with headquarters in Spokane, Washington, is a $200 million contract manufacturing company with more than 30 years experience and worldwide manufacturing capacity including the US, Mexico, and China.

Competition and Market Risks

At present we are not aware of any significant direct competitive product based upon our own research and upon information that we developed from market participants and government agencies. There are many firms that offer non-ruggedized to ruggedized products with some of the product specifications of the CATCHER™ device, but we are not aware of any device that directly competes on substantially the depth and breadth of specifications as the CATCHER™ device.

Venture Development Corporation, an independent technology market research consulting firm specializing in a number of mobile/wireless, telecom/datacom, industrial, defense and niche enterprise IT markets estimated that the worldwide enterprise mobile device platform marketplace, which is comprised of commercial grade, semi-rugged/rugged, and fully rugged form factor products, would reach $12.3 billion in 2005 and would continue to grow relatively robustly with shipment growth forecast at over 15% compound annual growth rate (CAGR) through 2009 in its publication entitled “Enterprise Mobility Solutions: Mobile Offering Analyses” published in October 2005.

The portable ruggedized computer market is diverse and highly competitive; it has relatively low entry barriers. Moreover, it is subject to constant technological change and intense marketing by providers who may be capable in a short period of time of introducing products similar to the CATCHER™ device. Currently, other technology alternatives exist to the CATCHER™ device, including a range of consumer products, ruggedized laptops, tablets and handheld PDA devices. The Company’s goal is to replace these existing products with the CATCHER device by providing increased functionality or by eliminating users need of acquiring and maintaining multiple devices. It is possible that new competitors may enter this market and potentially use the same market entry strategy employed by us or by obtaining the technological, financial and other resources to be a significant competitor to us. The potential competitors may be significantly larger and have substantially greater market presence as well as have greater financial, technical, operational, sales, marketing and other resources and experience, including more established relationships with vendors, distributors and partners, than we have. In the event that such a competitor expends significant sales and marketing resources in one or several of the market segments where we compete, we may not be able to continue to compete successfully in such markets. See also “Risk Factors.”

Intellectual Property

On July 6, 2004, Ira Tabankin and John Sutton filed with the United States Patent and Trademark Office (“USPTO”) a utility patent application on the CATCHER™ device, Patent Application No. 10/885,515 (Portable

Handheld Security Device). The USPTO has issued a non-final rejection in this case. A Non-Final Action is a standard action issued by the USPTO in the normal course of patent prosecution, and the issuance of this action should not infer or make reference to any status of the pending patent and accordingly does not infer that there are any additional potential ramifications. A response to the action was filed by the response due date of June 21, 2006. The response has been received at the USPTO and has been forwarded to the examiner who, in due course, will consider the response. No further action is planned until the examiner issues a new action or allows the application. All right, title and interest in and to the utility application has been assigned to Catcher. On June 11, 2004, Ira Tabankin filed with the USPTO two Intent to Use Applications (Application Numbers 78/433,770 and 78/433,768) for the trademarks “CATCHER” and “SECURE CARGO VISION,” respectively, both in international class 9. The trademark applications are pending and the application for the “CATCHER” trademark was published for opposition on September 13, 2005. We have been assigned all of the right, title, and interest in and to those trademark applications. We have and we intend, from time-to-time, to file additional patent applications directed to enhancements to the CATCHER technology. Such applications may, without limitation, include new applications, continuations and continuations in part of existing applications, and foreign applications corresponding to any or all of these. We believe that we own or can license all of the intellectual property necessary to conduct our business given the assumption that licensed technology and know-how will be available on terms and conditions acceptable to us to manufacture the CATCHER™ device to our specifications. On March 3, 2006, Ira Tabankin filed a provisional patent application for new IP that is being incorporated into the CATCHER™ device including digital watermarking technology. The term “watermarking technology” refers to a technology whereby Global Positioning System data is integrated into video/digital stills and/or audio data such that the presence of an integrated watermark may be used at a later time to verify data as original and unaltered. Mr. Tabankin signed over the provisional patent application to us on March 3, 2006. According to standard USPTO procedure, the provisional application will not be examined, and we may file a non-provisional patent application on or before March 3, 2007, claiming priority to the date the provisional patent was filed. We plan to file a non-provisional application prior to March 3, 2007, although we have not yet done so.

Governmental Regulation

The FCC has broad authority to establish rules, regulations, restrictions, and conditions to carry out the provisions of the Communications Act of 1934. The FCC has adopted rules to limit the potential for harmful interference caused by a radio frequency (“RF”) device to other RF devices. These rules also generally prohibit the marketing or sale of equipment generating RF energy, unless the equipment is tested to establish compliance with FCC technical standards and is authorized pursuant to applicable equipment authorization procedures, such as certification, declaration of conformity, and verification. Devices that contain low-power wireless transmitters are subject to the FCC’s certification procedures. The CATCHER™ device features technology which requires a declaration of conformity or certification under the FCC rules and also features a low-power wireless transceiver. The wireless transceiver has been separately authorized for use pursuant to an FCC certification.

Pursuant to the FCC’s declaration of conformity procedure, we successfully completed testing of the prototype and initial production units in October 2005 and July 2006, respectively, and therefore are permitted under the FCC’s rules to commence commercial sales of those units. We may be required to complete additional testing prior to offering for sale any future production units that are not electrically identical to those units previously tested and authorized under the FCC’s declaration of conformity procedure. We believe each additional testing under the FCC’s declaration of conformity procedure will take approximately two weeks to complete with an estimated total cost of $15,000.

We expect the CATCHER™ device to be tested under the procedures set forth in Military Standard 810F (“MIL-STD-810F”). This testing is approved by all departments and Agencies of the Department of Defense (DoD). The standardized tests are designed to assess environmental design and the limits of conditions to which the unit may be exposed throughout its service life. The CATCHER™ device is expected to be evaluated based on exposure to temperature, humidity, altitude, shock, vibration and drop. We plan to submit the device for testing during the second half of 2006. We expect that testing will take approximately two weeks to complete with an estimated total cost of $20,000.

Our business and results may be affected by failure to obtain any required FCC equipment authorization, rules and regulations that are adopted or may be adopted in the future, as well as any failure to comply with those rules and regulations, or failure to obtain the required approvals thereunder. Furthermore, failure to comply or satisfy the applicable MIL-STD-810F testing procedures could result in product delays required for additional engineering which would unfavorably impact the competitiveness of the product within the market.

Employees

As of July 31, 2006, we had eleven full time direct employees. It is our intent to outsource most engineering, design, production, marketing, public relations, investor relations, human resources, and legal functions. We believe that we have good relations with our employees, and do not envision a work stoppage. None of our employees or consultants are represented by unions or collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and outsourced relationships. Competition for qualified personnel in our industry and geographical location is intense. We cannot provide any assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees or engaging outsourced relationships to conduct our business in the future.

Property

Currently, our headquarters is located at 39526 Charlestown Pike, Hamilton, VA 20158-3322, the home of our President and Chief Executive Officer. Some of our employees are located remotely, with our corporate accounting and administration located in Carlsbad, California, and our engineering services located in Round Rock, Texas.

In December 2005, we leased approximately 2,500 square feet of office space in Carlsbad, California for a period of 38 months, but which may be terminated earlier with 6 months prior written notice any time after the 24th month. The base rent initially will total approximately $4,600 per month. On February 9, 2006, we leased approximately 3,500 square feet of space office space in Round Rock, Texas for a period of 36 months, but the lease may be terminated earlier with 6 months prior written notice any time after the 24th month. The base rent initially will total approximately $4,700 per month.

During 2006, we intend to pursue an operating lease for office space for a Virginia-based corporate headquarters, and do not expect that lease to be on terms as favorable to us as we presently enjoy. We have not paid for the use of our headquarter facility, with the exception of reimbursements to our President and Chief Executive Officer for expenses directly resulting from its use (i.e., phone services, office equipment and supplies). We believe that our current properties are adequate for our current needs.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. There is no pending or, to our knowledge, threatened litigation or administrative action (including litigation or action involving our officers, directors or other key personnel) which in the opinion of our management has had or is expected to have a material effect upon our business, financial condition or operations.

MANAGEMENT

Executive Officers, Directors, and Key Employees

The following are our executive officers and directors and their respective ages and positions as of July 31, 2006:

Name	Age	Position
Charles Sander	57	Director, President and Chief Executive Officer
Ira Tabankin	56	Director, Chief Technical Officer and Secretary
Jeff Gilford	45	Chief Financial Officer
T. Michael Grady	62	Vice President—Sales
John Sutton	59	Vice President—Engineering
Harry L. Casari	70	Director
Rear Admiral (Retired) Cathal Flynn	68	Director
H. Clayton Foushee, Jr.	53	Director

The following is a brief description of the business background of each of our executive officers and directors:

Charles Sander, Director and President and Chief Executive Officer. Mr. Sander became a director on May 25, 2005 and our chief executive officer on May 4, 2005. Mr. Sander has more than 30 years’ experience in the aviation security/operations arena. From June 2002 until joining Catcher, Mr. Sander was Vice President and Partner at the Global Transportation Unit of Unisys Corp., a publicly-traded company. At Unisys, he headed the airports business practice in the development and marketing of aviation products and services. From September 2000 to June 2002, Mr. Sander was Vice President for Aviation Sales at Scanz Communications, Inc. From March 1998 to September 2000, Mr. Sander was first an Executive Account Manager and, in December of 1999, Regional Director, Aviation Sales for TYCO/ADT Security Services, Inc., a publicly-traded company. Mr. Sander launched Tyco’s aviation security group. Mr. Sander started his professional career as a military air traffic controller and also held the position of airport general manager at the Baltimore Washington International airport. Mr. Sander also serves as a director, President and Chief Executive Officer of Catcher.

Ira Tabankin, Director, Chief Technical Officer and Secretary. Mr. Tabankin became a director, Chief Technical Officer and Secretary on May 4, 2005. Mr. Tabankin has more than 30 years’ experience developing and launching new products for such companies as SHARP Electronics from August 1973 to December 1983 and March 1985 to September 1987, NovAtel Communications from October 1987 to May 1991, Robert Bosch from May 1991 to December 1996 and Cadence Design Services from February 1997 to March 1999. NovAtel, Robert Bosch and Cadence Design Services are publicly-traded companies. Prior to founding Catcher in April 2005, Mr. Tabankin was President and Chief Executive Officer of LCM Technologies, Inc., a company he founded in 2004 for purposes of developing the CATCHER™ device. From July 2002 until founding LCM Technologies, Inc. in March 2004, Mr. Tabankin was an independent consultant for his own company, IJT Consulting through which he provided consulting services to various clients. From March 1999 to July 2002, Mr. Tabankin was Chief Strategic Officer of Scanz Communications, Inc. Mr. Tabankin also serves as a director, Chairman and Chief Technical Officer of Catcher.

Jeff Gilford, Chief Financial Officer. Mr. Gilford became our chief financial officer on June 16, 2005. Mr. Gilford has more than 20 years’ experience as a finance and operations executive. Prior to joining Catcher in June 2005, Mr. Gilford was a Principal of BlackFord Partners, Inc., a company he co-founded in April 2001. BlackFord is a financial advisory firm providing Acting Chief Financial Officer services to early stage venture backed technology companies, focusing on areas including securing business financing, strategy formulation, development of financial infrastructure, and direction with operational matters. From November 1998 until founding BlackFord Partners, Inc., Mr. Gilford was the Vice-President of Finance/Chief Financial Officer of OrderFusion, Inc. a sell-side e-commerce software provider. Mr. Gilford began his career as a licensed

California CPA with Touche Ross & Co. (currently Deloitte & Touche USA LLP), and holds a Master’s of Business Administration and BS in Business Administration from San Diego State University.

T. Michael Grady, Vice President—Sales. Mr. Grady became our Vice President of Sales on July 1, 2006. He has more than 27 years of experience in IT sales and sales management to both government and commercial markets. During this time, Mr. Grady has been responsible for sales of IT professional services and products in the fields of network operations management, fiber optic network testing, software fault management, wireless network location technology and network managed services. From February 2004 until joining Catcher, Inc. Mr. Grady served as a consultant to multiple companies, acting in the capacity of sales and business development. He also has served from December 2005 to the present as a Director on the Board of Airtime Manager, Inc. From March 2003 to February 2004, he was VP Government Affairs for Digital Lightwave, Inc. From March 2002 to June 2003, he was Director of Government Sales for Incert Software. From February 2001 to March 2002, he was Director of Government Sales for Windward Consulting Group. From August 1999 to February 2001, Mr. Grady was Eastern Regional VP for Aptial Networks, which merged with CAT Technology, Inc.

John Sutton, Vice President—Engineering. Mr. Sutton became our Vice President—Engineering on April 21, 2005. Mr. Sutton has more than 30 years of engineering and manufacturing operational management experience. From March 2004, Mr. Sutton was VP Operations of LCM Technologies, Inc., continuing to the acquisition by Catcher in April 2005. From August 2003 to March 2004, Mr. Sutton served as an independent contractor working with numerous companies contract manufacturing operations. From August 2002 to August 2003, Mr. Sutton was VP Operations for Apacheta Corporation. From April 2001 to August 2002, Mr. Sutton was Senior VP Operations for Enfora Wireless.

Harry L. Casari, Director. Mr. Casari became a director on October 24, 2005. Mr. Casari is currently a private investor. He worked as a Certified Public Accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a Partner. Mr. Casari received a BS degree in business administration from the University of Denver. He also serves as a member of the board of directors of Cohu, Inc., Meade Instruments Corp. and , Orange 21, Inc., all of which are publicly-traded companies.

Rear Admiral (retired) Cathal Flynn, Director. Admiral Flynn became a director on June 24, 2005. Admiral Flynn began his naval career in 1960. In 30 years of active service, he served mainly in areas of naval special warfare, joint special operations, measures to combat terrorism, and international security affairs. Promoted to Rear Admiral in 1985, he served successively as Commander, Naval Security and Investigative Command (and concurrently as Assistant Director of Naval Intelligence for Counterintelligence and Anti-terrorism), Director of Plans and Policy, US Special Operations Command, and Deputy Assistant Secretary of Defense for Special Operations. After retiring in 1990, Admiral Flynn joined Science Applications International Corporation. He concurrently served on committees of the National Research Council and the Defense Science Board. From 1993 to 2000, Admiral Flynn was the Associate Administrator for Civil Aviation Security in the Federal Aviation Administration. Since early 2001, Admiral Flynn has acted as an independent consultant to numerous clients, in the area of civil aviation security. From 2001 to 2002, Admiral Flynn was a consultant to Argenbright Security, Inc, and was a non-voting member of the Board of that company. Since December 2004, Admiral Flynn has been a member of the Advisory Board of Isonics, Inc. Since May 2005, he has been a board member of SecureLogic Corporation. Isonics and SecureLogic are both publicly-traded companies.

H. Clayton Foushee, Jr., Director. Dr. Foushee became a director on June 24, 2005. Dr. Foushee has a wealth of experience in the aviation, operations, legislation, safety and security fields, including 12 years of government service at the National Aeronautics and Space Administration (NASA) and the Federal Aviation Administration, where he was Chief Scientific and Technical Advisor. Dr. Foushee spent a decade in senior executive positions with Northwest Airlines, a publicly-traded company, first as Managing Director, Flight Procedures, Training and Standards from 1992 to 1993, then as Vice President, Flight Operations from 1993 to 1998 and finally as Vice President, Regulatory Affairs from 1998 to 2001. From 2002 until January, 2005,

Dr. Foushee was Vice President and Partner at the Global Transportation Division of Unisys Corp., a publicly-traded company. At Unisys, he managed major strategic transportation projects and coordinated public and private industry initiatives with the Congress and government agencies. Most recently, since February, 2005, Dr. Foushee has been a Partner (non-attorney) and Director of Governments Affairs for the Washington, D.C. law firm, Zuckert, Scoutt and Rasenberger (ZSR), L.L.P. and President of Farragutt International, L.L.C., the consulting division of ZSR.

Committees of the Board of Directors

On October 24, 2005, our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. Mr. Casari is the chairman of our audit committee, and the other members of the audit committee are Admiral Flynn and Dr. Foushee, each of whom is a non-employee member of our board of directors. The functions of the audit committee include:

•	reviewing the results of the audit engagement with the independent auditors;

•	reviewing the adequacy, scope and results of the internal accounting controls and procedures;

•	reviewing the degree of independence of the auditors, as well as the nature and scope of our relationship with our independent auditors;

•	reviewing the auditors’ fees; and

•	recommending the engagement of auditors to the full board of directors.

We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.

Compensation Committee. Dr. Foushee is the chairman of our compensation committee, and the other members of the compensation committee are Mr. Casari and Admiral Flynn, each of whom is a non-employee member of our board of directors. The function of the compensation committee include:

•	reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans; and

•	advising and consulting with our officers regarding managerial personnel and development.

The compensation of our executive officers is generally determined by the compensation committee of our board of directors, subject to applicable employment agreements. Our compensation programs are intended to enable the attraction, motivation, reward, and retention of the management talent required to achieve corporate objectives and thereby increase shareholder value. We anticipate that our compensation policy will be to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business. To attain these objectives, the executive compensation program may include a competitive base salary, cash incentive bonuses, and stock-based compensation.

Nominating and Corporate Governance Committee. Admiral Flynn is the chairman of our nominating and corporate governance committee, and the other members of the nominating and corporate governance committee include Mr. Casari and Dr. Foushee, each of whom is a non-employee member of our board of directors.

The functions of the nominating and governance committee will include the following:

•	identifying and recommending to our board of directors individuals qualified to serve as the directors and on the committees of the board of directors;

•	advising the board of directors with respect to matters of board composition, procedures and committees;

•	developing and recommending to the board of directors a set of corporate governance principles applicable to us and overseeing corporate governance matters generally; and

•	overseeing the annual evaluation of the board and our management.

The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board of directors and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder;

•	evidence of the stockholder’s ownership of our common stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate;

•	the candidate’s resume or a listing of his or her qualifications to be one of our directors; and

•	the candidate’s consent to be named as a director if selected by the nominating and governance committee and nominated by the board of directors.

Our directors believe that the minimum qualifications for service as one of our directors are that a nominee possess an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the board of director’s oversight of the business and our affairs, an impeccable reputation of integrity and competence in his or her personal or professional activities. The nominating and governance committee’s evaluation of potential candidates will be consistent with the board of director’s criteria for selecting new directors. Such criteria include an understanding of our business environment and the possession of such knowledge, skills, expertise, and diversity of experience so as to enhance the board’s ability to manage and direct our affairs and business, including when applicable, to enhance the ability of committees of the board of directors to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation or listing requirements.

The nominating and governance committee may receive suggestions from current board members, company executive officers, or other sources, which may be either unsolicited or in response to requests from the nominating and governance committee for such candidates. The nominating and governance committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

Once the nominating and governance committee has identified a person as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the committee determines that the candidate warrants further consideration, the chairman of the board of directors or another member of the committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board of directors, the nominating and governance committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. The committee may consider all such information in light of information regarding any other candidates that the committee might be evaluating for membership on the board of directors. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The nominating and governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Code of Ethics

We have adopted a code of ethics that applies to our officers, employees and directors, including our principal executive officers, principal financial officers and principal accounting officers. The code of ethics sets forth written standards that are designated to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in our code of ethics; and

•	Accountability for adherence to our code of ethics.

Compensation of Directors

On October 24, 2005, our board of directors approved the following cash compensation terms for our non-employee directors: Non-employee directors will be paid a total of $1,500 per day for each day their services are required, including such parts of a day required for traveling to any meeting or other event for which their participation has been requested on our behalf, and additionally be reimbursed for all reasonable travel expenses incurred as a result of their participation. Non-employee directors also will be paid $500 for conference call participation.

Compensation Committee Interlocks And Insider Participation

There were no interlocking relationships between us and other entities that might affect the determination of the compensation of its directors and executive officers.

Executive Compensation

The following table sets forth the compensation earned during the years ended December 31, 2003, 2004 and 2005 by our former and current chief executive and of each executive whose annual compensation in the fiscal year ended December 31, 2005 exceeded $100,000. We refer to our Chief Executive Officer and these other executive officers as our “named executive officers” in this Prospectus.

Summary Compensation Table

					Long-Term Compensation Award
		Annual Compensation			Restricted Stock Award(s)	Securities Underlying Options/SARs	All Other Compensation
Name and Principal Position	Year	Salary		Bonus
Charles Sander(1) President, Chief Executive Officer, and Director	2005		$135,417	32,468	—	—	4,900	(2)

Ira Tabankin(3) Director and Secretary	2005		$123,700	20,000	—	—	86,404	(4)

Jeff Gilford(5) Chief Financial Officer	2005		$91,666	15,000	—	918,000	—

John Sutton(6) Vice President—Engineering	2005		$85,625	75,000	—	—	4,200	(2)

Nicholas Rigopulos(7) Former Chief Executive Officer and Chief Financial Officer	2005 2004 2003	$ $ $	— — —	— — —	— — —	— 167,000 1,300,000	— — —

(1)	Mr. Sander’s employment commenced effective April 21, 2005. Prior to that time, he received no compensation from us. See “Employment Agreements” below.
(2)	Consists of a car allowance.
(3)	Mr. Tabankin’s employment commenced effective April 21, 2005. Prior to that time, he received no compensation from us. See “Employment Agreements” below.
(4)	Consists of a $4,900 car allowance and an $81,504 reimbursement for relocation costs.
(5)	Mr. Gilford’s employment commenced effective June 16, 2005. Prior to that time, he received $22,326 in compensation from us in his capacity as a consultant and principal of Blackford Partners. See “Certain Relationships and Related Party Transactions” and “Employment Agreements” below.
(6)	Mr. Sutton’s employment commenced effective effective April 21, 2005. Prior to that time, he received no compensation from us. See “Certain Relationships and Related Party Transactions” and “Employment Agreements” below.
(7)	Mr. Rigopulos resigned effective May 5, 2005.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2005, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. There can be no assurance that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock and overall stock market conditions.

In the fiscal year ended December 31, 2005, we granted options to purchase up to an aggregate of 1,348,000 shares of our common stock to employees, directors and consultants. The percentage of total options granted is based upon an aggregate of 1,348,000 options granted during 2005.

Individual Grants
Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In Last Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Charles Sander	—	—	—	—	—	—
Ira Tabankin	—	—	—	—	—	—
Jeff Gilford	918,000	68.1%	$3.74	6/23/2015	$2,159,197	$5,471,828
John Sutton	—	—	—	—	—	—
Nicholas Rigopulos	—	—	—	—	—	—

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for the individuals named in the Summary Compensation Table their option exercises for the fiscal year ended December 31, 2005, and exercisable and unexercisable options held by them as of December 31, 2005.

The “Value of Unexercised In-the-Money Options at December 31, 2005” is calculated based on the difference between $3.65, which is the average of the high and low bid prices per share of our common stock on the OTC Bulletin Board on the last day our common stock was traded during the fiscal year ended December 31, 2005, and the exercise price for the shares underlying the option, multiplied by the number of shares issuable upon exercise of the option.

	Number of Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options At December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles Sander	—	—	—	—	—	—
Ira Tabankin	—	—	—	—	—	—
Jeff Gilford	—	—	217,500	700,500	$793,875	$2,521,800
John Sutton	—	—	—	—	—	—
Nicholas Rigopulos	—	—	—	—	—	—

2005 Stock Incentive Plan

On October 24, 2005, our board of directors approved our 2005 Stock Incentive Plan. We have reserved 2,219,000 shares of our common stock for issuance under the 2005 Stock Incentive Plan, subject to adjustment for a stock split, or any future stock dividend or other similar change in our common stock or capital structure. Awards covering 1,433,000 shares have been granted under the 2005 Stock Incentive Plan and therefore 786,000 shares of our common stock remain available for grant. The continuance of the 2005 Stock Incentive Plan is subject to approval of the plan by our stockholders, which approval must be obtained within 12 months of the date of approval by the board of directors.

In addition, on October 24, 2005, our board of directors terminated the Employee Stock Plan and Director Stock Plan that the board previously had approved on June 24, 2005. These prior plans never became effective and no awards were granted under these prior plans before their termination.

The 2005 Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” Stock options granted under the 2005 Stock Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants.

The board of directors or a committee designated by the board, referred to as the “plan administrator,” will administer the 2005 Stock Incentive Plan, including selecting the participants, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award and determining the vesting and exercise periods of each award.

The maximum number of shares subject to options and stock appreciation rights that may be granted to a participant during a calendar year is 1,000,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which will not count against the limit set forth in the previous sentence. The maximum number of awards of restricted stock and restricted stock units that are intended to be performance-based compensation under 162(m) of the Internal Revenue Code that may be granted to a participant during a calendar year is 1,000,000 shares.

In the event of a change in control where the acquirer does not assume awards granted under the 2005 Stock Incentive Plan, the awards outstanding under the 2005 Stock Incentive Plan will become fully vested (immediately prior to the change in control) and terminate upon the consummation of the change in control.

Unless terminated sooner, the 2005 Stock Incentive Plan will automatically terminate in 2015. The board of directors has authority to amend or terminate the 2005 Stock Incentive Plan. No amendment or termination of the 2005 Stock Incentive Plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any such amendment to the 2005 Stock Incentive Plan in such a manner and to such a degree as required.

Employment Agreements and Change-in-Control Arrangements

We entered into an employment agreement with Charles Sander effective as of April 21, 2005 pursuant to which Mr. Sander is employed as our Chief Executive Officer. The current term of the agreement expires May 4, 2008 but will be automatically renewed for additional three-year periods until either party gives the other party written notice of its intent not to renew at least 60 days prior but no more than 90 days prior to the end of the term. Mr. Sander’s base salary is $250,000 per annum. Mr. Sander is entitled to participate in our bonus program which will be dependent upon the achievement of certain milestones and to participate in any stock option plan that we may have in effect for our executive employees, provided that, in no event will the bonus program provide for a bonus of less than 50% of Mr. Sander’s base salary. If his employment agreement is terminated under certain circumstances, Mr. Sander will be entitled to severance payments equal to up to two years (or the remainder of the contract term, if greater) of his base salary and bonus. Effective July 29, 2005, but retroactive to the commencement of Mr. Sander’s employment with us, we agreed to amend his employment agreement to provide that retroactive to May 4, 2005, Mr. Sander will be entitled to a $20,000 signing bonus, a car allowance of $700 per month and reimbursement of reasonable and necessary business expenses incurred by Mr. Sander in accordance with our reimbursement policies.

We entered into an employment agreement with Ira Tabankin effective as of April 21, 2005 pursuant to which Mr. Tabankin is employed as our Chief Technology Officer. The current term of the agreement expires April 21, 2008 but will be automatically renewed for additional three-year periods until either party gives the other party written notice of its intent not to renew at least 60 days prior but no more than 90 days prior to the end of the term. Mr. Tabankin’s base salary is $216,000 per annum. Mr. Tabankin is entitled to participate in our bonus program which will be dependent upon the achievement of certain milestones and to participate in any stock option plan that we may have in effect for our executive employees, provided that, in no event will the bonus program provide for a bonus of less than 50% of Mr. Tabankin’s base salary. If his employment agreement is terminated under certain circumstances, Mr. Tabankin will be entitled to severance payments equal to up to two years (or the remainder of the contract term, if greater) of his base salary and bonus and a royalty equal to 1% of our gross income for a period of three years following the termination of employment. Effective July 29, 2005, but retroactive to the commencement of Mr. Tabankin’s employment with us, we agreed to amend his employment agreement to provide that retroactive to May 4, 2005, Mr. Tabankin will be entitled to a $20,000 signing bonus, a car allowance of $700 per month and reimbursement of reasonable and necessary business expenses incurred by Mr. Tabankin in accordance with our reimbursement policies.

We entered into an employment agreement with Jeff Gilford effective as of June 16, 2005 pursuant to which Mr. Gilford is employed as our Chief Financial Officer. The current term of the agreement expires on June 16, 2008 but will be automatically renewed for additional three-year periods until either party gives the other party written notice of its intent not to renew at least 60 days prior but no more than 90 days prior to the end of the term. Mr. Gilford will receive an annual base salary of $200,000 and is entitled to participate in any incentive bonus program we may adopt for our executive employees, provided that, in no event will the bonus program provide for a bonus of less than 50% of Mr. Gilford’s base salary upon achievement of certain goals. In addition, Mr. Gilford will be paid a one-time signing bonus of $15,000 not part of any incentive bonus program or yearly bonus within 30 days from the execution of the Employment Agreement. On June 24, 2005, we granted to Mr. Gilford options to purchase 918,000 shares of our common stock at an exercise price of $3.74 vesting over three years in three separate tranches consisting of (1) a first tranche of 580,000 shares, 25% of which vests on June 16, 2005 with the remaining 75% vesting monthly, pro rata each month, over the three year period following June 16, 2005, (2) a second tranche of 193,000, 25% of which vests on June 16, 2006, with the remaining 75% vesting monthly, pro rata each month, over the three year period following June 16, 2006 and (3) a third tranche of 145,000 shares, 25% of which vests on June 16, 2007 with the remaining 75% vesting monthly, pro rata each month, over the three year period following June 16, 2007. If we experience a “Change of Control” (as that term will be defined in an agreement between us and Mr. Gilford), all unvested options will immediately vest. However, if Mr. Gilford’s employment is terminated without Cause or for Good Reason (as each of those terms are defined in the Employment Agreement), any unvested options in a tranche that had commenced to vest will immediately vest. If his employment agreement is terminated under certain circumstances, Mr. Gilford will be entitled to severance payments equal to up to 18 months (or the remainder of the contract term, if greater) of his base salary and bonus.

We entered into an employment agreement with John Sutton effective as of April 21, 2005 pursuant to which Mr. Sutton is employed as our Vice President — Engineering. The current term of the agreement expires April 21, 2006 but will be automatically renewed for additional one-year periods until either party gives the other party written notice of its intent not to renew at least 60 days prior but no more than 90 days prior to the end of the term. Mr. Sutton’s base salary is $150,000 per annum. Mr. Sutton is entitled to participate in our bonus program which will be dependent upon the achievement of certain milestones and to participate in any stock option plan that we may have in effect for our executive employees. If his employment agreement is terminated under certain circumstances, Mr. Sutton will be entitled to severance payments equal to up to six months (or the remainder of the contract term, if greater) of his base salary and bonus. Effective July 29, 2005, but retroactive to the commencement of Mr. Sutton’s employment with us, we agreed to amend his employment agreement to provide that retroactive to May 4, 2005, Mr. Sutton will be entitled to a car allowance of $600 per month and reimbursement of reasonable and necessary business expenses incurred by Mr. Sutton in accordance with our reimbursement policies.

We entered into an Employment Offer — Terms of Employment with T. Michael Grady effective July 1, 2006 pursuant to which Mr. Grady is employed as our Vice President — Sales. Mr. Grady’s base salary is $175,000 per annum and he was paid a one-time signing bonus of $7,500. Mr. Grady is eligible to participate in any incentive bonus program we may adopt for our employees at his executive management level from time to time. During Mr. Grady’s employment, he is eligible to earn a salary-based bonus with a target potential of 50% of base salary, which shall be based on the attainment of corporate goals of revenue against plan and quantitative/discretionary goals as determined by our Compensation Committee.

Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on our behalf, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2006 unless otherwise noted, by:

•	each of our named executive officers;

•	each of our directors and nominees;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers, directors and nominees as a group.

Information with respect to beneficial ownership has been furnished by each executive officer, director, nominee or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Percentage of beneficial ownership is based on 17,139,718 shares of our common stock outstanding as of July 31, 2006. The number of shares of common stock beneficially owned by each person and the percentage ownership of each person include any shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of July 31, 2006, if any.

Except as otherwise noted below, the address of each of the persons in the table is Catcher Holdings, Inc., 39526 Charlestown Pike, Hamilton, VA 20158-3322.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Charles Sander	2,232,341		13%
Ira Tabankin	2,232,341	(1)	13%
Jeff Gilford	454,354	(2)	3%
T. Michael Grady	0		*
John Sutton	143,500		*
Harry L. Casari	60,000		*
Cathal Flynn	60,000		*
H. Clayton Foushee	60,000		*

5% Stockholders:
Agile Partners, LP	1,624,864	(3)	9.48%
3500 Alameda De Las Pulgas, Suite 20
Menlo Park, CA 94025
London Family Trust	1,249,864	(5)	7.29%
2 Aurora Drive
Montecito, CA 93108
Sandor Capital Master Fund LP	1,250,000	(4)	7.29%
2828 Routh Street, Suite 500
Dallas, TX 75205
Rawleigh Ralls	924,934	(6)	5.40%
744 Spruce Street
Boulder, CO 80302
All directors and executive officers as a group (8 persons)	5,242,536	(7)	30.0%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes 8 shares of common stock issuable upon the conversion of 1 share of Series A Preferred Stock that is convertible to 8 shares of common stock within 60 days after July 31, 2006.
(2)	Includes (i) 65,000 shares of common stock issuable upon the exercise of a warrant that is exercisable within 60 days of July 31, 2006; and (ii) 354,354 shares of common stock issuable upon exercise of an option that is exercisable within 60 days of July 31, 2006.
(3)	Includes (i) 324,973 shares of common stock issuable upon the exercise of a Series B Warrant that is exercisable within 60 days of July 31, 2006; and (ii) 324,973 shares of common stock issuable upon the exercise of a Series C Warrant that is exercisable within 60 days of July 31, 2006. Scott Cummings has voting and dispositive power on behalf of Agile Partners, LP.
(4)	Includes (i) 250,000 shares of common stock issuable upon the exercise of a Series B Warrant that is exercisable within 60 days of July 31, 2006; and (ii) 250,000 shares of common stock issuable upon the exercise of a Series C Warrant that is exercisable within 60 days of July 31, 2006. John Lemak has voting and dispositive power on behalf of Sandor Capital Master Fund, LP.
(5)	Includes (i) 249,973 shares of common stock issuable upon the exercise of a Series B Warrant that is exercisable within 60 days of July 31, 2006; and (ii) 249,973 shares of common stock issuable upon the exercise of a Series C Warrant that is exercisable within 60 days of July 31, 2006. Robert S. London has voting and dispositive power on behalf of London Family Trust.
(6)	Includes (i) 124,987 shares of common stock issuable upon the exercise of a Series B Warrant that is exercisable within 60 days of July 31, 2006; (ii) 124,987 shares of common stock issuable upon the exercise of a Series C Warrant that is exercisable within 60 days of July 31, 2006; and (iii) 100,000 shares of common stock issuable upon the exercise of a Series D Warrant that is exercisable within 60 days of July 31, 2006.
(7)	Includes 8 shares of common stock issuable upon conversion of 1 share of Series A Preferred Stock convertible within 60 days of July 31, 2006 and options and warrants to purchase an aggregate of 342,917 shares, which are exercisable within 60 days of July 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

Asset Purchase

Catcher, Inc. entered into an Asset Purchase Agreement with LCM Technologies, Inc., a Delaware corporation (“LCM”), dated as of April 21, 2005 with respect to the purchase by us of substantially all of the assets of LCM and the assumption by us of substantially all of the liabilities of LCM. Pursuant to the agreement, we assumed contracts of LCM, all intellectual property owned by LCM and all information, files correspondence regarding such contracts, and intellectual property. In addition we assumed the obligations under such contracts and certain payables, such as for legal fees. Ira Tabanakin, one of our directors and a shareholder, is the only shareholder of LCM and an officer and director of LCM.

Consulting Agreements

We entered into a Consulting Agreement with Hayden Communications, Inc. dated as of May 1, 2005 for a period of twelve (12) months at a fee of $5,000 per month plus reimbursement of certain expenses. Immediately following the Acquisition, a fee totaling $160,000 was paid to Hayden Communications, Inc. in respect to the services provided prior to May 2005, including capital markets consulting, strategy formulation and marketing material creation and production. Hayden is one of our stockholders. The agreement terminated on April 30, 2006.

We entered into a Consulting Agreement with The Del Mar Consulting Group, Inc. (“DCG”) for a period of twelve (12) months effective as of April 21, 2005 at a fee of $5,000 per month plus reimbursement of certain expenses. DCG is one of our stockholders. The agreement terminated on April 20, 2006.

We entered into a Consulting Agreement with Kai Hansen for a period of twelve (12) months effective as of April 21, 2005 at a fee of $5,000 per month plus reimbursement of certain expenses. Mr. Hansen is one of our stockholders. This agreement terminated on April 20, 2006.

We entered into a Services Agreement with BlackFord Partners, Inc., dated as of May 6, 2005, whereby BlackFord Partners, Inc. agreed to provide financial and accounting advisory services to us at a rate of $75 to $125 per hour depending on the type of services rendered. Pursuant to an Amendment to the Services Agreement, dated as of June 24, 2005, a warrant to purchase 20,000 shares of our common stock at an exercise price of $3.74 was issued to Stan Blackburn and a warrant to purchase 65,000 shares of our common stock at an exercise price of $3.74 was issued to Jeff Gilford. Jeff Gilford, our Chief Financial Officer is a principal of Blackford Partners, Inc. The Services Agreement, as amended, terminated on June 15, 2006.

Employment Agreements

We entered into an employment agreement with Charles Sander effective as of April 21, 2005 pursuant to which Mr. Sander is employed as our Chief Executive Officer. See “Management—Employment Agreements” above.

We entered into an employment agreement with Ira Tabankin effective as of April 21. 2005 pursuant to which Mr. Tabankin is employed as our Chief Technology Officer. See “Management—Employment Agreements” above.

We entered into an employment agreement with Jeff Gilford effective as of June 16, 2005 pursuant to which Mr. Gilford is employed as our Chief Financial Officer. See “Management—Employment Agreements” above.

We entered into an employment agreement with John Sutton effective as of April 21, 2005 pursuant to which Mr. Sutton is employed as our Vice President—Engineering. See “Management—Employment Agreements” above.

We entered into an Employment Offer—Terms of Employment with T. Michael Grady effective as of July 1, 2006 pursuant to which Mr. Grady is employed as our Vice President—Sales. See “Management—Employment Agreements” above.

Warrant and Option Exercises

We granted an option to purchase 1,000,000 shares of our common stock to Nicholas Rigopulos, our then Chief Executive Officer, Chief Financial Officer and director, in lieu of salary pursuant to a stock option agreement dated as of July 30, 2003. The options vested immediately and had an exercise price of $0.004 per share. We recorded $46,000 in connection with the issuance of the options which is included in administrative expense in the accompanying statement of operations for the year ended December 31, 2003. Mr. Rigopulos exercised options to purchase all 1,000,000 shares of our common stock on July 30, 2003 for proceeds of $4,000.

In February 2004, we issued an option to purchase 167,000 shares of our common stock to Mr. Rigopulos, our then Chief Executive Officer, Chief Financial Officer and director, in lieu of salary. The options vested immediately and had an exercise price of $0.03. Mr. Rigopulos exercised options to purchase all 167,000 shares of our common stock on March 9, 2004 for proceeds of $5,010.

We issued an aggregate of 3,000,000 shares of our common stock for services rendered, 1,000,000 shares each, to our stockholders Paul Mannion, Yale Farrar and Robert Prag, pursuant to consulting agreements dated July 28, 2003. The shares were valued at $150,000 based on a market value of our common stock at $0.05 per share. Mr. Mannion provided financial and strategic consulting services. Mr. Prag’s consulting services were identifying and recruiting qualified management and directors and advising and consulting us with respect to the composition of the board of directors and management team. Mr. Farrar’s consulting services included identifying and advising us with respect to acquisitions and/or merger proposals.

On July 28, 2003, we issued 200,000 shares of our common stock to Jules Benge Prag, our then Secretary and director as compensation for services rendered. The shares were valued at $10,000, based on a market value of our common stock of $0.05 per share.

On January 8, 2003, we issued 300,000 shares of our common stock to Mr. Rigopulos, our then Chief Executive Officer, Chief Financial Officer and director, in lieu of salary. The shares were valued at $1,500, based on a market value of our common stock at $0.005 per share.

Convertible Notes

Throughout 2004 and early 2005 as described below, we entered into the following convertible promissory notes with the stockholders mentioned below, which notes were automatically converted effective May 4, 2005 to an aggregate of 1,544,524 shares of our common stock:

•	In February 2004, we entered into convertible promissory notes with our stockholders Robert Prag, Jay Farar and Paul Mannion for gross proceeds of $13,000. The notes bore interest at a rate of 6% and matured on September 30, 2004. The notes were convertible into our common stock at a conversion price of $0.03 per share at any time after September 30, 2004. September 2004 we amended the notes to extend the maturity date to January 31, 2005. On February 1, 2005 we amended the notes to extend the maturity date to January 31, 2006.

•	In July 2004, we entered into two convertible promissory notes with our stockholders Jay Farar and Paul Mannion for gross proceeds of $10,000. The notes bore interest at a rate of 6% and matured on

January 31, 2005. The notes were convertible into our common stock at a conversion price $0.03 per share at any time after January 31, 2005. On February 1, 2005 we amended the notes to extend the maturity date to January 31, 2006.

•	In September 2004, we entered into a convertible promissory note with our stockholder Robert Prag for gross proceeds of $5,000. The note bore interest at a rate of 6% and matured on January 31, 2005. The note was convertible into our common stock at a conversion price of $0.03 per share at any time after January 31, 2005. On February 1, 2005 we amended the note to extend the maturity date to January 31, 2006.

•	In January 2005, we entered into a convertible promissory note with Nicholas Rigopulos, our then Chief Executive Officer, Chief Financial Officer and director for gross proceeds of $5,000. The note bore interest at a rate of 6% and matures on July 31, 2005. The note was convertible into our common stock at a conversion price of $0.03 per share at any time after January 31, 2005. The note was only to be converted at our option. On February 1, 2005 we amended the note to extend the maturity date to January 31, 2006.

•	In April 2005, we entered into four convertible promissory notes with Nicholas Rigopulos, our then Chief Executive Officer, Chief Financial Officer and director, and our stockholders Paul Mannion, Robert Prag and Jay Farar, for gross proceeds of $36,000. The notes bore interest at a rate of 1% and matured on January 31, 2006. The notes were convertible into our common stock at a conversion price of $0.10 per share at any time after August 31, 2005.

•	In May 2005, we entered into a convertible promissory note with Nicholas Rigopulos, our then Chief Executive Officer, Chief Financial Officer and director in exchange for payment of $2,975 of expenses. The note bore interest at a rate of 6% and matured on January 31, 2006. The note was convertible into our common stock at a conversion price of $0.10 per share at any time after August 31, 2005. The note was only to be converted at our option.

SELLING STOCKHOLDERS

The following table sets forth, as of July 31, 2006, the name of the selling stockholders, the number of shares of our common stock beneficially owned by such selling stockholders before and after this offering and the number of shares that may be offered pursuant to this prospectus. This information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares or interests therein. Any supplement to this prospectus may contain additional or varied information about the selling stockholder and/or additional holders, and any of their transferors, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares covered hereby, and the aggregate amount of the shares offered that is beneficially owned by each person. This information will be obtained from the selling stockholder and/or additional holders.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. The selling stockholders may dispose of all, part or none of their shares.

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options, warrants or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from July 31, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which it provided to us the information regarding its shares of common stock.

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent

Agile Partners, L.P. 3500 Alameda De Las Pulgas Suite 200 Menlo Park, CA 94025	1,624,864	(2)	9.48%	1,056,162	568,702	3.32%

London Family Trust 212 Aurora Drive Motecito, CA 93108	1,249,864	(3)	7.29%	812,412	437,452	2.55%

Sandor Capital Master Fund, LP 2828 Routh Street, Suite 500 Dallas, Texas, 75201	1,250,000	(4)	7.29%	702,000	548,000	3.20%

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Rawleigh H. Ralls 744 Spruce Street Boulder, CO 80302	924,934	(5)	5.40%	443,725	481,209	2.81%

Tammer Fahmy 301 West 18th Street Apartment 4 New York, NY 10011	399,940	(6)	2.33%	259,961	139,979	*

Precept Capital Master Fund, G.P. 100 Crescent Court, Suite 850 Dallas, TX 75201	360,000	(7)	2.10%	240,000	120,000	*

Northwood Capital Partners, LP 1150 First Avenue, Suite 600 King of Prussia, PA 19406	330,000	(8)	1.93%	214,500	115,500	*

David Arrington P.O. Box 2071 Midland, TX 79702	300,000	(9)	1.75%	200,000	100,000	*

Jose Gervais 1616 Paseo Del Mar Palos Verdes Estates, CA 90274	300,000	(10)	1.75%	200,000	100,000	*

Zen Management, LLC 9330 S. Priest Drive Tempe, AZ 85284	300,000	(11)	1.75%	200,000	100,000	*

Brian Corbman 1637 Oakwood Drive, Unit S222 Narberth, PA 19072	299,951	(12)	1.75%	194,968	104,983	*

VFT Special Ventures, Ltd. 1150 First Avenue, Suite 600 King of Prussia, PA 19406	716,340	(13)	4.18%	160,875	555,465	3.24%

Colin M. Carter 6457 Norway Road Dallas, TX 75230	240,000	(14)	1.40%	160,000	80,000	*

Richard O’Leary 2819 4th Street Boulder, CO 80304	307,434	(15)	1.79%	153,100	154,334	*

Christopher Cummings 475 Stonehaven Drive Kettering, OH 45429	375,000	(16)	2.19%	146,250	228,750	1.33%

BallyShannon Partners, L.P. 325 Bryn Mawr Avenue Bryn Mawr, PA 19010	362,989	(17)	2.12%	141,566	221,423	1.29%

Paul Mannion 4390 Rivercross Drive Norcross, VA 30092	122,385		*	122,385	—	*

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Bedrock Capital, L.P. 25 Highland Park Village Suite 100-382 Dallas, TX 75205	180,000	(18)	1.05%	120,000	60,000	*

T2, Ltd. 25 Highland Park Village Suite 100-382 Dallas, TX 75205	180,000	(19)	*	120,000	60,000	*

Career Collection, Ltd 5956 Sherry Lane, Suite 1350 Dallas, TX 75225	150,000	(20)	*	100,000	50,000	*

Robert J. Dobrient 1845 Woodall Rodgers Ste 1725 Dallas, TX 75201	150,000	(21)	*	100,000	50,000	*

Frank O’Mara c/o Alltel Communications P.O. Box 2177 #1 Allied Drive Little Rock, AR 72203	150,000	(22)	*	100,000	50,000	*

Trinad Capital Master Fund Ltd. 2121 Avenue of the Stars Suite 1650 Los Angeles, CA 90067	150,000	(23)	*	100,000	50,000	*

John Lemak 4410 Bordeaux Ave Dallas, Texas 75205	250,000	(24)	1.46%	97,500	152,500	*

Brian Barton 19816 Meredith Drive Derwood, MD 20855	299,947	(25)	1.75%	97,483	202,464	1.18%

George King 5577 Vantage Point Road Columbia, MD 21044	299,947	(26)	1.75%	97,483	202,464	1.18%

Mark Nicosia 21809 Gaithers Meadow Lane Brookville, MD 20833	299,947	(27)	1.75%	97,483	202,464	1.18%

Katherine O’Leary 2819 4th Street Boulder, CO 80304	217,434	(28)	*	93,100	124,334	*

Robert Prag 2455 El Amigo Road Del Mar, CA 92014	619,603		3.62%	89,061	530,542	3.10%

Cabernet Partners, L.P. 676 Church Road Villa Nova, PA 19085	123,750	(29)	*	80,438	43,312	*

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Michel Finzi 2540 Redding Road Fairfield, CT 06824	120,000	(30)	*	80,000	40,000	*

Patricia J. Schell Revocable Trust 6209 E. Dusty Coyote Circle Scottsdale, AZ 85262	120,000	(31)	*	80,000	40,000	*

Rider Fund, L.P. 5956 Sherry Land Suite 1350 Dallas, TX 75225	108,000	(32)	*	72,000	36,000	*

Alon Kutai 5423 Foxhound Way San Diego, CA 92130	200,000	(33)	1.17%	65,000	135,000	*

Peter Stanley 660 Gatehouse Lane Philadelphia, PA 19118	165,625	(34)	*	64,594	101,031	*

BallyShannon Family Partnership 325 Bryn Mawr Avenue Bryn Mawr, PA 19010	165,000	(35)	*	64,350	100,650	*

Jay Seid c/o Emerging Growth Equities 1150 First Avenue, Suite 600 King of Prussia, PA 19406	165,000	(36)	*	64,350	100,650	*

Nicolas Rigopulos PO Box 415 Boston, MA 02117	63,166		*	63,166	—	*

Greg J. Berlacher 1150 First Ave. #600 King of Prussia, PA 19406	150,000	(37)	*	58,500	91,500	*

Robert A. Berlacher—IRA Bear Stearns SEC Corp. as IRA Cust. f/b/o Robert A. Berlacher 676 Church Road Villa Nova, PA 19085	82,500	(38)	*	53,625	28,875	*

John J. Connors 3 Aaron Road Lexington, MA 02421	75,000	(39)	*	50,000	25,000	*

Dan Gardner 534 Camp Woods Circle Villa Nova, PA 19085	132,000	(40)	*	42,900	89,100	*

Dennis E. Foster and Patricia L. Foster JTWROS 600 The Grange Lane Lexington, KY 40511	60,000	(41)	*	40,000	20,000	*

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Graves Family Partnership, LLC 3170 West Teal Road Skyline Ranch Box 26 Jackson, WY 83002	60,000	(42)	*	40,000	20,000	*

J.K. Hullett 2760 5th Street Boulder, CO 80304	60,000	(43)	*	40,000	20,000	*

Nicholas A. Merrick 5956 Sherry Lane Suite 1350 Dallas, TX 75225	60,000	(44)	*	40,000	20,000	*

Ponte Vedra Partners 1941 Sevilla Boulevard W. Atlantic Beach, FL 32233	60,000	(45)	*	40,000	20,000	*

Cooper Schell 811 SW Stratton Road White Salmon, WA 98672	60,000	(46)	*	40,000	20,000	*

Burlingame Equity Investors, LP 1 Sansome Street Suite 2900 San Francisco, CA 94104	93,820	(47)	*	36,592	57,228	*

Jay Farar 23679 Calabasas Road, #412 Calabasas, CA 91302	35,553		*	35,553	—	*

Craig Samuels 13990 Rancho Dorado San Diego, CA 92130	100,000	(48)	*	32,500	67,500	*

Carlton Meyer 1106 Ednor Road Silver Springs, MD 20905	99,947	(49)	*	32,483	67,464	*

Schreiber Living Trust 12220 El Camino Real Suite 400 San Diego, CA 92130	49,947	(50)	*	32,466	17,481	*

Porter Partners LP 300 Drakes Landing Road Suite 300 Greenbrae, CA 94904	82,500	(51)	*	32,175	50,325	*

Paul Berlacher Paul D. Berlacher Rev. Trust DTD 5/27/93 7201 Forest Brook Drive Sylvania, Ohio	41,250	(52)	*	26,813	14,437	*

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Heart Specialists of NW Ohio Profit Sharing/401K Plan fbo Franz Berlacher 5549 Ginger Tree Lane Toledo, OH 43623	41,250	(53)	*	26,813	14,437	*

Chardonnay Partners, L.P. 676 Church Road Villa Nova, PA 19085	41,250	(54)	*	26,813	14,437	*

Michael Pruitt 11502 Stonebrier Drive Charlotte, NC 28277	62,500	(55)	*	24,375	38,125	*

Thomas Gabel 11 Locust Street Marblehead, MA 01945	30,000	(56)	*	20,000	10,000	*

Peter Massaniso 1941 Sevilla Boulevard W. Atlantic Beach, FL 32233	30,000	(57)	*	20,000	10,000	*

Massaniso & Company, Inc. 1941 Sevilla Boulevard W. Atlantic Beach, FL 32233	30,000	(58)	*	20,000	10,000	*

Scott R. McQueen 431 Coconut Palm Rd. Boca Raton, FL 33432	30,000	(59)	*	20,000	10,000	*

Frederick F. Muntz 6 Rapps Run Drive Malvern, PA 19355	30,000	(60)	*	20,000	10,000	*

Pinnacle Asset Management 1941 Sevilla Boulevard W. Atlantic Beach, FL 32233	30,000	(61)	*	20,000	10,000	*

J. Craig Powell 3212 Luahine Place Haiku, HI 96708	30,000	(62)	*	20,000	10,000	*

John & Cindy Boyle 375 Fairview Farms Road Campo Bello, SC 29322	60,000	(63)	*	19,500	40,500	*

Dan Gardner—IRA Bear Stearns Securities Corp. Cust. f/b/o Daniel Gardner 534 Camp Woods Circle Villa Nova, PA 19085	45,835	(64)	*	17,876	27,959	*

Bryan Smyth 4417 Tivoli Street San Diego, CA 92107	50,000	(65)	*	16,250	33,750	*

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Richard Johnson 965 Pinehurst Drive Chester Springs, PA 19425	41,250	(66)	*	16,088	25,162	*

Leonard Panzer 88 Random Farms Dr. Chappaqua, NY 10514	13,889		*	13,889	—	*

Joseph Benjamin 2452 8th Street Boulder, CO 80304	15,000	(67)	*	10,000	5,000	*

Eric Boustani 1049 Dolores Drive Lafayette, CA 94549	15,000	(68)	*	10,000	5,000	*

J. Scott Carroll 6 Hilldale Road Malvern, PA 19355	15,000	(69)	*	10,000	5,000	*

Daniel Glass 2454 8th Street Boulder, CO 80304	15,000	(70)	*	10,000	5,000	*

Winfield Jones 3445 Berkley Boulder, CO 80304	15,000	(71)	*	10,000	5,000	*

David Napier 417 S. Columbus St. Alexandria, VA 22314	15,000	(72)	*	10,000	5,000	*

Patrick J. Woelfel 26W003 Marrion Avenue Wheaton, IL 60187	15,000	(73)	*	10,000	5,000	*

Robert H. Yevich 100 Canterbury Road Richmond, VA 23221	15,000	(74)	*	10,000	5,000	*

Burlingame Equity Investors (Offshore) Ltd. 1 Sansome Street Suite 2900 San Francisco, CA 94104	20,974	(75)	*	8,180	12,794	*

Jerome C. Post 104 Orchard Cottage Way Sunset, SC 29685	6,945		*	6,945	—	*

Burlingame Equity Investors II, LP 1 Sansome Street Suite 2900 San Francisco, CA 94104	12,294	(76)	*	4,793	7,501

	Shares Beneficially Owned Prior to the Offering		Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent(1)		Number	Percent
Michael Post 2936 Old Elm Lane Germantown, TN 38138	3,000	*	3,000	—	*

Bill Thompson 6961 Bent Creek Dr. Germantown, TN 38138	2,778	*	2,778	—	*

Scott M. Panzer 2 Murray Place South Salem, NY 10590	2,084	*	2,084	—	*

Timothy M. Post 11140 Callaway Greens Dr. FT. Meyers, FL 33913	1,389	*	1,389	—	*

*	Less than one percent.
(1)	Percentage ownership is based on 17,139,718 shares of our common stock outstanding as of July 31, 2006.
(2)	Includes (i) 324,973 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 324,973 shares issuable upon exercise of Series C Warrants outstanding. Scott Cummings has voting and dispositive power on behalf of Agile Partners, L.P.
(3)	Includes (i) 249,973 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 249,973 shares issuable upon exercise of Series C Warrants outstanding. Robert S. London has voting and dispositive power on behalf of London Family Trust.
(4)	Includes (i) 250,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 250,000 shares issuable upon exercise of Series C Warrants outstanding. John Lemack has voting and dispositive power on behalf of Sandor Capital Master Fund, LP.
(5)	Includes (i) 100,000 shares issuable upon exercise of Series D Warrants currently outstanding; (ii) 124,987 shares issuable upon exercise of Series B Warrants outstanding; and (iii) 124,987 shares issuable upon exercise of Series C Warrants outstanding.
(6)	Includes (i) 99,985 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 99,985 shares issuable upon exercise of Series B Warrants outstanding.
(7)	Includes 120,000 shares issuable upon exercise of Series D Warrants currently outstanding. D. Blair Barker has voting and dispositive power on behalf of Precept Capital Master Fund, G.P.
(8)	Includes (i) 66,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 66,000 shares issuable upon exercise of Series C Warrants outstanding. Robert A. Berlacher has voting and dispositive power on behalf of Northwood Capital Partners, LP.
(9)	Includes 100,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(10)	Includes 100,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(11)	Includes 100,000 shares issuable upon exercise of Series D Warrants currently outstanding. Matthew Gallaher has voting and dispositive power on behalf of Zen Management, LLC.
(12)	Includes (i) 74,988 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 74,988 shares issuable upon exercise of Series B Warrants outstanding.
(13)	Includes (i) 82,500 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 82,500 shares issuable upon exercise of Series C Warrants outstanding. Gregory Berlacher exercises voting and dispositive power with respect to the shares of common stock offered by this entity for resale under this prospectus. Gregory Berlacher has voting and dispositive power on behalf of VFT Special Ventures, Ltd.
(14)	Includes 80,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(15)	Includes (i) 40,000 shares issuable upon exercise of Series D Warrants currently outstanding; (ii) 37,487 shares issuable upon exercise of Series B Warrants outstanding; and (iii) 37,487 shares issuable upon exercise of Series C Warrants outstanding.

(16)	Includes (i) 75,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 75,000 shares issuable upon exercise of Series C Warrants outstanding.
(17)	Includes (i) 72,598 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 72,598 shares issuable upon exercise of Series C Warrants outstanding. Bruce Tecker has voting and dispositive power on behalf of BallyShannon Partners, L.P.
(18)	Includes 60,000 shares issuable upon exercise of Series D Warrants currently outstanding. James Smith has voting and dispositive power on behalf of Bedrock Capital, L.P.
(19)	Includes 60,000 shares issuable upon exercise of Series D Warrants currently outstanding. James Smith has voting and dispositive power on behalf of T2, Ltd.
(20)	Includes 50,000 shares issuable upon exercise of Series D Warrants currently outstanding. Kenny A. Troutt has voting and dispositive power on behalf of Career Collection, Ltd.
(21)	Includes 50,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(22)	Includes 50,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(23)	Includes 50,000 shares issuable upon exercise of Series D Warrants currently outstanding. Robert Ellin has voting and dispositive power on behalf of Trinad Capital Master Fund Ltd.
(24)	Includes (i) 50,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 50,000 shares issuable upon exercise of Series C Warrants outstanding.
(25)	Includes (i) 74,987 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 74,987 shares issuable upon exercise of Series B Warrants outstanding.
(26)	Includes (i) 74,987 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 74,987 shares issuable upon exercise of Series B Warrants outstanding.
(27)	Includes (i) 74,987 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 74,987 shares issuable upon exercise of Series B Warrants outstanding.
(28)	Includes (i) 10,000 shares issuable upon exercise of Series D Warrants currently outstanding; (ii) 37,487 shares issuable upon exercise of Series B Warrants outstanding; and (iii) 37,487 shares issuable upon exercise of Series C Warrants outstanding.
(29)	Includes (i) 24,750 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 24,7500 shares issuable upon exercise of Series C Warrants outstanding. Robert A. Berlacher has voting and dispositive power on behalf of Cabernet Partners, L.P.
(30)	Includes 40,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(31)	Includes 40,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(32)	Includes 36,000 shares issuable upon exercise of Series D Warrants currently outstanding. Joseph D. O’Brien III has voting and dispositive power on behalf of Rider Fund, L.P.
(33)	Includes (i) 50,000 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 50,000 shares issuable upon exercise of Series B Warrants outstanding.
(34)	Includes (i) 33,125 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 33,125 shares issuable upon exercise of Series C Warrants outstanding.
(35)	Includes (i) 33,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 33,000 shares issuable upon exercise of Series C Warrants outstanding. Bruce Tecker has voting and dispositive power on behalf of BallyShannon Partners, L.P.
(36)	Includes (i) 33,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 33,000 shares issuable upon exercise of Series C Warrants outstanding.
(37)	Includes (i) 30,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 30,000 shares issuable upon exercise of Series C Warrants outstanding.
(38)	Includes (i) 16,500 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 16,500 shares issuable upon exercise of Series C Warrants outstanding. Robert A. Berlacher has voting and dispositive power on behalf of Robert A. Berlacher – IRA.
(39)	Includes 25,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(40)	Includes (i) 33,000 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 33,000 shares issuable upon exercise of Series C Warrants outstanding.
(41)	Includes 20,000 shares issuable upon exercise of Series D Warrants currently outstanding.

(42)	Includes 20,000 shares issuable upon exercise of Series D Warrants currently outstanding. Andrew T. Graves has voting and dispositive power on behalf of Graves Family Partnership, LLC.
(43)	Includes 20,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(44)	Includes 20,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(45)	Includes 20,000 shares issuable upon exercise of Series D Warrants currently outstanding. Peter Massaniso has voting and dispositive power on behalf of Ponte Vedra Partners.
(46)	Includes 20,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(47)	Includes (i) 18,765 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 18,765 shares issuable upon exercise of Series C Warrants outstanding. Blair E. Stanford has voting and dispositive power on behalf of Burlingame Equity Investors, LP.
(48)	Includes (i) 25,000 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 25,000 shares issuable upon exercise of Series B Warrants outstanding.
(49)	Includes (i) 24,987 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 24,987 shares issuable upon exercise of Series B Warrants outstanding.
(50)	Includes (i) 12,487 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 12,487 shares issuable upon exercise of Series B Warrants outstanding. Dan Schreiber has voting and dispositive power on behalf of Schreiber Living Trust.
(51)	Includes (i) 16,500 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 16,500 shares issuable upon exercise of Series C Warrants outstanding. Jeffrey H. Porter has voting and dispositive power on behalf of Porter Partners LP.
(52)	Includes (i) 8,250 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 8,250 shares issuable upon exercise of Series C Warrants outstanding.
(53)	Includes (i) 8,250 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 8,250 shares issuable upon exercise of Series C Warrants outstanding. Franz Berlacher has voting and dispositive power on behalf of Heart Specialists of NW Ohio Profit Sharing/401K Plan fbo Franz Berlacher.
(54)	Includes (i) 8,250 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 8,250 shares issuable upon exercise of Series C Warrants outstanding. Robert A. Berlacher has voting and dispositive power on behalf of Chardonnay Partners, L.P.
(55)	Includes (i) 12,500 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 12,500 shares issuable upon exercise of Series C Warrants outstanding.
(56)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(57)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(58)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding. Peter Massaniso has voting and dispositive power on behalf of Massaniso & Company, Inc.
(59)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(60)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(61)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding. Peter Massaniso has voting and dispositive power on behalf of Pinnacle Asset Management.
(62)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(63)	Includes (i) 15,000 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 15,000 shares issuable upon exercise of Series B Warrants outstanding.
(64)	Includes (i) 9,167 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 9,167 shares issuable upon exercise of Series C Warrants outstanding. Dan Gardner has voting and dispositive power on behalf of Dan Gardner – IRA.
(65)	Includes (i) 12,500 shares issuable upon exercise of Series A Warrants currently outstanding; and (ii) 12,500 shares issuable upon exercise of Series B Warrants outstanding.
(66)	Includes (i) 8,250 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 8,250 shares issuable upon exercise of Series C Warrants outstanding.
(67)	Includes 5,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(68)	Includes 5,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(69)	Includes 5,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(70)	Includes 5,000 shares issuable upon exercise of Series D Warrants currently outstanding.

(71)	Includes 5,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(72)	Includes 10,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(73)	Includes 5,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(74)	Includes 5,000 shares issuable upon exercise of Series D Warrants currently outstanding.
(75)	Includes (i) 4,195 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 4,195 shares issuable upon exercise of Series C Warrants outstanding. Blair E. Stanford has voting and dispositive power on behalf of Burlingame Equity Investors (Offshore) Ltd.
(76)	Includes (i) 2,458 shares issuable upon exercise of Series B Warrants currently outstanding; and (ii) 2,458 shares issuable upon exercise of Series C Warrants outstanding. Blair E. Stanford has voting and dispositive power on behalf of Burlingame Equity Investors II, LP.

Broker-Dealer and Other Affiliations

To our knowledge, the following selling stockholders are broker-dealers or affiliates of broker-dealers:

Colin M. Carter is an affiliate of Presidio Financial Partners, a registered broker-dealer.

Thomas Gabel is an affiliate of Canacord Adams, a registered broker-dealer.

Andrew T. Graves, who has voting and dispositive power on behalf of Graves Family Partnership, LLC, is an affiliate of Pacific Growth Equities, a registered broker-dealer.

Daniel C. Gardner has dispositive authority with respect to Bear Stearns Securities Corp. Cust. f/b/o Daniel Gardner and is a limited partner of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

Richard Johnson is an affiliate of Boenning & Scattergood, Inc., a registered broker-dealer. Mr. Johnson is also a limited partner of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

Jay D. Seid is a limited partner of EGE Holdings, Ltd. and an employee of Emerging Growth Equities, Ltd., a registered broker-dealer. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd.

Robert A. Berlacher has dispositive authority with respect to Bear Stearns SEC Corp. as IRA Cust. f/b/o Robert A Berlacher and is a limited partner of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

Ballyshannon Partners, L.P. and Ballyshannon Family Partnership, L.P., are limited partners of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

Peter G. Stanley is a limited partner of EGE Holdings, Ltd. and an employee of Emerging Growth Equities, Ltd., a registered broker-dealer. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

Robert A. Berlacher exercises voting and dispositive power with respect to the shares of common stock offered by Northwood Capital Partners, LP, Cabernet Partners, LP, and Chardonnay Partners, LP. Robert Berlacher is a member of the board of directors of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

VFT Special Ventures, Ltd., is a wholly-owned subsidiary of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer. Gregory Berlacher exercises voting and dispositive power with respect to the shares of common stock offered by VFT Special Ventures, Ltd. In addition, Gregory Berlacher is a limited partner (and the principal owner) of EGE Holdings, Ltd., which owns Emerging Growth Equities, Ltd., a registered broker-dealer. Gregory Berlacher also is the President and Chief Executive Officer of Emerging Growth Equities, Ltd.

John S. Lemak is a general partner of Sandor Capital Master Fund, L.P. and as such exercises voting and dispositive power with respect to the shares of common stock offered by Sandor Capital for resale under this prospectus. Mr. Lemak is also an affiliate of Williams Financial Group, Inc., a registered broker-dealer.

Mark Nicosia is an affiliate of Ferris, Baker Watts, Inc., a registered broker-dealer.

Alon D. Kutai is an affiliate of Sanders, Morris and Harris, a registered broker-dealer.

Greg Berlacher has dispositive authority with respect to the shares of common stock held by VFT Special Ventures, Ltd. In addition, Mr. Berlacher is a limited partner of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

George King is an affiliate of Ferris, Baker Watts, Inc., a registered broker-dealer.

John and Cindy Boyle are affiliates of Raymond James Securities, Inc., a registered broker-dealer.

Michael Post is an affiliate of Morgan Stanley, a registered broker-dealer.

DESCRIPTION OF CAPITAL STOCK

General

At the date hereof we are authorized by our certificate of incorporation to issue an aggregate of 50,000,000 shares of common stock, par value $0.001 per share and 999,999 shares of preferred stock, par value $0.001 per share. As of July 31, 2006, 17,139,718 shares of common stock are outstanding and held of record by 380 stockholders and one share of Series A Convertible Preferred Stock is be outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

The shares of common stock offered in this prospectus have been fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Delaware law, and subject to any rights of the holders of preferred stock, all stockholder action is taken by a majority vote of the holders of the outstanding shares of common stock voting as a single class who are present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

We have outstanding one share of Series A Preferred Stock held by Ira Tabankin. The holder of our Series A Preferred Stock has the same rights as the holders of our common stock with respect to dividends and upon our liquidation, dissolution or winding up of our affairs, except that the holder of the Series A Preferred Stock has the right to appoint one director to our board of directors. Accordingly, for so long as Mr. Tabankin holds the share of Series A Preferred Stock and it has not been converted, Mr. Tabankin will have the right to appoint one member to our board of directors. The Series A Preferred Stock will convert to common stock on the earliest of the third anniversary of the Acquisition or the election by Mr. Tabankin to convert.

In addition, we are authorized to issue up to 999,999 shares of preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that, subject to Federal securities laws and Delaware law, the board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing our change in control without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Warrants

We currently have outstanding Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants to purchase an aggregate of 5,841,386 shares of our common stock. There are 572,908 Series A Warrants outstanding. Each Series A Warrant will entitle the holder to purchase one share of our common stock at $1.50 per share in cash (the “Series A Exercise Price”), exercisable for a period of five years. Once the common stock issuable upon exercise of the Series A Warrants is registered with the SEC, we may call the Series A Warrants upon notice to the warrant holder from time to time at any time that the common stock closes at or above $2.50 per share for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period, provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series A Warrants, all or a part (but not less than 25%) of the Series A Warrants held at the Series A Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series A Warrants then held for a purchase price of $0.01 per Series A Warrant unless and to the extent that the Series A Warrant holder first exercises Series A Warrants at the Series A Exercise Price.

There are 2,250,193 Series B Warrants outstanding. Each Series B Warrant entitles the holder to purchase one share of common stock at $2.00 per share in cash (the “Series B Exercise Price”), exercisable for a period of five years. Once the common stock issuable upon exercise of the Series B Warrants is registered with the SEC, we may call the Series B Warrants upon notice to the warrant holder from time to time at any time that the common stock closes at or above $3.33 per share, for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period; provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series B Warrants, all or a part (but not less than 25%) of the Series B Warrants held at the Series B Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series B Warrants then held for a purchase price of $0.01 per Series B Warrant unless and to the extent that the Series B Warrant holder first exercises Series B Warrants at the at the Series B Exercise Price.

There are 1,677,285 Series C Warrants outstanding. Each Series C Warrant entitles the holder to purchase one share of common stock at $2.50 per share in cash, exercisable for a period of five years.

There are 1,341,000 Series D Warrants outstanding. Each Series D Warrant entitles the holder to purchase one share of common stock at $3.50 per share in cash, exercisable for a period of five years.

The holders of the Series A Warrants, the Series B Warrants and the Series C Warrants are entitled to certain registration rights pursuant to an Amended and Restated Registration Rights Agreement dated February 2, 2006.

The holders of the Series D Warrants are entitled to certain registration rights pursuant to a Registration Rights Agreement dated March 15, 2006.

We have an outstanding a warrant to purchase 65,000 shares of our common stock issued to Jeff Gilford, our Chief Financial Officer, for an exercise price of $3.74 per share and a warrant to purchase 20,000 shares of its common stock to Stanley Blackburn for an exercise price of $3.74 per share, each of which was issued in connection with accounting and advisory services rendered by Blackford Partners.

We have an outstanding warrant to purchase up to 101,280 units (consisting of two shares of common stock and a warrant to purchase one share of common stock at an exercise price of $3.50 per share). The warrant is exercisable for a period of five years at an exercise of $5.00 per unit.

Transfer Agent and Registrar; Market

The transfer agent and registrar for our common stock is U.S. Stock Transfer, 1745 Gardena Ave., Glendale, CA 91204. Our common stock is quoted on the OTC Bulletin Board, under the symbol “CTHH”.

Lock-Up Agreements

In connection with a private placement of securities we closed in March 2006, Charles Sander, Ira Tabankin and Jeff Gilford entered into contractual lock-up agreements with the participants in the private placement pursuant to which they agreed that they would not sell any shares of our common stock until the first to occur of the following: (a) the ninetieth (90th) day following the date on which the registration statement registering the shares of Common Stock issued in connection with the March 2006 private placement is declared effective by the SEC; and (b) the one year anniversary of the initial closing of the March 2006 private placement.

Securities Issued during “Blank Check Company” Period

Certain securities we issued while we were a “blank check company” (as defined in the rules and regulations of the Securities and Exchange Commission) are subject to the letter dated January 21, 2000 from the Securities and Exchange Commission’s Division of Corporation Finance to NASD Regulation, Inc. (the “Worm Letter”). As stated in the Worm Letter, it is the position of the Securities and Exchange Commission’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144 under the Securities Act. As a result, these securities may not be transferred under Rule 144. All securities that we believe were issued while we were a “blank check company” are being registered for sale under the registration statement relating to this offering.

PLAN OF DISTRIBUTION

The selling stockholders, and any of their pledgees, assignees and successors-in-interest (who will be named in either a post-effective amendment to the registration statement or a prospectus supplement), may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We expect that sales of shares by the selling stockholders pursuant to this offering will cease upon the earlier of (i) the sale of all shares or (ii) the date upon which all shares registered on the registration statement relating to this offering may be sold under Rule 144(k) under the Securities Act of 1933. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales (other than short sales established prior to the effectiveness of the registration statement to which this prospectus is a part);

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the registrable securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the shares.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective December 2, 2005, our Audit Committee dismissed Vitale, Caturano & Company, Ltd. (“Vitale”), which had previously served as our independent registered public accounting firm, and engaged Stonefield Josephson, Inc. (“Stonefield”) as our new independent registered public accounting firm. The decision to change accounting firms was recommended and approved by our Audit Committee. The reason for the change of accounting firms was so that our accounting firm would be located in closer proximity to our financial offices in San Diego, California.

The reports of Vitale on our financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principle.

There were no disagreements with Vitale, during the fiscal years ended December 31, 2003 and 2004, and through December 2, 2005, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Vitale, would have caused Vitale to make reference thereto in their report on our financial statements.

During the two most recent fiscal years and through December 2, 2005, we did not consult with Stonefield on any matter that: (i) involved the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, in either case where written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instructions to Item 304 of Regulation S-B, or a reportable event under Item 304(a)(1)(iv)(B) of Regulation S-B.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Catcher Holdings, Inc. and Subsidiary, as of December 31, 2005 and for the year then ended and for the period from inception on March 31, 2004 to December 31, 2005, included in this prospectus have been audited by Stonefield Josephson, Inc. an independent registered public accounting firm, as stated in their report appearing herein, to the extent and for the period indicated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Vitale, Caturano & Company, Ltd., independent registered public accounting firm; to the extent and for the period indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents or any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended December 31, 2005 and the

Period from Inception (March 31, 2004) to December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Catcher Holdings Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Catcher Holdings Inc. and Subsidiary (a development stage enterprise) as of December 31, 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2005 and for the period from inception on March 31, 2004 to December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements for the period from March 31, 2004 (date of inception) to December 31, 2004 were audited by other auditors whose report, dated June 28, 2005, expressed an unqualified opinion. Our opinion on the statements of operations and cash flows for the period from March 31, 2004 (date of inception) to December 31, 2005, insofar as it relates to amounts for the period from March 31, 2004 (date of inception) to December 31, 2004, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Catcher Holdings Inc. and Subsidiary as of December 31, 2005 and the results of their operations and cash flows for the year ended December 31, 2005 and for the period from March 31, 2004 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1A to the consolidated financial statements, the Company is a development stage enterprise, has no revenues, has negative cash flows from operations and has an accumulated deficit. These circumstances, amongst others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

March 17, 2006, except for Note 1B,

as to which the date is August 10, 2006

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

LCM Holdings

San Diego, California

We have audited the accompanying balance sheet of LCM Holdings (the Company), a Delaware corporation in the development stage, as of December 31, 2004 and the related statements of operations and cash flows for the period from inception (March 31, 2004) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LCM Holdings as of December 31, 2004, and the results of its operations and its cash flows for the period from inception (March 31, 2004) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

June 28, 2005

Boston, Massachusetts

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005	December 31, 2004
	(unaudited)	As Restated
		See Note 1B
Assets
Current Assets:
Cash and cash equivalents	$2,934,662	$913,182	$364
Prepaid expenses and other current assets	1,524,070	566,671	—

Total current assets	4,458,732	1,479,853	364

Fixed Assets, net	845,686	320,862	—
Deposits	14,904	4,857	—

Total Assets	$5,319,322	$1,805,572	$364

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$162,028	$463,470	$718,730
Notes Payable	—	—	30,000
Accrued and other current liabilities	277,778	647,703	—

Total current liabilities	439,806	1,111,173	748,730

Total Liabilities	439,806	1,111,173	748,730

Commitments and Contingencies (See Note 7)

Shareholders’ Equity (Deficit):
Common Stock, $0.001 value, 50,000,000 shares authorized; 17,139,718, 13,578,970 and 2,278,973 shares outstanding, respectively	17,139	13,578	2,279
Preferred Stock, $0.001 par value, 1,000,000 shares authorized; 1, 1 and 0 shares outstanding, respectively	—	—	—
Additional paid in capital	18,004,851	9,578,774	(2,279)
Deficit accumulated during the development stage	(13,142,474)	(8,897,953)	(748,366)

Total Shareholders’ Equity (Deficit)	4,879,516	694,399	(748,366)

Total Liabilities and Shareholders’ Equity (Deficit)	$5,319,322	$1,805,572	$364

See Notes to Consolidated Financial Statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended		Year Ended December 31, 2005	Period from Inception (March 31, 2004) to December 31, 2004	Period from Inception (March 31, 2004) to June 30, 2006
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	As Restated	(unaudited)	As Restated	As Restated		(unaudited)
		See Note 1B		See Note 1B	See Note 1B
		(unaudited)		(unaudited)
Net revenue	$—	$—	$—	$—	$—	$—	$—

Operating expenses:
Research and development	727,525	650,096	1,343,242	675,861	2,211,133	647,472	4,201,847
Selling, general and administrative	807,238	529,096	1,519,966	584,938	2,282,263	100,894	3,903,123
Stock-based compensation(1) and consulting expense, on stock issued primarily to related parties	131,307	3,523,131	359,802	3,523,131	3,639,494	—	3,999,296

Operating loss	(1,666,070)	(4,702,323)	(3,223,010)	(4,783,930)	(8,132,890)	(748,366)	(12,104,266)
Financing Costs	—	—	(1,073,462)	—	—	—	(1,073,462)
Interest income	39,127	(34,747)	51,951	(34,747)	(16,697)	—	35,254

Loss from operations before income taxes	(1,626,943)	(4,737,070)	(4,244,521)	(4,818,677)	(8,149,587)	(748,366)	(13,142,474)
Income taxes	—	—	—	—	—	—	—

Net loss	$(1,626,943)	$(4,737,070)	$(4,244,521)	$(4,818,677)	$(8,149,587)	$(748,366)	$(13,142,474)

Net loss per share:
Basic & Diluted	$(0.09)	$(0.70)	$(0.27)	$(1.07)	$(0.93)	$(0.34)	$(1.62)

Weighted-average number of shares outstanding—Basic and Diluted:	17,139,718	6,764,746	15,804,350	4,498,540	8,726,518	2,232,333	8,108,967
(1) The following summarizes the allocation of stock based compensation.
Research and development expenses	$—	$268,647	$—	$268,647	$268,647	$—	$268,647
Selling, general and administrative expenses	131,307	3,254,484	359,802	3,254,484	3,370,847	—	3,730,649

Total	$131,307	$3,523,131	$359,802	$3,523,131	$3,639,494	$—	$3,999,296

See Notes to Consolidated Financial Statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended		Year Ended	Period from Inception (March 31, 2004) to December 31, 2004	Period from Inception (March 31, 2004) to June 30, 2006
	June 30, 2006	June 30, 2005	December 31, 2005
	(unaudited)	As Restated	As Restated		(unaudited)
		See Note 1B	See Note 1B
		(unaudited)
Cash Flows From Operating Activities:
Net loss	$(4,244,521)	$(4,818,677)	$(8,149,587)	$(748,366)	$(13,142,474)
Adjustments to reconcile net cash provided by operating activities:
Depreciation	4,915	—	1,156	—	6,071
Non-cash stock compensation and consulting expense	359,802	3,506,101	3,622,464	—	3,982,266
Warrants issued in connection with consulting contract	—	17,030	17,030	—	17,030
Non-cash interest expense	—	41,345	41,345	—	41,345
Non-cash financing costs	1,073,462	—	—	—	1,073,462
Changes in assets and liabilities:
Prepaid expenses and other current assets	(957,399)	(48,994)	(566,671)	—	(1,524,070)
Other Assets	(10,047)	—	(4,857)	—	(14,904)
Accounts payable	(301,442)	(573,692)	(255,260)	718,730	162,028
Accrued expenses and other liabilities	(369,925)	13,480	647,703	—	277,778

Net cash used in operating activities	(4,445,155)	(1,863,407)	(4,646,677)	(29,636)	(9,121,468)
Cash Flows Used In Investing Activities:
Capital expenditures, net	(529,739)	(3,659)	(322,018)	—	(851,757)
Cash Flows From Financing Activities:
Issuance (Repayment) of short-term debt	—	(30,000)	(30,000)	30,000	—
Proceeds from issuance of Common Stock and warrants net of in issuance costs	6,098,211	4,293,690	4,293,690	—	10,391,901
Proceeds from issuance of Common Stock	—	17	17	—	17
Proceeds from exercise of warrants	898,163	—	1,617,806	—	2,515,969

Net cash provided by financing activities	6,996,374	4,263,707	5,881,513	30,000	12,907,887

Net increase in cash and cash equivalents	2,021,480	2,396,641	912,818	364	2,934,662
Cash and cash equivalents at beginning of period	913,182	364	364	—	—

Cash and cash equivalents at end of period	$2,934,662	$2,397,005	$913,182	$364	$2,934,662

See Notes to Consolidated Financial Statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Period from Inception (March 31, 2004) to June 30, 2006

	Number of Shares of Preferred Stock	Preferred Stock $0.0001 par value	Number of Shares of Common Stock	Common Stock $0.0001 par value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Balance at Inception(1)	1	$—	2,232,333	$2,232	$(2,232)	$—	$—
Net loss	—	—	—	—	—	(748,366)	(748,366)

Balance at 12/31/04	1	$—	2,232,333	$2,272	$(2,232)	$(748,366)	$(748,366)
Issuance of convertible preferred stock to employees and consultants on April 21, 2005	454,735	455	—	—	3,236,813	—	3,237,268
Issuance of Common Stock for services and interest expense on April 21, 2005	—	—	301,875	349	309,830	—	310,179
Issuance of Common Stock and warrants to private investors on May 4, 2005	—	—	4,500,386	4,500	4,289,190	—	4,293,690
Issuance of Common Stock to U.S. Telesis Holdings, Inc. shareholders on May 4, 2005	—	—	1,781,295	1,781	(1,764)	—	17
Conversion of convertible preferred stock to Common Stock on June 23, 2005	(454,735)	(455)	3,637,904	3,638	(2,904)	—	—
Issuance of warrants to consultants on June 23, 2005	—	—	—	—	17,030	—	17,030
Issuance of Common Stock pursuant to warrant exercises in October 2005	—	—	1,078,537	1,078	1,616,728	—	1,617,806
Compensation Expense	—	—	—	—	116,362	—	116,362
Net loss	—	—	—	—	—	(8,149,587)	(8,149,587)

Balance at 12/31/05 As Restated See Note 1B	1	$—	13,578,970	$13,578	$9,578,774	$(8,897,953)	$694,399
Issuance of Common Stock pursuant to warrant exercises in February 2006 (unaudited)	—	—	598,748	599	897,564	—	898,163
Issuance of warrants to consultants on June 23, 2005 (unaudited)	—	—	—	—	1,073,462	—	1,073,462
Issuance of Common Stock on March 15 and 17, 2006 (unaudited)	—	—	2,682,000	2,682	6,095,529	—	6,098,211
Issuance of Common Stock on March 16, 2006 to directors and employees (unaudited)	—	—	280,000	280	(280)	—	—
Compensation Expense (unaudited)	—	—	—	—	359,802	—	359,802
Net Loss (unaudited)	—	—	—	—	—	(4,244,521)	(4,244,521)

Balance at 6/30/06 (unaudited)	1	$—	17,139,718	$17,139	$18,004,851	$(13,142,474)	$4,879,516

(1)	The Common Share amount represents common stock issued to the sole owner of LCM Technologies, Inc. upon the conversion of his preferred stock on June 23, 2005 as if they were outstanding at the inception of LCM Technologies, Inc. Ira Tabankin was issued 279,043 shares of Convertible Preferred Stock on April 21, 2005, of which 279,042 were converted on June 23, 2005 into 2,232,333 shares of Common Stock. Mr. Tabankin still holds one share of Convertible Preferred Stock.

See Notes to Consolidated Financial Statements.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

(1A) Nature of Business and Basis of Presentation

U.S. Telesis Holdings, Inc. (“UST”) was originally organized to provide diverse telecommunications products and services to the small and medium business community in the southeastern United States and to develop a niche market strategy of reselling long distance services to the electrical cooperative community. As a result of the dramatic decline in the telecommunications industry, UST abandoned the business objective to provide such telecommunications products and services, and instead intended to identify and complete a merger or acquisition primarily in consideration of the issuance of shares of the UST’s capital stock with a private entity whose business presents an opportunity for UST’s stockholders.

Effective May 4, 2005, UST acquired 100% of the outstanding stock of Catcher, Inc. (“Catcher”) by issuing 4,848,875 shares of UST’s common stock and 733,778 shares of its Series A preferred stock. The Series A preferred stock is convertible into 5,870,245 shares of UST’s common stock (the “UST Merger”). On June 23, 2005, all but one share of the issued and outstanding Series A Preferred Stock was automatically converted to common stock simultaneously with the effectiveness of the filing of an amended and restated certificate of incorporation changing UST’s name to Catcher Holdings, Inc. and providing for a 1 for 7.2 reverse stock split in respect of the Company’s issued and outstanding common stock. In addition, on May 4, 2005, UST assumed Catcher Inc.’s obligations under its issued and outstanding warrants to purchase an aggregate of 4,500,386 shares of common stock. Catcher Holdings, Inc. together with its wholly owned subsidiary is hereinafter referred to as “the Company”.

Catcher was organized in Delaware on April 20, 2005 principally to acquire the assets of LCM Technologies, Inc. (“LCM”) and to operate the business of developing, manufacturing and distributing a portable, ruggedized, wireless handheld security device (the “CATCHER™ device”). LCM was organized in Delaware on March 31, 2004. Pursuant to an asset purchase agreement between Catcher and LCM, Catcher, Inc. purchased certain assets and assumed certain liabilities of LCM and its founder, Ira Tabankin, relating to the CATCHER™ device and the business of LCM (the “LCM Merger”) (See Note 3).

The UST Merger and the LCM Merger (collectively “the Mergers”) were treated as reverse mergers from a historical accounting perspective, and accordingly, the period from inception of the Company begins on March 31, 2004, the date of inception of LCM. The financial statements of the Company presented reflect the historical results of LCM prior to the Mergers, and of the combined entities following the Mergers, and do not include the historical financial results of UST prior to the consummation of the UST Merger. Shareholders’ equity has been retroactively restated to reflect the number of shares received in the Mergers after giving effect to the difference in par value, with the offset to additional paid-in capital. The stock retained by the shareholders of UST has been adjusted to reflect a financing transaction with the proceeds equal to the net asset value of UST immediately prior to the Mergers, which was $17. This amount has been reflected in the accompanying statement of shareholders’ equity as an issuance of common stock to UST shareholders.

The Company is a developmental stage company which has designed a portable, ruggedized wireless, hand-held GPS-based command control device through multiple years of research and development effort. Utilizing proprietary operating software, the CATCHER™ device offers critical real-time wireless communications through the convergence of voice, video, data and biometric capabilities.

Interim Financial Statements

The accompanying unaudited consolidated financial statements for the three and six months ended June 30, 2006 and 2005 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

complete financial statements. These consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of results for the interim periods presented. The results of operations for the three and six month periods ended June 30, 2006 are not necessarily indicative of the results to be expected for the full fiscal year. All references to the three and six months ended June 30, 2006 and 2005 included in the notes to these financial statements are unaudited.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Subsequent to the acquisition of Catcher, the Company has continued to develop the technology acquired with a goal of developing a device that is ready for sale. The Company’s ability to continue as a going concern depends on a number of factors, including but not limited to, the ability to get its product to market and the ability to raise additional capital if required. Since inception, we have not generated revenue and there can be no assurance that we will generate revenue in the future. We have experienced losses since inception and our cumulative loss through June 30, 2006 is ($13,142,474) (unaudited). In addition, we have not generated cash from operations and our cumulative cash used in operations through June 30, 2006 is ($9,121,468) (unaudited). We do not currently have any financing arrangements or lines of credit with lenders. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The maximum potential amount of funds that we may receive from the exercise of all of the outstanding Warrants is approximately $15.4 million, in addition to approximately $2.52 million already received upon partial exercise of the Series A Warrants. The Company intends to continue seeking additional financing to fund its operations. There can be no assurance that such financing will be available on terms acceptable to the Company, or at all.

(1B) Restatement of Prior Period Financial Statements

In its originally filed consolidated financial statements for the year ended December 31, 2005 (including interim periods), the Company recorded as research and development expense the value of shares issued to Ira Tabankin in Catcher Inc. prior to the merger with the Company described in Note 1A. Subsequent to the issuance of such consolidated financial statements, the Company determined that such shares should not have been recorded at fair value. Rather, since LCM was considered the accounting acquirer, no value was assigned to the shares issued (See Note 1A).

As a result, the Company’s consolidated financial statements for the year ended December 31, 2005 have been restated.

The impact of this correction of an error was a reduction in acquired research and development expense in the Company’s Statement of Operations by $1,986,784 for each of the three and six month periods ended June 30, 2005 (the Company reclassified the amount from research and development expense in its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005) and for the year ended December 31, 2005. Consequently, the additional paid in capital and deficit accumulated during the development stage originally recorded in the consolidated balance sheets as of June 30, 2005 and December 31, 2005 were overstated by $1,986,784, and have been reduced by that amount in the accompanying restated financial statements. Certain line items in the Company’s consolidated statement of cash flows and statement of shareholders’ equity have been restated as a result of the correction of an error identified above.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

In addition, the Company reclassified $41,345 from acquired research and development expense into interest expense for each of the three- and six-month periods ended June 30, 2005, the nine-month period ended September 30, 2005 (not presented herein) and the year ended December 31, 2005. This amount represents the value of the Catcher, Inc. shares issued to certain promissory note holders as consideration for the release of all claims to certain intellectual property of LCM that collateralized certain defaulted loans to LCM.

A summary of the significant effects of the restatement for the year ended December 31, 2005 and for the three and six months ended June 30, 2005 is presented in the tables below.

	Year Ended December 31, 2005
Statements of Operations	As Reported	As Restated
Acquired research and development	$2,028,129	$—
Operating loss	(10,161,019)	(8,132,890)
Interest income (expense), net	24,648	(16,697)
Loss from operations and net loss	(10,136,371)	(8,149,587)
Loss per share:
Basic & Diluted	$(1.16)	$(0.93)
Weighted-average number of shares outstanding basic and diluted	8,740,701	8,726,518

	Year Ended December 31, 2005
Statements of Cash Flow	As Reported	As Restated
Net loss	$(10,136,371)	$(8,149,587)
Acquired research and development	2,028,129	—
Non-cash interest expense	—	41,345

	December 31, 2005
Balance Sheet	As Reported	As Restated
Additional paid in capital	$11,565,558	$9,578,774
Deficit accumulated during the development stage	(10,884,737)	(8,897,953)

	Three Months Ended June 30, 2005		Six Months Ended June 30, 2005
Statements of Operations	As Reported	As Restated	As Reported	As Restated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Research and development expenses	$2,946,872	$650,096	$2,972,637	$675,861
Selling general and administrative expenses	3,783,580	529,096	3,838,622	584,938
Non-cash compensation and consulting expense	—	3,523,131	—	3,523,131
Operating loss	(6,730,452)	(4,702,323)	(6,811,259)	(4,783,930)
Interest income (expense), net	6,598	(34,747)	6,598	(34,747)
Loss from operations	(6,723,854)	(4,737,070)	(6,804,661)	(4,818,677)
Income Taxes	—	—	800	—
Net loss	(6,723,854)	(4,737,070)	(6,805,461)	(4,818,677)
Loss per share:
Basic & Diluted	$(1.79)	$(0.70)	$(1.79)	$(1.07)
Weighted-average number of shares outstanding basic and diluted	3,739,976	6,764,746	3,739,976	4,498,540

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

	Six Months Ended June 30, 2005
Statements of Cash Flow	As Reported	As Restated
	(unaudited)	(unaudited)
Net loss	$(6,805,461)	$(4,818,677)
Non-cash stock-based compensation expense	5,551,707	3,506,101
Warrants issued in connection with consulting contract	—	17,030
Non-cash interest expense	—	41,345
Proceeds from issuance of Common Stock and warrants net of issuance costs	4,293,260	4,293,690
Proceeds from issuance of Common Stock	—	17

The restated numbers are reflected in the accompanying consolidated financial statements for the six months ended June 30, 2006 and 2005, and for the year ended December 31, 2005, included in this filing.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Catcher Holdings, Inc. (a development-stage company) and its wholly-owned subsidiary, Catcher, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market accounts.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities which are carried at cost and approximate fair value due to the short-term nature of these instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents. Cash and cash equivalents are maintained in bank deposit accounts with high-quality financial institutions in the United States, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

Fixed Assets

Fixed assets are stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset’s estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Impairment of Long-Lived Assets

The Company follows Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). Under SFAS 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. As of June 30, 2006 and 2005 and December 31, 2005 and 2004, there was no impairment of long-lived assets.

Revenue Recognition

The Company intends to recognize revenue in accordance with the SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101) as updated by SAB No. 104, Revenue Recognition (SAB 104). Under SAB 104, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are recognized upon acceptance. The Company is in its development phase and has no existing customers or revenue.

Research and Development Costs

Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries and associated employee benefits, stock based compensation, travel, engineering and design services, testing and certification and materials and allocations of indirect costs related to research and development efforts.

Software Development Costs

SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company has not yet established technological feasibility of a software product. The Company did not capitalize any software development costs related to internal development efforts at June 30, 2006 and December 31, 2005.

The Company may in the course of business purchase software to be used in its products. If the purchased software is included in a product which has reached technological feasibility in accordance with SFAS No. 86 or which has an alternative future use to the Company, the cost to purchase this software is capitalized and amortized at the greater of the ratio of current period revenues to the total of anticipated future revenues or the straight-line method over its remaining useful life. The Company assesses the recoverability of capitalized purchased software costs at each quarter end by comparing the carrying value to its net realizable value (“NRV”). NRV is the estimated future gross revenues from products that incorporate the software reduced by the estimated future costs of disposal. If NRV is less than the carrying

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

value, the excess is written-off and the then current NRV becomes the new carrying value of the software. The Company did not capitalize any costs related to purchased software in the year ended December 31, 2005 as its product, and included purchased software, had not reached technological feasibility.

Income Taxes

The Company accounts for income taxes using the asset and liability method, as provided by SFAS No. 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided since the Company incurred losses from its inception. Management evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that are more likely than not to be realized. Due to the uncertainty of future taxable income, no future tax benefits have been recognized.

Stock Based Compensation

During the fourth quarter of 2005 the Company adopted SFAS No. 123R, Share Based Payment (SFAS 123R) and SAB No. 107 regarding SFAS 123R (SAB 107). Prior to adoption of these statements the Company did not issue any options for which a grant date, as defined, was achieved. Therefore, no options were outstanding prior to the adoption of SFAS 123R and SAB 107. Under SFAS 123R and SAB 107, compensation is measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. Compensation is equal to the fair value of the award determined using a binomial option-pricing model.

The weighted-average fair value of options granted during the year ended December 31, 2005 was $0.54. No instruments were issued during the three and six months ended June 30, 2006 and 2005 (unaudited) which required valuation using an option pricing model. The fair value of each option grant is estimated as of the date of grant using a binomial option-pricing model. The following assumptions were made for the 2005 grant:

2005
Expected volatility	80%
Expected dividend yield	0%
Expected lives of options (in years)	5
Suboptimal Exercise Factor	2
Risk-free interest rate	4.00%

The Company issued 280,000 shares (unaudited) of restricted stock to an officer and the three independent members of the board of directors for services to be provided during the six months ended June 30, 2006. The weighted average fair value of these shares on their grant date was $3.69 based on the market price of the Company’s common stock on that date.

Net Loss per Common Share

Basic loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

weighted average number of common shares plus the dilutive effect of outstanding preferred stock, options and warrants.

The following potentially dilutive common share equivalents were excluded from the calculation of diluted earnings per share at December 31, 2005 because they were anti-dilutive. There were no potentially dilutive common share equivalents at December 31, 2004.

	June 30, 2006	December 31, 2005
	(unaudited)
Preferred Stock	8	8
Options	918,000	918,000
Warrants	6,230,226	3,477,360

Total	7,148,234	4,395,368

Comprehensive Loss

The Company reports its comprehensive loss in accordance with SFAS No. 130, Reporting Comprehensive Income, which requires presentation of the components of comprehensive earnings. Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company does not have any additional components of Comprehensive Loss, and as such comprehensive loss is equal to the net loss for all periods presented.

Segment and Geographic Information

To date, the Company has viewed its operations and manages its business as principally one segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company’s principal operating segment in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company has not had any sales through June 30, 2006 or conducted any operations outside of the United States.

Recently Issued Accounting Standards

Effective February 3, 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder’s election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee’s control (such as an initial public offering) until it becomes probable that the event

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). An entity that adopted Statement 123(R) prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. The Company does not anticipate that this new FSP will have any material impact upon its financial condition or results of operations.

The adoption of the following recent accounting pronouncements did not have a material impact on the Company’s results of operations and financial condition:

Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets—an amendment of APB opinion No. 29 (SFAS 153). SFAS 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20, and FASB Statement No. 3.” (SFAS 154) SFAS 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005.

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB’s interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize the impact of a tax position in its financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 will be effective as of the beginning of the Company’s 2007 fiscal year. The Company is currently evaluating the impact of FIN 48.

In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” that provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

accounting by a lessor for the lease. This staff position will be adopted by the Company on January 1, 2007. The Company does not expect the adoption of this provision to have a material effect on its financial position, results of operations or cash flows.

In July 2006, the Emerging Issues Task Force Reached Consensus on Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation),” that provides guidance on how sales tax collected from customers should be presented in the income statement. The Company will adopt this statement immediately, and will disclose the caption in which sales tax is recorded in accordance with the consensus reached in this issue when sales tax has been collected.

(3) LCM Merger

Pursuant to an asset purchase agreement, dated April 21, 2005, between Catcher and LCM, Catcher acquired certain assets in exchange for the assumption of $836,000 in accounts payable and notes payable of LCM and its founder, and sole stockholder, Ira Tabankin, relating to the CATCHER™ device and the business of LCM. Mr. Tabankin was involved in the formation of Catcher and as of the date of the asset purchase owned approximately 36% of Catcher, Inc. The transaction was accounted for as a reverse merger, and as such, the historical statements of the acquired business became the historical statements of Catcher. The Company assumed approximately $836,000 in accounts payable and notes payable. Certain patent rights held by creditors of the Company, at the time of the asset purchase, were exchanged for shares in Catcher.

Prior to the LCM Merger, Catcher issued the equivalent of 6,218,739 shares of Common Stock pursuant to subscription agreements for $0.001 per share and in exchange for property from a founder and future services of the newly hired members of management and certain consultants of Catcher. The subscription agreements were contingent upon the closing of the UST Merger and a private placement of at least $4,500,000 (See Note 9). Both conditions were satisfied on May 4, 2005 and the shares were issued and then exchanged for shares of UST (see Note 1A).

The Company attributed no value to the shares issued to Mr. Tabankin in Catcher as LCM was considered the acquirer for accounting purposes pursuant to reverse merger accounting. In addition to Ira Tabankin, eight other individuals or entities were issued shares in Catcher. The Company determined that these eight parties received value in excess of what they paid for their shares. The difference between the fair value of the shares of $0.89 and the price paid has been expensed during the year ended December 31, 2005 as follows:

The shares issued to Charles Sander and John Sutton were issued primarily for services as employees of Catcher. The value of the 2,472,973 fully vested shares of $2,200,656 has been recorded as stock based compensation expense in the accompanying statement of operations on May 4, 2005, the date on which a measurement date occurred in accordance with APB No. 25 “Accounting for Stock Issued to Employees”.

The shares issued to three consultants (See Note 7) and an outside service provider were issued primarily for services rendered to Catcher. The Company determined that performance, as defined in EITF 96-18 “Accounting for Equity Instruments That are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services”, was completed on May 4, 2005. The value of the 1,466,792 shares of $1,305,445 has been recorded as non-cash consulting expense in the accompanying statement of operations on May 4, 2005 as the shares were fully vested and non-forfeitable on that date.

The shares issued to two promissory note holders, were issued as consideration for the release of all claims to certain intellectual property of LCM that was collateral against certain defaulted loans. The

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

Company determined that the release met the definition of a significant modification in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (EITF No. 96-19). In accordance with EITF 96-19, the value of the 46,639 shares of $41,345 has been recorded as interest expense in the accompanying statement of operations on May 4, 2005.

In December 2005, the Company reflected the preferred stock issued by Catcher, Inc. to the sole stockholder as common stock outstanding since inception in the accompanying statement of Shareholders’ Equity (Deficit). The common stock reflects the conversion from preferred into common stock as well as the 1 for 7.2 reverse stock split. This amount does not reflect the single share of preferred stock retained by the stockholder.

(4) Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following at:

	June 30, 2006	December 31, 2005
	(unaudited)
Manufacturing Molds and Tooling	$—	$419,088
Units Released to Production	1,342,777	102,707
Software Royalties	131,250	32,813
Retainers	40,000	10,000
Other	10,043	2,063

Total	$1,524,070	$566,671

“Units released to production” consists of payments to the Company’s contract manufacturer to initiate production. These amounts will be recorded as inventory or cost of sales upon shipment of the completed product to the Company or to its customers, respectively.

(5) Fixed Assets

Fixed assets consist of the following:

	June 30, 2006	December 31, 2005	Useful Life
	(unaudited)
Manufacturing Equipment	$794,829	$289,450	3 - 7 years
Computer Equipment	24,544	13,837	3 years
Office Equipment	9,594	2,693	5 years
Furniture and Fixtures	22,790	16,038	7 years

	851,757	322,018
Less: Accumulated Depreciation	(6,071)	(1,156)

Fixed Assets, Net	$845,686	$320,862

Depreciation expense was $1,156 for the year ended December 31, 2005. Depreciation expense was $2,804 and $4,915 for the three and six months ended June 30, 2006 (unaudited). We did not record any depreciation on manufacturing equipment as it was not placed in service as of June 30, 2006.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

(6) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	June 30, 2006	December 31, 2005
	(unaudited)
Employee Benefits	$179,013	$316,310
Professional Fees	80,118	164,000
Subscription Payable	—	44,235
Settlement (Note 7)	—	50,000
Industrial Design	12,792	39,136
Other	5,855	34,022

Total	$277,778	$647,703

(7) Commitments and Contingencies

Operating Leases

In December 2005, the Company entered into an operating lease for office space in Carlsbad, California. The lease, which expires in 2009, contains a renewal option by the Company for two additional one-year terms. In addition, the Company has an option to terminate the lease after two years. In February 2005, the Company entered into a lease for office space in Round Rock, Texas. The lease contains an option to terminate the lease after two years. Total rent expense under operating leases was $4,642 for the year ended December 31, 2005 and $ 28,029 and $49,659 for the three and six months ended June 30, 2006 (unaudited). Future minimum lease payments required under non-cancelable operating leases at December 31, 2005, including the Round Rock, Texas lease, are as follows:

2006	$93,590
2007	114,231
2008	116,255
2009	11,358

Total minimum lease commitments	$335,434

Employment Contracts

Catcher entered into employment agreements with its Chief Executive Officer, Chief Technology Officer, Chief Financial Officer and Vice President of Engineering. The employment agreements expire at various times through 2008. The agreements provide for initial aggregate annual base compensation of $816,000 per year. With the exception of Vice President of Engineering, who’s bonus amount is at the discretion of the board, each of the other employment agreement provide for the participation in any incentive bonus program adopted by the Company, provided that in no event will such incentive bonus program provide for a bonus of less than 50% of the respective base salary upon achievement of certain goals. In June 2006, the Board approved an additional bonus of $50,000 for one of its officers. This bonus was paid during June 2006.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

Consulting Agreements

Catcher entered into a Consulting Agreement with Hayden Communications, Inc. dated as of May 1, 2005 for a one year period at a fee of $5,000 per month. Immediately following the Acquisition, a fee totaling $160,000 was paid to Hayden Communications, Inc. for services performed prior to May 2005. Hayden Communications, Inc. is a stockholder in the Company.

Catcher entered into a Consulting Agreement with The Del Mar Consulting Group, Inc. (“DCG”) dated April 21, 2005 for a one year period at a fee of $5,000 per month. DCG is a stockholder of the Company.

Catcher entered into a Consulting Agreement with Kai Hansen dated April 21, 2005 for a one year period at a fee of $5,000 per month. Kai Hansen is a stockholder of the Company.

The Company recorded an aggregate expense of $295,000 and $15,000 and $60,000 (unaudited) for services provided under the contracts described above which is included in selling, general and administrative expense for the year ended December 31, 2005 and the three and six months ended June 30, 2006, respectively.

In addition, Catcher entered into a Services Agreement with BlackFord Partners, Inc., dated as of May 6, 2005, whereby BlackFord Partners, Inc. agreed to provide financial and accounting services. Pursuant to an Amendment to the Services Agreement, dated as of June 24, 2005, warrants to purchase 85,000 shares of the Company’s common stock at an exercise price of $3.74 were issued to the principals of BlackFord Partners, Inc. which include Jeff Gilford, the Company’s Chief Financial Officer. The Company has valued the warrants at $17,030 using the binomial option pricing model and the following assumptions; Stock Price $0.89, Volatility, 80%, Risk Fee Interest Rate 3.37%, Dividends 0%. The value of the warrant is included in selling, general and administrative expense for the year ended December 31, 2005.

Software License Agreements

In October 2005 the Company entered into a license agreement which included the purchase of a source code license for $50,000 and provides for royalty payments of $2.00 per end user license. Payment for the source code license is due upon the achievement of certain milestones as defined in the agreement. The Company paid $15,000 during the year ended December 31, 2005 and $35,000 (unaudited) during the six months ended June 30, 2006 which is included in research and development expenses in the accompanying statement of operations. The agreement can be terminated by the counterparty in the event that the Company does not purchase 200,000 end user licenses through 2008. In addition to the royalty payment, the Company will pay an additional $20,000 for maintenance of end user licenses beginning in 2006.

In November 2005 the Company entered into a software license agreement which included the purchase of a source code license for $30,000 and provides for royalty payments of $5.25 per end user license. The Company has committed to purchase the end user licenses pursuant to the following schedule:

	Licenses	Royalty
2006	37,500	$196,674
2007	25,000	131,250

Total	62,500	$327,924

The Company recorded payments of $32,813 and $98,437 (unaudited) as prepaid royalties which is included in prepaid expenses and other current assets at December 31, 2005 and June 30, 2006, respectively.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

The Company recorded the source code license fee as expense which is included in research and development expenses for the year ended December 31, 2005.

Manufacturing Agreement

In November 2005, the Company entered into a manufacturing agreement with a supplier to manufacture its product. Under the agreement, the Company incurred production startup costs including $204,950 for tooling and $84,500 for non-recurring engineering costs which have been capitalized. The Company may be obligated to pay an additional $58,000 of non-recurring engineering costs under certain conditions defined in the agreement.

Teaming Agreement

In June 2005, an entity, with which the Company entered into a teaming agreement, asserted that it retained exclusive rights to distribute the CATCHER™ device. On November 10, 2005, the Company entered into a release and settlement agreement with the entity pursuant to which the parties terminated the prior teaming agreement and granted mutual releases. As part of the release and settlement agreement, the Company agreed to pay the entity an aggregate of $50,000 as follows: $25,000 upon completion of the first 1,001 production units and $25,000 upon completion of the first 5,001 production units or in the event that either of these milestones do not occur before June 30, 2006 the entire amount is due on that date. The Company paid $50,000.

(8) Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2005, the Company has net operating loss carry forwards of approximately $4,098,000, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2025. Under the IRC, certain substantial changes in the Company’s ownership may limit the amount of net operating loss carry forwards that can be utilized in any one year to offset future taxable income.

The Company experienced a change in ownership, as defined, in May 2005. As a result, the Company has limited use of operating loss carry forwards from both LCM Technologies, Inc. and U.S. Telesis Holdings, Inc.

The Company has net deferred tax assets at December 31, 2005 that consist of the following:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$1,650,000	$254,000
Capitalized research and development	40,000	0
Research credits carryforwards	100,000	0
Accrued expenses	112,000	0
Stock-based compensation	47,000	0

Total deferred tax assets	1,949,000	254,000
Valuation allowance	(1,949,000)	(254,000)

Net deferred tax assets	$—	$0

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities and expenses. The change in the valuation allowance of $1,949,000 is primarily attributable to the net loss for the year ended December 31, 2005.

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate was as follows for the years ended December 31:

	2005 As Restated See Note 1B	2004
Amount computed using statutory rate (34%)	$(2,771,000)	$(254,000)
Net change in valuation allowance for net deferred tax assets	1,595,000	254,000
Non-deductible stock compensation and acquired in process research and development	1,174,000	—
Other	2,000	—

Provision for Income taxes	$—	$—

(9) Equity Transactions

May 2005 Private Placement

On May 4, 2005, Catcher sold in a private placement 4,500,386 shares of Common Stock and warrants to purchase an additional 4,500,386 shares of Common Stock to private investors for net proceeds of $4,293,690 (the “Private Placement”). These shares, together with the 348,515 common shares and 733,778 preferred shares issued to the founders, were exchanged for shares in UST on May 4, 2005 (see Note 1A). The warrants vested immediately and expire in May of 2015. The warrants have exercise prices ranging from $1.00 to $1.50. The warrants are callable at the exercise price by the Company upon completing certain milestones defined in the agreement. The warrants were assumed by the Company in the Acquisition.

In connection with the Private Placement, the Company entered into a Registration Rights Agreement which provided that the Company would incur penalties if it failed to file a registration statement within 90 days of the Private Placement (the “Filing Deadline”). Prior to the Filing Deadline, the Company filed the registration statement on August 1, 2005.

The Company may incur penalties pursuant to the Registration Rights Agreement in the event that, due to the fault of the Company, its registration statement is not deemed effective by the Securities and Exchange Commission within 180 days of the Private Placement. In the event that the Company fails to meet the filing deadline or, at the fault of the Company, does not cause the registration statement to become effective within 180 days of the private placement, the Company must pay, at the option of the holder, either 1% of the total proceeds of the private placement for each 30 day period in which the Company is in default or issue the equivalent number of warrants to purchase private placement units at the private placement price. The registration statement was not declared effective by the Securities and Exchange Commission prior to being withdrawn in January 2006 (See Note 12). The Company has amended the related Registration Rights Agreement (See Note 12). The amendment does not require the Company to file a registration statement for these securities unless a demand is made by at least 25% of the holders upon effectiveness of a registration statement of shares from new equity financings which in the aggregate exceed $10 million. In addition, the Company has the ability to control amounts raised in future equity financings. The Company has the ability to deliver unregistered shares under the agreement and determined that the

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

maximum potential liquidated damages that can be realized under the original Registration Rights Agreement does not represent a penalty as defined in EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Therefore, the Company believes that the contract does not require net-cash settlement and has classified the instrument as equity.

Series A Warrant Exercise (October 2005)

In October, 2005, a total of 22 investors holding Series A warrants to purchase shares of the Company’s Common Stock made a partial exercise of such Series A warrants purchasing approximately 1,108,000 shares of the Company’s Common Stock in exchange for aggregate proceeds to the Company of approximately $1.66 million. At December 31, 2005, the Company had not issued stock to an investor that tendered proceeds to exercise their warrant due to the lack of appropriate documentation. The Company included the $44,235 in accrued expenses at December 31, 2005. The Company reserved 29,490 shares for issuance upon receipt of the appropriate documentation and has included these shares in the calculation of basic and diluted loss per share at for the year ended December 31, 2005 and for the period from inception (March 31, 2004) through December 31, 2005. These shares were issued in conjunction with the Series A exercise in February 2006, see below.

Registration Statement and Amendment to Registration Rights Agreement (unaudited)

On January 3, 2006 the Company withdrew its registration statement on Form SB-2 prior to it being declared effective by the SEC. In addition, on February 2, 2006, the Company entered into an Amended and Restated Registration Rights Agreement (the “Amended Rights Agreement”), The Amended Rights Agreement subordinates the contractual registration rights of Mr. Tabankin and Mr. Sander (the “Officers”) such that they will not have the right to register their shares on any registration statement until all of the Registrable Securities held by persons that are not affiliates of the Company have been registered.

The Amended Rights Agreement further provides that (i) all parties to the Amended Rights Agreement are to be subordinate to the registration rights to be granted in certain future financings; (ii) any amounts that may have been due to them on account of any default under the Registration Rights Agreement are waived and such penalty provisions are eliminated on a going forward basis; and (iii) the Company may, in its discretion, reduce the amount of Registrable Securities to be included in any registration statement on a pari passu basis with each other party to the Amended Rights Agreement and with any other parties as defined in the Amended Rights Agreement.

The Amended Rights Agreement further provides that, in the event the Company receives, at any time after the consummation of one or more equity financings in which we receive gross proceeds of at least $10,000,000 in the aggregate (the “Next Financing”), a written request from the Holders of a majority of the Registrable Securities then outstanding that we file a registration statement under the Securities Act covering the registration of at least 25% of the then outstanding Registrable Securities and, following such request, we fail to include at least 70% of the securities so requested to be registered, (such excluded securities hereinafter referred to as the “Excluded Securities”) and fail to file an additional registration statement including the Excluded Securities as required by the registration rights agreement, the Company must pay, at the option of the holder, liquidated damages equal to either each holders’ pro-rata portion of $45,000 for each 30 day period in which we are in default, or each holders’ pro-rata portion of private placement units which could have been purchased for an aggregate of $45,000.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

Series A Warrant Exercise and Series C Warrant Issuance (February 2006) (unaudited)

On February 2, 2006, the Company issued Series C Warrants to each Series A Holder (collectively, the “Participating Series A Holders”) that (i) exercised all Series A Warrants held by the Series A Holder, (ii) executed the Amended and Restated Registration Rights Agreement and (iii) executed the Warrant Amendment, by February 2, 2006. An aggregate of 1,677,285 Series C Warrants were issued to the Participating Series A Holders and are now outstanding. The Series C Warrants are non-callable, entitle the holder to purchase one share of the common stock at $2.50 per share and are exercisable for a period of five years (the “Exercise Period”). The Company valued the Series C Warrants at $0.64 per share using a binomial option-pricing model. The Company record $1,073,462 of non cash financing costs in the quarter ending March 31, 2006 related to the issuance of the warrants.

In connection with the issuance of the Series C Warrants, the Company issued to the Participating Series A Holders an aggregate of 598,748 shares of our common stock upon the exercise of outstanding Series A Warrants held by such investors. The Company received total proceeds of approximately $898,000 in cash upon such exercises.

Amendment to Series A and Series B Warrants (unaudited)

On February 2, 2006, the Company entered into Amendment No. 1 to the Series A and Series B Warrants effective as of February 2, 2006 (the “Warrant Amendment”) with the Participating Series A Holders. The Amendment changed the reference in Section 13 of the Series A Warrants and in Section 13 of the Series B Warrants to the “Registration Rights Agreement” to instead reference the “Amended and Restated Registration Rights Agreement, dated as of February 2, 2006, as amended from time to time.”

March 2006 Private Placement (unaudited)

In January 2006, the Company entered into an agreement with a placement agent to conduct the offer of its securities in a private placement (“2006 Private Placement”). Certain of the Company’s stockholders have an ownership interest in the placement agent. The contract provides for the placement agent to be paid a fee equal to 8% of the gross proceeds received from the sale of units comprising the Company’s shares and warrants (“Units”) sold in the 2006 Private Placement. In addition, the Company is required to issue to the placement agent warrants to purchase Units equal to 8% of the Units sold in the 2006 Private Placement. The placement agent will receive a reduced fee equal to 4% cash and 4% warrants to purchase Units on any proceeds invested by certain existing or known investors. In addition, the placement agent is entitled to receive 2% of the proceeds from the exercise of warrants issued in the 2006 Private Placement, and for a period of 12 months from the closing date of the 2006 Private Placement, the placement agent will receive 8% of the proceeds received from any investor who participated in the 2006 Private Placement.

On March 15 and March 17, 2006, the Company completed the 2006 Private Placement whereby it sold 2,682,000 shares of our common stock (the “Shares”) and issued Series D Warrants to purchase another 1,341,000 shares of our common stock (the “Series D Warrant Shares”) to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in proceeds, net of issuance costs, of approximately $6,098,000. Included in the issuance costs is the placement agent’s fee of $506,400. In addition, the Company issued a warrant to the placement agent to purchase 101,280 units sold in the private placement at $5.00 per unit. The purchase of these units would result in the issuance of an additional 202,560 shares of common stock and 101,280 Series D Warrants to purchase common stock. The Series D warrants have an exercise price of $3.50 per share and expire 5 years from the date of issuance.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

In connection with the 2006 Private Placement, the Company entered into a Registration Rights Agreement which provides that the Company will file a registration statement with the SEC registering the Shares for resale within 45 days of the closing date and file a registration statement with the SEC registering the Series D Warrant Shares for resale no later than one year from the effectiveness of the registration statement relating to the Shares (the “March 2006 Registration Rights Agreement”). The Company may incur liquidated damages for every 30 days that it is in default of the following provisions:

•	The Company fails to file registration statements.

•	The Company fails respond to comments from the Commission on a timely basis.

•	The registration statements are not declared effective by the Commission.

•	After a registration statement is first declared effective by the Commission, if it ceases for any reason to remain continuously effective as to all registrable securities

The amount of liquidated damages is the amount of Shares and Warrants equal to one percent (1%) of the respective number of Shares and Warrants sold to such Investor pursuant to the Purchase Agreement which would be issued to investors for no additional cost. This would result in the issuance of warrants to purchase a maximum of an additional 13,410 units during each month that the Company is in default.

The Company evaluated the Series D Warrants and related Registration Rights Agreement in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and has concluded that equity classification is appropriate due to the fact that the contract is required to be physically settled or net settled in shares of the Company’s Common Stock. The proceeds from the transaction have been allocated to the stock and the warrants based on their relative fair values. However, the Company aggregated the values for financial reporting purposes as both instruments have been classified as permanent equity. This financing transaction is included the Statement of Stockholders Equity under the caption “Issuance of Common Stock and warrants to private investors on March 15 and 17, 2006.”

(10) Stock Based Compensation

Adoption of 2005 Stock Incentive Plan and Termination of Prior Plans

On October 24, 2005, the Company’s Board of Directors (the “Board”) approved the Company’s 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The Company has reserved 2,219,000 shares of the Company’s common stock for issuance under the 2005 Stock Incentive Plan, subject to adjustment for a stock split, or any future stock dividend or other similar change in the Company’s common stock or capital structure. The continuance of the 2005 Stock Incentive Plan is subject to approval of the plan by the Company’s stockholders which must be obtained within 12 months of Board approval date of the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” Stock options granted under the 2005 Stock Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. The Board or a committee designated by the Board, referred to as the “plan administrator,” will administer the 2005 Stock Incentive Plan, including selecting the participants, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award and determining the vesting and exercise periods of each award. Unless terminated sooner, the

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

2005 Stock Incentive Plan will automatically terminate in 2015. The Board will have authority to amend or terminate the 2005 Stock Incentive Plan. No amendment or termination of the 2005 Stock Incentive Plan shall adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company will obtain stockholder approval of any such amendment to the 2005 Stock Incentive Plan in such a manner and to such a degree as required.

On October 24, 2005, the Board terminated the Employee Stock Plan and Director Stock Plan that the Board previously had approved on June 24, 2005 (the “Prior Plans”). The Prior Plans had been approved subject to stockholder approval. The Prior Plans never became effective and no awards were granted under the Prior Plans prior to their termination.

On October 24, 2005, the Board approved the form of option agreement evidencing the June 24, 2005 grant to Jeff Gilford, the Company’s Chief Financial Officer. The Board had previously approved the option grant to Mr. Gilford on June 24, 2005, but the form of option agreement was not finalized and approved by the Board until October 24, 2005. The Board also clarified on October 24, 2005 that the grant was not subject to stockholder approval. The Company has determined that the measurement date occurred on October 24, 2005 and valued the shares at $0.54 using a binomial option-pricing model. The Company recorded compensation expense of $116,363, $45,205 and $64,600 during the year ending December 31, 2005 and the three and six months ended June 30, 2006, respectively, for options that vested under this award. At June 30, 2006, 338,250 options had vested under this award.

The award to Mr. Gilford was for an option to purchase 918,000 shares of the Company’s common stock at an exercise price of $3.74 per share. This option was granted pursuant to the terms of a Notice of Stock Option Award (including a Stock Option Agreement) outside of any stock incentive plan of the Company. In addition to the other terms set forth in the Notice of Stock Option Award, the “First Tranche” of the Mr. Gilford’s option represents the right to purchase 580,000 shares, 25% of the shares subject to the First Tranche vested on June 16, 2005 (the “Vesting Commencement Date”), and 1/36 of the remaining shares subject to the First Tranche vest on each monthly anniversary of the Vesting Commencement Date, such that the shares subject to the First Tranche will be fully vested three years after the Vesting Commencement Date. The “Second Tranche” of the option represents the right to purchase 193,000 shares, 25% of the shares subject to the Second Tranche vest 12 months after the Vesting Commencement Date and 1/36 of the remaining shares subject to the Second Tranche vest on each monthly anniversary of the Vesting Commencement Date thereafter, such that the shares subject to the Second Tranche will be fully vested four years after the Vesting Commencement Date. The “Third Tranche” of the option represents the right to purchase 145,000 shares, 25% of the shares subject to the Third Tranche vest 24 months after the Vesting Commencement Date and 1/36 of the remaining shares subject to the Third Tranche vest on each monthly anniversary of the Vesting Commencement Date thereafter, such that the shares subject to the Third Tranche will be fully vested five years after the Vesting Commencement Date. The vesting of the shares underlying the option accelerates in certain circumstances relating to the termination of Mr. Gilford’s service to the Company or a change in control of the Company.

In December 2005 and May 2006, the Board approved the grant of 430,000 and 500,000 options, respectively, to purchase its common stock to employees, of which 300,000 have lapsed due to the termination of Bill DeGroot’s employment as of April 26, 2006. A grant date, as defined in SFAS 123R, will not occur for these awards or subsequent awards until the plan has been approved by the shareholders.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For the years ended December 31, 2005 and period from inception (March 31, 2004) to

December 31, 2004 (audited) and for the three and six months ended June 30, 2006 and 2005 (unaudited)

Restricted Stock (unaudited)

In December 2005, the Board approved the grant of 280,000 shares of restricted stock to an officer and the three independent members of the board of directors for services to be provided. The awards vest over various periods through 2009. The Company valued the stock at $3.69 per share based on the market price on the date of grant and recognized $86,100 and $295,200 in compensation expense for the three and six months ended June 30, 2006, respectively. At June 30, 2006, 230,000 shares remained subject to vesting provisions.

(11) Related Party Transactions

Contributed Services

During the year ended December 31, 2005 and the three months ended March 31, 2006 and 2005, an officer contributed office space to the Company. No expense was recorded for these services during the three months ended March 31, 2006 as they were immaterial. No expense was recorded for these services during the three months ended March 31, 2005 as the Company was in the early stages of development.

During the three months ended March 31, 2005, two individuals provided employment services to the Company without cash compensation. No expense was attributed to these services as the Company was in the early stages of development.

Consulting Agreements

The Company has entered into consulting agreements with certain related parties (See Note 8).

8,338,292 Shares

CATCHER HOLDINGS, INC.

Common Stock

PROSPECTUS

            , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on our behalf, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,676.60
Printing and engraving expenses	$10,000	*
Legal fees and expenses	$100,000	*
Accounting fees and expenses	$20,000	*
Transfer agent and registrar’s fees and expenses	$10,000	*
Miscellaneous expense	$10,000	*
Total	$152,676.60	*

*	Estimates only.

Item 26.	Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All recipients were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

On July 28, 2003, Paul Manion, Robert Prag and Belle Group Ltd, exercised their unit purchase warrants at $0.03 and received 558,333 shares of common stock and an additional warrant to purchase an equivalent number of shares at $0.05. The holders immediately exercised the additional warrant and received 558,333 shares of common stock for a total of 1,116,666 shares. In addition Martin Zalin exercised a warrant at $.03 and received 5,000 shares of common stock and an additional warrant to purchase an equivalent number of shares at $0.05. Total proceeds of $44,816 were received in connection with the exercises of all the warrants.

In October and November of 2003, Jay Farar, Timothy M. Post, Jerome C. and Nancy M. Post, Scott M. Panzer, Leonard B. Panzer, and Billy R. and Charlene Thompson exercised their unit purchase warrants at $0.03 and received 135,000 shares of common stock and an additional warrant to purchase an equivalent number of shares at $0.05. The holders immediately exercised the additional warrant and received 135,000 shares of common stock for a total of 270,000 shares. Total proceeds of $10,800 were received in connection with the exercise of these warrants.

In January 2004, Paul F. Mattson, Rodney and Sharon Kopecky, Anthony D. Altavilla, Sam Tancredi, Michael W. and Patricia A. Post, Mathews and Associates, exercised 150,000 warrants at $0.03 per share. Pursuant to their warrant agreements, we issued the investors an equivalent amount of warrants with an exercise price of $0.05. The investors immediately exercised the additional 150,000 warrants at $0.05 per share for a total of 300,000 shares. Total proceeds of $12,000 were received in connection with the exercise of these warrants. The remaining 856,000 warrants outstanding expired on March 12, 2004.

We granted an option to purchase 1,000,000 shares of our common stock to Nicholas Rigopulos in lieu of salary pursuant to a stock option agreement dated as of July 30, 2003. The options vested immediately and had an exercise price of $0.004 per share. We recorded $46,000 in connection with the issuance of the options which is included in administrative expense in the accompanying statement of operations for the year ended December 31, 2003. Mr. Rigopulos exercised options to purchase all 1,000,000 shares of common stock on July 30, 2003 for proceeds of $4,000.

In February 2004, we issued an option to purchase 167,000 shares of common stock to Nicholas Rigopulos in lieu of salary. The options vested immediately and had an exercise price of $0.03. Mr. Rigopulos exercised options to purchase all 167,000 shares of common stock on March 9, 2004 for proceeds of $5,010.

We issued 3,000,000 shares of common stock to Messers Mannion, Ferrar and Prag for services rendered to consultants pursuant to contracts dated July 28, 2003. The shares were valued at $150,000 based on a market value of the Company’s stock of $0.05 per share.

In July 28, 2003, we issued 200,000 shares of common stock to the secretary/director as compensation for services rendered. The shares were valued at $10,000, based on a market value of our stock of $0.05 per share.

On January 8, 2003, we issued 300,000 shares of common stock to an officer in lieu of salary. The shares were valued at $1,500, based on a market value of our stock of $0.005 per share.

Convertible Notes

Throughout 2004 and early 2005 as described below, we entered into the following convertible promissory notes with certain of our investors, which notes were automatically converted effective May 4, 2005 to an aggregate of 1,544,524 shares of common stock upon our acquisition of Catcher:

•	In February 2004, we entered into convertible promissory notes with current investors for gross proceeds of $13,000. The notes bear interest at a rate of 6% and mature on September 30, 2004. The notes are convertible into common stock at a rate of $0.03 per share at any time after September 30, 2004. The notes may only be converted at our option. As of December 31, 2004 there is $715 in accrued interest which is included in accrued expenses in the accompanying balance sheet. In September 2004 we amended the notes payable to extend the maturity date to January 31, 2005. On February 1, 2005 we amended the notes payable to extend the maturity date to January 31, 2006.

•	In July 2004, we entered into two convertible promissory notes with current investors for gross proceeds of $10,000. The notes bear interest at a rate of 6% and mature on January 31, 2005. The notes are convertible into common stock at a rate of $0.03 per share at any time after January 31, 2005. The notes may only be converted at our option. As of December 31, 2004 there is $300 in accrued interest which is included in accrued expenses in the accompanying balance sheet. On February 1, 2005 we amended the notes payable to extend the maturity date to January 31, 2006.

•	In October 2004, we entered into a convertible promissory note with a current investor for gross proceeds of $5,000. The note bears interest at a rate of 6% and matures on January 31, 2005. The note is convertible into common stock at a rate of $0.03 per share at any time after January 31, 2005. The note may only be converted at our option. As of December 31, 2004 there is $150 in accrued interest which is included in accrued expenses in the accompanying balance sheet. On February 1, 2005 we amended the notes payable to extend the maturity date to January 31, 2006.

•	In January 2005, we entered into a convertible promissory note with a current investor for gross proceeds of $5,000. The note bears interest at a rate of 6% and matures on July 31, 2005. The note is convertible into common stock at a rate of $0.03 per share at any time after January 31, 2005. The note may only be converted at our option. On February 1, 2005 we amended the notes payable to extend the maturity date to January 31, 2006.

•	In April 2005, we entered into a convertible promissory note with a current investor for gross proceeds of $36,000. The note bears interest at a rate of 1% and matures on January 31, 2006. The note is convertible into common stock at a rate of $0.10 per share at any time after August 31, 2005. The note may only be converted at our option.

•	In May 2005, we entered into a convertible promissory note with a current investor in exchange for payment of $2,975 of expenses. The note bears interest at a rate of 6% and matures on January 31, 2006. The note is convertible into common stock at a rate of $0.10 per share at any time after August 31, 2005. The note may only be converted at our option.

On April 21, 2005, we issued 447,749 shares of its common stock to its founders including Ira Tabankin, Charles Sander, Robert Prag, Matt Hayden, Kai Hansen, John Sutton, Steven Moore, Campbell Family Trust, and Aldridge Industries, Inc.

On May 4, 2005, immediately prior to the Acquisition, we sold to accredited investors at the closing of a private placement offering 162,013 Units at $27.78 per Unit for an aggregate purchase price of $4,500,721. Each Unit was comprised of (i) 2 shares of common stock, $0.001 par value, of us for an aggregate of 324,026 shares of common stock, (ii) a Series A Warrant entitling the holder to purchase one share of common stock of us at $20.84 per share exercisable for a period of five years, and (iii) a Series B Warrant entitling the holder to purchase one share of common stock at $27.78 per share for a period of five years.

On May 4, 2005, in connection with the Acquisition, we issued 34,911,900 shares of our common stock, 733,778 shares of our Series A Preferred Stock, and Series A and Series B warrants to purchase an aggregate of 32,402,600 shares of our common stock.

On June 24, 2005, we issued to Stan Blackburn a warrant to purchase 20,000 shares of our common stock, at an exercise price of $3.74 and issued to Jeff Gilford a warrant purchase 65,000 shares of our common stock at an exercise price of $3.74, in each case, in connection for providing consulting services pursuant to the Services Agreement, dated as of May 6, 2005, by and between us and BlackFord Partners, Inc.

On June 24, 2005, we granted to Jeff Gilford options to purchase 918,000 shares of our common stock at an exercise price of $3.74 vesting over three years in three separate tranches, pursuant to the Employment Agreement, effective as of June 16, 2005, by and between us and Mr. Gilford.

From October 21 through October 27, 2005, a total of 22 investors holding Series A Warrants to purchase shares of our common stock made a partial exercise of such Series A warrants, purchasing an aggregate of approximately 1,108,000 shares of our common stock in exchange for aggregate proceeds to us of approximately $1.66 million.

In February 2006 we issued an aggregate of 569,258 shares of common stock in connection with the exercise of outstanding Series A Warrants. The exercise of the Series A Warrants resulted in proceeds to us of approximately $854,000.

On February 2, 2006, and in connection with the exercise of outstanding Series A Warrants described above, we issued Series C warrants to each investor holding Series A Warrants (collectively, the “Participating Series A Holders”) that (i) exercised all Series A Warrants held by such investor, (ii) executed the Amended and Restated Registration Rights Agreement and (iii) executed an amendment to the Series A and Series B Warrants, by February 2, 2006. An aggregate of 1,677,285 Series C Warrants were issued to the Participating Series A Holders and are now outstanding.

In March 2006 we issued units consisting of 2,682,000 shares of common stock and warrants to purchase 1,341,000 shares of common stock to accredited investors for net proceeds of $6,111,000. In connection with the issuance of these units, we issued a warrant to Emerging Growth Equities, Ltd. to purchase 101,280 private placement units, each unit consisting of two shares of common stock and one warrant to purchase common stock.

Item 27.	Exhibits

EXHIBIT INDEX

EXHIBIT #		DESCRIPTION

3.1	(1)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	(2)	Amended Bylaws of the Registrant.

4.1	(3)	Form of Series A Warrant.

4.2	(3)	Form of Series B Warrant.

4.3	(1)	Form of Warrant issued to Stan Blackburn.

4.4	(1)	Form of Warrant issued to Jeff Gilford.

EXHIBIT #	DESCRIPTION

4.5(4)	Form of Restricted Stock Award Agreement.

4.6(4)#	Form of Restricted Stock Award to Jeff Gilford.

4.7(4)#	Form of Restricted Stock Award to Harry Casari.

4.8(4)#	Form of Restricted Stock Award to Cathal Flynn.

4.9(4)#	Form of Restricted Stock Award to Clayton Foushee.

4.10(5)	Form of Amendment No. 1 to Series A and Series B Warrants.

4.11(5)	Form of Series C Warrant.

4.12(6)	Form of Series D Warrant.

4.13(18)	Form of Warrant issued to Emerging Growth Equities, Ltd.

5.1†	Opinion of Morrison & Foerster LLP.

10.1(3)	Form of Preferred Stock Purchase Agreement, dated as of May 4, 2005, by and among the Company, Catcher and the preferred stockholders of Catcher.

10.2(3)	Form of Stock Purchase Agreement, dated as of May 4, 2005, by and among the Company and the founders holding common stock of Catcher.

10.3(1)#	Employment Agreement, between Jeff Gilford and Catcher, Inc., the Registrant’s subsidiary.

10.4(1)	Services Agreement, dated as of May 6, 2005, between the Registrant and BlackFord Partners Inc., as amended by the Amendment dated June 24, 2005.

10.5(3)	Consulting Agreement, effective as of April 21, 2005, by and between The Del Mar Consulting Group, Inc. and Catcher.

10.6(3)	Consulting Agreement, dated as of May 1, 2005, by and between Hayden Communications, Inc. and Catcher.

10.7(3)	Consulting Agreement, effective as of April 21, 2005, by and between Kai Hansen and Catcher.

10.8(3)	Teaming Agreement with Project Performance Corporation dated March 29, 2005.

10.9(7)#	Employment Agreement, effective as of April 21, 2005, by and between Catcher and Charles Sander.

10.10(7)#	Employment Agreement, effective as of April 21, 2005, by and between Catcher and Ira Tabankin.

10.11(7)#	Employment Agreement, effective as of April 21, 2005, by and between Catcher and John Sutton.

10.12(1)#	Employment Agreement, between Jeff Gilford and Catcher, Inc., the Registrant’s subsidiary.

10.13(8)#	Employment Agreement Amendment Letter, dated July 29, 2005, regarding Ira Tabankin.

10.14(8)#	Employment Agreement Amendment Letter, dated July 29, 2005, regarding Charles Sander.

10.15(8)#	Employment Agreement Amendment Letter, dated July 29, 2005, regarding John Sutton.

10.16(9)	Asset Purchase Agreement, dated as of April 21, 2005, by and between LCM Technologies, Inc. and Catcher, Inc.

10.17(10)	Software License Agreement, dated as of September 27, 2005 by and between Innerwall, Inc. and Catcher, Inc.*

10.18(10)	CATCHER™ Device Finder’s Agreement, dated as of September 27, 2005 by and between Innerwall, Inc. and Catcher, Inc.*

EXHIBIT #	DESCRIPTION

10.19(10)	Enclave™ Software Finder’s Agreement, dated as of September 27, 2005, by and between Innerwall, Inc. and Catcher, Inc..*

10.20(11)#	2005 Stock Incentive Plan.

10.21(11)#	Form of Stock Option Agreement under 2005 Stock Incentive Plan.

10.22(11)#	Description of Non-Employee Director Cash Compensation Terms.

10.23(11)#	Stock Option Agreement with Jeff Gilford.

10.24(12)	Manufacturing Agreement, dated as of November 22, 2005, by and between Catcher, Inc. and Key Tronic Corporation.

10.25(13)	Indemnification arrangement with the Company’s President and Chief Executive Officer, Charles Sander.

10.26(14)	Form of Amended and Restated Registration Rights Agreement, dated as of February 2, 2006, by and among the Company and the persons listed as signatories thereto.

10.27(15)	Form of Securities Purchase Agreement, dated as of March 15, 2006, by and among the Company and the investors identified on the signature pages thereto.

10.28(15)	Form of Registration Rights Agreement, dated as of March 15, 2006, by and among the Company and the investors listed as signatories thereto.

10.29(18)#	Employment Offer — Terms of Employment, dated July 1, 2006 among the Company and T. Michael Grady.

16.1(17)	Letter from Vitale, Caturano & Company, Ltd.

21.1(16)	Subsidiaries of the Registrant

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of Vitale, Caturano & Company, Ltd.

23.3†	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1(16)	Power of Attorney (Included on the signature page).

*	The Registrant has requested confidential treatment with respect to the referenced exhibits.
#	Indicates management contract or compensatory plan.
†	To be filed by amendment.
(1)	Previously filed on Form 8-K with the SEC on June 28, 2005 and incorporated herein by reference.
(2)	Previously filed with the SEC on Form 10-SB on May 29, 2003 and Form 8-K on August 1, 2005 and herein incorporated by reference.
(3)	Previously filed on Form 8-K/A with the SEC on July 15, 2005 and incorporated herein by reference.
(4)	Previously filed on Form S-8 with the SEC on January 26, 2006 and incorporated herein by reference.
(5)	Previously filed on Form 8-K with the SEC on February 8, 2006 and incorporated herein by reference.
(6)	Previously filed on Form 8-K with the SEC on March 21, 2006 and incorporated herein by reference.
(7)	Previously filed on Form SB-2 with the SEC on August 1, 2005 and incorporated herein by reference.
(8)	Previously filed on Form 8-K with the SEC on August 1, 2005 and incorporated herein by reference.
(9)	Previously filed on Form SB-2/A with the SEC on November 23, 2005 and incorporated herein by reference.
(10)	Previously filed on Form 8-K with the SEC on October 3, 2005 and incorporated herein by reference.
(11)	Previously filed on Form 8-K with the SEC on October 27, 2005 and incorporated herein by reference.
(12)	Previously filed on Form 8-K with the SEC on November 29, 2005 and incorporated herein by reference.
(13)	Previously filed on Form 8-K with the SEC on December 19, 2005 and incorporated herein by reference.
(14)	Previously filed on Form 8-K with the SEC on February 8, 2005 and incorporated herein by reference.
(15)	Previously filed on Form 8-K with the SEC on March 21, 2005 and incorporated herein by reference.
(16)	Previously filed on Form SB-2 with the SEC on April 27, 2006 and incorporated herein by reference.
(17)	Previously filed on Form SB-2 with the SEC on June 16, 2006 and incorporated herein by reference.
(18)	Previously filed on Form 10-QSB with the SEC on August 14, 2006 and incorporated herein by reference.

Item 28.	Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(D) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned in the City of Hamilton, Loudon County, Virginia, on the 15th day of August, 2006.

CATCHER HOLDINGS, INC.

By:	/S/ IRA TABANKIN
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ CHARLES SANDER Charles Sander	Chief Executive Officer, President and Director (Principal Executive Officer)	August 15, 2006

/S/ JEFF GILFORD Jeff Gilford	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2006

/S/ IRA TABANKIN Ira Tabankin	Secretary and Director	August 15, 2006

* Harry Casari	Director	August 15, 2006

* Rear Admiral (Retired) Cathal Flynn	Director	August 15, 2006

* H. Clayton Foushee, Jr.	Director	August 15, 2006

*By:	/S/ JEFF GILFORD
Attorney-in-Fact